UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

3COM CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share of 3Com Corporation (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

401,995,350 shares of Common Stock; 48,842,182 options to purchase Common Stock; and restricted stock units with respect to 6,602,618 shares of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 401,995,350 shares of Common Stock multiplied by $5.30 per share; (B) options to purchase 48,842,182 shares of Common Stock multiplied by $.0746 (which is the difference between $5.30 and the weighted average exercise price of $5.2254 per share); and (C) restricted stock units with respect to 6,602,618 shares of Common Stock multiplied by $5.30 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$2,169,212,857

(5)	Total fee paid:

$66,595

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3Com Corporation
350 Campus Drive
Marlborough, Massachusetts 01752-3064
          , 2007

Dear Stockholder:

The board of directors of 3Com Corporation, a Delaware corporation, has unanimously approved a merger agreement providing for the acquisition of 3Com by Diamond II Holdings, Inc., an entity formed by investment vehicles sponsored by Bain Capital Partners, LLC. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $5.30 in cash, without interest and less any applicable withholding tax, for each share of 3Com common stock owned by you immediately prior to completion of the merger (unless you have properly and validly perfected your statutory rights of appraisal with respect to the merger).

At a special meeting of our stockholders, you will be asked to consider and vote on a proposal to adopt the merger agreement. After careful consideration, our board of directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger is fair to and in the best interests of 3Com and its stockholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

The special meeting will be held on          , at      a.m. local time, at our headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064. Notice of the special meeting and the related proxy statement are enclosed.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about 3Com from documents we have filed with the Securities and Exchange Commission.

Your vote is very important regardless of the number of shares you own. We cannot complete the merger unless the holders of a majority of outstanding shares of common stock that are entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the proposal to adopt the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the attached proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Thank you in advance for your cooperation and continued support.

Sincerely,

Edgar Masri
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated          , 2007, and is first being mailed to stockholders on or about          , 2007.

3Com Corporation
350 Campus Drive
Marlborough, Massachusetts 01752-3064

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On          , 2007

To the Stockholders of 3Com Corporation:

A special meeting of stockholders of 3Com Corporation, a Delaware corporation (the “Company”), will be held on          , at      a.m. local time, at the Company’s headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, for the following purposes:

1. Adoption of the Merger Agreement.   To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 28, 2007, by and among the Company, Diamond II Holdings, Inc., (“Newco”) and Diamond II Acquisition Corp., an indirect wholly-owned subsidiary of Newco (“Merger Sub”). A copy of the Merger Agreement is attached as Annex A to the attached proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) and each outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (other than shares owned by Newco, Merger Sub or the Company, or by any direct or indirect wholly-owned subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the effective time of the Merger, and shares held by stockholders, if any, who have properly and validly perfected statutory rights of appraisal with respect to the Merger), will be converted into the right to receive $5.30 in cash, without interest and less any applicable withholding tax.

2. Adjournment or Postponement of the Special Meeting.  To approve the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

Only stockholders of record of the Company’s Common Stock as of the close of business on          , 2007 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of Common Stock you own.  Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on          , the record date of the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the Merger Agreement.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the Merger Agreement.  If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of Common Stock and photo identification.

Stockholders of the Company who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock if the Merger is completed, but only if they properly and validly perfect statutory rights of appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the attached proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY IN THE ACCOMPANYING REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE VIA THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

By Order of the Board of Directors,

Neal D. Goldman
Executive Vice President, Chief Administrative and Legal Officer and Secretary

Marlborough, Massachusetts
          , 2007

i

ii

PROXY STATEMENT

References to “3Com,” the “Company,” “we,” “our” or “us” in this proxy statement refer to 3Com Corporation and its subsidiaries unless otherwise indicated by context.

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 72.

Proposal

You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated September 28, 2007 (the “Merger Agreement”), by and among the Company, Diamond II Holdings, Inc. (“Newco”) and Diamond II Acquisition Corp. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into 3Com and 3Com will be the surviving corporation and an indirect wholly-owned subsidiary of Newco (the “Merger”). In the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, the stockholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. See “The Special Meeting” beginning on page 15.

The Parties to the Merger (Page 14)

3Com is a Delaware corporation with its headquarters in Marlborough, Massachusetts. 3Com was incorporated in California on June 4, 1979 and reincorporated in Delaware on June 12, 1997. 3Com is a provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of products backed by world class sales, service and support, which excel at delivering business value for its customers. 3Com also includes H3C Technologies Co., Limited (“H3C”), a China-based provider of network infrastructure products that provides cost-effective product development. Through its TippingPoint division, 3Com is a provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection and performance protection. 3Com is organized into three primary business groups: H3C, the data and voice business unit (“DVBU”) and TippingPoint.

Newco was formed in anticipation of the Merger by investment vehicles sponsored by Bain Capital Partners, LLC (“Bain Capital”). Newco was formed solely for the purpose of acquiring 3Com and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. At the effective time of the Merger, Newco will be majority-owned and controlled by investment vehicles sponsored by Bain Capital. Bain Capital is part of Bain Capital, LLC, a U.S.-based, global private investment firm whose affiliates manage several pools of capital including private equity, venture capital public equity and leverage debt assets with more than $60 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 300 companies around the world, including numerous investments in the software and technology sectors such as Ameritrade, Applied Systems, Aspect Development, Chip PAC, DoubleClick, Epsilon Data Management, Experian, Gartner Group, Integrated Circuit Systems, MCI, NXP, SunGard Data Systems, U.S. Internetworking and UGS. At the effective time of the merger, an affiliate of Huawei Technologies Co. Ltd. will make a non-controlling, minority investment in Newco (the affiliate of Huawei Technologies Co. Ltd. together with Bain Capital, the “Investors”).

Merger Sub was formed by investment vehicles sponsored by Bain Capital solely for the purpose of completing the proposed Merger. Merger Sub is an indirect, wholly-owned subsidiary of Newco and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Subject to the terms of the Merger Agreement, at the effective time, Merger Sub will merge with and into 3Com. Upon the consummation of the proposed Merger, Merger Sub will cease to exist, 3Com will continue as the Surviving Corporation and will become an indirect wholly-owned subsidiary of Newco.

The Merger (Page 18)

The Merger Agreement provides that Merger Sub will merge with and into 3Com. In the Merger, each outstanding share of 3Com common stock, par value $0.01 per share (the “Common Stock”) that is outstanding immediately prior to the effective time of the Merger, (other than shares owned by Newco, Merger Sub or 3Com, or by any direct or indirect wholly-owned subsidiary of Newco, Merger Sub or 3Com, and shares held by stockholders, if any, who have properly and validly perfected statutory rights of appraisal with respect to the Merger) will be converted into the right to receive $5.30 in cash, without interest and less any applicable withholding tax, which we refer to in this proxy statement as the merger consideration.

Effects of the Merger (Page 48)

If the Merger is completed, you will be entitled to receive $5.30 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that you own immediately prior to the completion of the Merger, unless you have properly and validly perfected your statutory rights of appraisal with respect to the Merger. As a result of the Merger, 3Com will cease to be an independent, publicly traded company. You will not own any shares of the Surviving Corporation and will not have any rights as a stockholder.

The Special Meeting (Page 15)

Time, Place and Date (Page 15)

The special meeting will be held on          , at   a.m. local time, at the Company’s headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064.

Purpose (Page 15)

You will be asked to consider and vote upon a proposal to adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company.

Record Date and Quorum (Page 15)

You are entitled to vote at the special meeting if you owned shares of Common Stock at the close of business on          , the record date for the special meeting. You will have one vote for each share of Common Stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were           shares of Common Stock outstanding and entitled to vote. A majority of the shares of Common Stock issued and outstanding on the record date represented at the special meeting in person or by a duly authorized and properly completed proxy constitutes a quorum for the purpose of considering the proposals.

Vote Required (Page 15)

Completion of the Merger requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of shares of Common Stock outstanding on          , the record date for special meeting. Failure to vote your shares of Common Stock by proxy or in person or an abstention will have the same effect as voting against approval of the Merger Agreement. Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. Failure to vote your shares of our Common Stock or an abstention will have no effect on the approval of the proposal to adjourn or postpone the special meeting.

Common Stock Ownership of Directors and Executive Officers (Page 15)

As of the close of business on the record date, the directors and executive officers of 3Com held in the aggregate approximately     % of the shares of Common Stock entitled to be voted at the special meeting. In the aggregate, these shares represent     % of the votes necessary to approve the proposal to adopt the Merger Agreement at the special meeting.

Voting and Proxies (Page 16)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of Common Stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of Common Stock will not be voted and that will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. The persons named in the attached proxy will also have discretionary authority to vote on any proposals to adjourn or postpone the special meeting.

Revocability of Proxy (Page 16)

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	by notifying our Secretary, Neal D. Goldman, at 350 Campus Drive, Marlborough, Massachusetts 01752-3064;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card; or

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet.

If you hold your shares through a broker, bank or other nominee and you have instructed a broker, bank or other nominee to vote your shares of Common Stock, follow the directions received from your broker, bank or other nominee to change your vote.

Treatment of Options and Other Awards (Page 48)

Stock Options.  Immediately prior to the effective time of the Merger, except as otherwise agreed to by the holder and Newco, all outstanding options to purchase Common Stock under the Company’s equity incentive plans will become fully vested. All such options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $5.30 exceeds the exercise price, without interest and less any applicable withholding taxes.

Restricted Stock.  Immediately prior to the effective time of the Merger, except as otherwise agreed by a holder and Newco, all shares of restricted stock will vest and those shares will be cancelled and converted into the right to receive a cash payment equal to the number of shares of restricted stock multiplied by $5.30, without interest and less any applicable withholding taxes.

Restricted Stock Units.  Immediately prior to the effective time of the Merger, except as otherwise agreed by a holder and Newco, all restricted stock units will vest and settle through the issuance of shares of Common Stock and thereafter be treated in the same manner as restricted stock.

Employee Stock Purchase Plan.  Prior to the consummation of the Merger, the then-current offering period under our Employee Stock Purchase Plan will be terminated and all funds in each participant’s account will be applied toward the purchase of shares of Common Stock on the terms and conditions set forth under our Employee Stock Purchase Plan. Thereafter, those shares will be entitled to receive the merger consideration on the same basis as other shares of Common Stock. All amounts withheld by us on behalf of participants in our Employee Stock Purchase Plan that have not been used to purchase Common Stock prior to the effective time of the Merger will be returned to the participants without interest pursuant to the terms of our Employee Stock Purchase Plan.

Recommendation of Our Board of Directors (Page 25)

Our board of directors, at a meeting duly called and held at which all directors were present, unanimously (i) determined that the terms of the Merger are fair and in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement providing for the merger of Merger Sub with and into the Company, in accordance with the Delaware General Corporation Law (“DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, in accordance with the DGCL, upon the terms and conditions contained in the Merger Agreement and (iii) resolved to recommend that the stockholders of the Company adopt the Merger Agreement, in accordance with the applicable provisions of the DGCL. The board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

In reaching its decision, our board of directors evaluated a variety of business, financial and market factors and consulted with our management team and legal and financial advisors. See “The Merger — Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 25.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 38)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest, including the following:

•	our directors and executive officers will receive cash consideration for their vested and unvested stock options, restricted stock and restricted stock units in connection with the Merger;

•	each of our current executive officers is a party to a management retention agreement (or with respect to Mr. Masri, his employment agreement) that provides certain severance payments and benefits in the case of the executive officer’s termination of employment under certain circumstances following a change of control;

•	the Merger Agreement provides for indemnification arrangements for each of our current and former directors and executive officers that will continue for six (6) years following the effective time of the Merger as well as insurance coverage covering such director or executive officer’s service to the Company as a director or executive officer; and

•	although no agreements have been entered into as of the date of this proxy statement, it is expected that a number of our executive officers will remain after the Merger is completed and such executive officers may enter into new arrangements with the Investors or their affiliates regarding employment with the Surviving Corporation or the right to purchase or participate in the equity of the Surviving Corporation.

The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and the recommendation that our stockholders vote in favor of the proposal to adopt the Merger Agreement.

Opinion of Goldman, Sachs & Co. (Page 27)

Our board of directors considered the financial analyses and opinion of Goldman, Sachs & Co. (“Goldman Sachs”), delivered orally to our board of directors and subsequently confirmed in writing, to the effect that, as of September 28, 2007, and based upon and subject to the factors and assumptions set forth therein, the $5.30 per share in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated September 28, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated in this proxy statement by reference. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the adoption of the Merger Agreement or any other matter. Pursuant to an engagement letter between 3Com and Goldman Sachs, 3Com has agreed to pay Goldman Sachs a transaction fee equal to approximately $24 million, the principal portion of which is payable upon completion of the Merger.

Financing (Page 35)

The aggregate amount of funds necessary to complete the Merger is anticipated to be approximately $2.54 billion. These payments are expected to be funded by Newco and Merger Sub with a combination of equity contributions by the Investors, debt financing obtained by Merger Sub and made available to Merger Sub and certain newly formed wholly-owned subsidiaries of 3Com, and, to the extent available, cash of 3Com. Newco and Merger Sub have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement.

Merger Sub has obtained debt financing commitments of up to an aggregate of $1.2 billion consisting of (i) commitments from Citibank N.A., Hong Kong Branch, UBS AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited, ABN Amro Bank N.V. and Bank of China (Hong Kong) Limited to provide debt financing in the form of senior secured facilities consisting of (A) a term loan facility in the aggregate principal amount of up to $750 million and (B) a revolving facility in an aggregate principal amount of $50 million and (ii) commitments from UBS AG, Singapore Branch, Citibank, N.A. and The Hongkong and Shanghai Banking Corporation Limited to provide debt financing in the form of a bridge loan facility with a maturity of one year in an aggregate principal amount of up to $400 million.

Regulatory Approvals (Page 45)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), provides that transactions such as the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”) and the applicable waiting period has expired or been terminated. 3Com and Newco have filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ, and the applicable waiting period has not yet expired or been terminated.

The Merger is also subject to review by the governmental authorities of various other jurisdictions under the antitrust laws of those jurisdictions.

The parties have agreed to make a joint voluntary filing of the transaction with the Committee on Foreign Investment in the United States (“CFIUS”).

Except for these filings and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger.

Procedure for Receiving Merger Consideration (Page 49)

Promptly following the effective time of the Merger, a payment agent will mail a letter of transmittal and instructions to you and the other 3Com stockholders. The letter of transmittal will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the proxy card, and you should return your stock certificates with the letter of transmittal.

Material United States Federal Income Tax Consequences (Page 44)

The exchange of shares of Common Stock for cash pursuant to the Merger Agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares of Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares of Common Stock surrendered. Because individual circumstances may differ, we urge you to consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page 56)

Before we can complete the Merger, a number of conditions must be satisfied. These include:

•	the adoption of the Merger Agreement by our stockholders;

•	the expiration or termination of the waiting periods under the HSR Act and the antitrust laws of various other jurisdictions;

•	the absence of laws, governmental judgments or orders that have the effect of enjoining or otherwise prohibiting the consummation of the Merger;

•	performance by each of the parties of material obligations under the Merger Agreement in all material respects;

•	the accuracy of the representations and warranties of each of the parties to the Merger Agreement, subject to the materiality standards set forth in the Merger Agreement and described in “The Merger Agreement — Conditions to the Merger” beginning on page 56;

•	the delivery of closing certificates by each of the parties with respect to the satisfaction of the conditions relating to its representations and warranties and material obligations; and

•	the absence of an event or occurrence following the execution of the Merger Agreement that is continuing that has had or is reasonably expected to have a “Material Adverse Effect.”

Restrictions on Solicitations of Other Offers (Page 57)

The Merger Agreement restricts our ability to solicit, engage in or encourage discussions or negotiations with a third party regarding specified transactions regarding the Company and to provide information about the Company to any third party. Notwithstanding these restrictions, under certain limited circumstances required for our board to comply with its fiduciary duties, our board may respond to a bona fide unsolicited alternative acquisition proposal or terminate the Merger Agreement and enter into an agreement with respect to a superior proposal after paying a termination fee.

Termination of the Merger Agreement (Page 59)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	By mutual agreement of 3Com and Newco;

•	By either 3Com or Newco if:

•	the Merger is not consummated by April 28, 2008 (the “Termination Date”), provided that the terminating party has not taken any action or failed to take any action in breach of the Merger Agreement which was the principal cause of or resulted in the failure of any of the conditions of the Merger to be satisfied by such date;

•	a final, non-appealable law, governmental judgments or order has been enacted, issued, promulgated or granted and is in effect that prohibits or enjoins or otherwise prevents the consummation of the Merger and the terminating party has used reasonable best efforts to appeal such order, is not in breach of the Merger Agreement and has not taken or failed to take any action in breach of the Merger Agreement that was the principal cause of, or resulted in, the passage of such law or issuance of such order;

•	our stockholders do not adopt the Merger Agreement at the special meeting or any adjournment or postponement thereof, provided that the Company may not terminate the Merger Agreement if it has materially violated its obligations under certain provisions of the Merger Agreement as described more fully in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 59; and

•	there is a breach or violation by the non-terminating party of any covenant, agreement or obligations or an inaccuracy of any of the non-terminating parties representations or warranties set forth in the Merger Agreement such that the closing conditions would not be satisfied on the Termination Date and the terminating party is not itself in breach of its representations, warranties, covenants or agreements such that the closing conditions would not be satisfied;

•	By Newco if our board of directors withdraws or adversely modifies its recommendation or approval of the Merger Agreement; within five (5) business days of the commencement of a tender offer that constitutes an acquisition proposal, the board fails to publicly reaffirm the recommendation and recommend that the stockholders vote against such acquisition proposal and not tender any shares in such tender or exchange offer; fails to hold the stockholder meeting within thirty (30) days of the mailing of this proxy statement; or fails to reconfirm the recommendation within the time frames and under the circumstances described in the Merger Agreement; and

•	By 3Com if all of the conditions to the obligations of Newco and Merger Sub to consummate the Merger have been satisfied or waived, but Newco and Merger Sub have breached their obligations to cause the Merger to be consummated.

The Merger Agreement may also be terminated by 3Com prior to the special meeting in order to enter into a definitive agreement for a superior proposal, provided that 3Com subsequently pay Newco a termination fee, as described in further detail in “The Merger Agreement — Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on page 59.

Termination Fees (Page 61)

Under certain circumstances, in connection with the termination of the Merger Agreement, we will be required to pay to Newco a termination fee of $66 million. We also may be required to pay Newco their out of pocket fees and expenses (not to exceed $20 million) in connection with the Merger. In circumstances where we are required to pay such fees and expenses, if we are subsequently required to pay a termination fee, any fees and expenses previously reimbursed will be deducted from the termination fee owed. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 61 for a detailed discussion of the termination fees.

Newco has agreed to pay the Company a termination fee of $66 million if we terminate the Merger Agreement in circumstances under which the conditions to the Merger are satisfied but (i) Newco and Merger Sub have not received the proceeds of the debt financing or (ii) a U.S. federal regulatory agency (that is not an antitrust regulatory agency) has informed Newco, Merger Sub or the Company (or any of their representatives) that it intends to take action to prevent the Merger. In the event that (i) all of the conditions to the Merger are satisfied, (ii) the debt financing has been funded or would be funded upon funding of the equity financing and (iii) no U.S. federal regulatory agency has informed Newco, Merger Sub or the Company (or any of their representatives) that it intends to take action to prevent the Merger, and (iv) Newco and Merger Sub fail to consummate the Merger, Newco has agreed to pay the Company a termination fee of $110 million. See “The Merger Agreement — Termination Fees and Expenses” beginning on page 61 for a detailed discussion of the termination fees.

Remedies (Page 63)

In the event that the Company or Newco receive a termination fee as described above, such fee shall be deemed to be liquidated damages for any and all damages incurred by the party receiving such fee in connection with the matter forming the basis for such termination and no other claims may be brought with respect to such matters. Except in the case of fraud, the Company’s right to receive the termination fee as described above is the sole and exclusive remedy of the Company and its subsidiaries against Newco, Merger Sub, the Investors and any of their affiliates for any damages suffered as a result of a failure of the Merger to be consummated, or for a breach or failure to perform under the Merger Agreement or otherwise. Except in the case of fraud, Newco’s right to receive the termination fee as described above in circumstances that such fee is payable, or to recover damages from the Company in circumstances that such fee is not payable, is the sole and exclusive remedy of Newco, Merger Sub and their affiliates against the Company, its subsidiaries and any of their affiliates for any damages suffered as a result of a failure of the Merger to be consummated, or for a breach or failure to perform under the Merger Agreement or otherwise. In addition, Newco and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement with respect to the obligations of the Company, including seeking an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement by the Company and enforcing compliance with the covenants and obligations of the Company under the Merger Agreement. The Company is not entitled to seek specific performance with respect to the obligations of Newco and Merger Sub, including an injunction to prevent breaches of the Merger Agreement by Newco or Merger Sub.

Limited Guarantee (Page 38)

In connection with the Merger Agreement, certain investment vehicles advised by Bain Capital and an affiliate of Huawei Technologies Co. Ltd. entered into a limited guarantee for the benefit of the Company, pursuant to which each party has agreed to guaranty the obligations of Newco up to a maximum amount equal to its pro rata share of any termination fee payable by Newco to the Company pursuant to the terms of the Merger Agreement (which fee will be $66 million or $110 million depending on the circumstances of termination, as described more fully in “The Merger Agreement — Termination Fees and Expenses” beginning on page 61). The limited guarantee is the Company’s sole recourse against each Investor as a guarantor, except for claims arising out of fraud against a person that committed such fraud.

Appraisal Rights (Page 68)

Under Delaware law, holders of Common Stock who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. The judicially determined appraisal amount could be more than, the same as or less than the merger consideration. Any holder of Common Stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the proposal to adopt the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement and must otherwise strictly comply with all of the procedures required by Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of the relevant section of Delaware law is attached hereto as Annex C.

Market Price of Common Stock (Page 65)

Our Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “COMS.” The closing sale price of Common Stock on Nasdaq on September 27, 2007, the last trading day prior to the execution of the Merger Agreement, was $3.68. The $5.30 per share to be paid for each share of Common Stock in the Merger represents a premium of approximately 44.0% to the closing price on September 27, 2007, and a premium of approximately 43.8% to the average closing share price during the thirty (30) trading days ended September 27, 2007. The closing sale price of our common stock on Nasdaq on           , 2007, the last trading day before the date of this proxy statement, was $      .

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a 3Com stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 72.

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of the Company by Newco, an entity formed by investment vehicles sponsored by Bain Capital Partners, LLC pursuant to the Merger Agreement. Once the Merger Agreement has been adopted by the stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, an indirect, wholly-owned subsidiary of Newco, will merge with and into 3Com. 3Com will be the Surviving Corporation and an indirect, wholly-owned subsidiary of Newco. On the effective date of the Merger, Newco will be majority-owned by and controlled by investment vehicles sponsored by Bain Capital, and an affiliate of Huawei Technologies Co. Ltd. will make a non-controlling, minority investment, directly or indirectly, in Newco.

Q.	What will I receive in the Merger?

A.	Upon completion of the Merger, you will be entitled to receive $5.30 in cash, without interest and less any applicable withholding tax, for each share of Common Stock that you own immediately prior to completion of the Merger, unless you have properly and validly perfected your statutory rights of appraisal with respect to the Merger. For example, if you own 100 shares of Common Stock, you will receive $530.00 in cash in exchange for your shares of Common Stock, less any applicable withholding tax. You will not own any shares in the Surviving Corporation.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of 3Com will be held on , at a.m. local time, at the Company’s headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064.

Q.	What vote is required for 3Com’s stockholders to approve the proposal to adopt the Merger Agreement?

A.	An affirmative vote of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the special meeting is required to approve the proposal to adopt the Merger Agreement. Accordingly, failure to vote in person or by proxy or an abstention will have the same affect as a vote “AGAINST” the Merger Agreement.

Q:	What vote of our stockholders is required to approve the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Q.	How does 3Com’s board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. You should read “The Merger — Reasons for the Merger; Recommendation of our Board of Directors” beginning on page 25 for a discussion of the factors that the board of directors considered in deciding to recommend the adoption of the Merger Agreement.

Q.	What effects will the proposed Merger have on 3Com?

A.	As a result of the proposed Merger, 3Com will cease to be a publicly-traded company and will be wholly-owned by Newco. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of our Common Stock and our reporting obligations with respect to our Common Stock under the Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including Nasdaq.

Q.	What happens if the Merger is not consummated?

A.	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, 3Com will remain an independent public company and the Common Stock will continue to be listed and traded on Nasdaq. Under specified circumstances, 3Com may be required to pay Newco a termination fee or reimburse Newco for its out-of-pocket expenses as described under the caption “The Merger Agreement — Termination Fees and Expenses” beginning on page 61.

Q.	What do I need to do now?

A.	We urge you to read the proxy statement carefully, including the annexes and to consider how the Merger affects you. If you are a stockholder of record, you can ensure your shares are voted at the special meeting by completing, signing, and dating and mailing the enclosed proxy card or voting by telephone or internet. Even if you plan to attend the special meeting, we encourage you to return the enclosed proxy card. If you hold your shares in “street” name, you can ensure that your shares are voted at the special meeting by instructing your broker or nominee how to vote, as discussed below. Do NOT return your stock certificate(s) with your proxy.

Q.	How do I vote?

A.	You may vote by:

• signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

• using the telephone number printed on your proxy card;

• using the Internet voting instructions printed on your proxy card; or

• if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Yes, but only if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the proposal to adopt the Merger Agreement, but will not have an effect on the proposal to adjourn or postpone the special meeting.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

• by notifying our Secretary, Neal D. Goldman, at 350 Campus Drive, Marlborough, Massachusetts 01752-3064;

• by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

• by submitting a later-dated proxy card; or

• if you voted by telephone or the Internet, by voting a second time by telephone or Internet.

If you have instructed a broker, bank or other nominee to vote your shares, the above instructions do not apply and instead you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If your shares are registered differently or are in more than one account, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be completed, signed and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $5.30 per share in cash to be received by our stockholders in the Merger. In order to receive the $5.30 per share, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	Yes. As a holder of Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 68.

Q.	When is the Merger expected to be completed? What is the “Marketing Period”?

A.	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by the first calendar quarter of 2008. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by law). In addition, Newco is not obligated to complete the Merger until the expiration of a twenty (20) business day “Marketing Period” that it may use to complete its financing for the Merger. The Marketing Period begins to run after we have provided certain financial information to Newco pursuant to the terms of the Merger Agreement; provided that the Marketing Period will not begin prior to thirteen (13) days before the special meeting. See “The Merger Agreement — Effective Time; Marketing Period” and “The Merger Agreement — Conditions to the Merger” beginning on pages 47 and 56, respectively.

Q.	Will a proxy solicitor be used?

A.	Yes. The Company has engaged Georgeson Shareholder Communications, Inc. (“Georgeson”) to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay Georgeson a fee of approximately $20,000. The Company has also agreed to reimburse Georgeson for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Georgeson against certain losses, costs and expenses.

Q.	Should I send in my stock certificates now?

A.	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Common Stock or need additional copies of the proxy statement or the enclosed proxy card, please (1) mail your request to 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, Attn: Investor Relations or (2) call our Investor Relations department at (508) 323-1198. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the documents to which we refer you in this proxy statement include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Opinion of Financial Advisor,” “Regulatory Approvals” and “Litigation Related to the Merger” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement that could require us to pay a $66 million termination fee;

•	the outcome of any legal proceedings that have been or may be instituted against 3Com and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger, including the expiration of the waiting period under the HSR Act;

•	the inability to complete the Merger due to other regulatory matters, such as CFIUS mitigation requirements or our inability to satisfy CFIUS that the transaction does not result in foreign control of the Company or pose a threat to U.S. national or homeland security, resulting in a recommendation by CFIUS and action by the President to block the transaction on national security grounds;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our business and customer relationships, operating results and business generally, including our ability to retain key employees;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the Merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 8-K, 10-Q and 10-K, including but not limited to the risks detailed in the sections entitled “Risk Factors.” See “Where You Can Find More Information” beginning on page 72. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

3Com

3Com is a Delaware corporation with its headquarters in Marlborough, Massachusetts. 3Com was incorporated in California on June 4, 1979 and reincorporated in Delaware on June 12, 1997. 3Com is a provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of products backed by world class sales, service and support, which excel at delivering business value for its customers. 3Com also includes H3C Technologies Co., Limited (“H3C”), a China-based provider of network infrastructure products that provides cost-effective product development. Through its TippingPoint division, 3Com is a provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection and performance protection. 3Com is organized into three primary business groups: H3C, the data and voice business unit (“DVBU”) and TippingPoint.

For more information about 3Com, please visit our website at www.3Com.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 72. Our Common Stock is publicly traded on the Nasdaq Global Select Market under the symbol “COMS.”

3Com’s principal executive offices are located at 350 Campus Drive, Marlborough, Massachusetts 01752-3064 and the telephone number is (508) 323-1000.

Newco

Diamond II Holding, Inc. (“Newco”) was formed by investment vehicles sponsored by Bain Capital Partners, LLC (“Bain Capital”) in anticipation of the Merger. Diamond II Acquisition Corp. (“Merger Sub”) was organized by investment vehicles sponsored by Bain Capital in anticipation of the Merger. Both Newco and Merger Sub were formed solely for the purpose of the Merger and, prior to the effective time of the Merger, will have de minimis assets and operations. Prior to the effective time of the Merger, neither Newco nor Merger Sub, has engaged in any business except for activities incidental to their formation and as contemplated by the Merger Agreement.

At the effective time of the Merger, Newco will be majority-owned and controlled by investment vehicles sponsored by Bain Capital and an affiliate of Huawei Technologies Co. Ltd. (“Huawei”) will make a non-controlling, minority investment, directly or indirectly, in Newco (the affiliate of Huawei Technologies Co. Ltd. together with Bain Capital, the “Investors”) and Merger Sub will be indirectly wholly-owned subsidiary of Newco. Both Newco and Merger Sub have their principle executive office at 111 Huntington Avenue, Boston, Massachusetts 02199 and their telephone number is (617) 516-2000.

Bain Capital is a part of Bain Capital, LLC, a U.S.-based, global private investment firm whose affiliates manage several pools of capital including private equity, venture capital public equity and leverage debt assets with more than $60 billion in assets under management. Since its inception in 1984, Bain Capital has made private equity investments and add-on acquisitions in over 300 companies around the world, including numerous investments in the software and technology sectors such as Ameritrade, Applied Systems, Aspect Development, Chip PAC, DoubleClick, Epsilon Data Management, Experian, Gartner Group, Integrated Circuit Systems, MCI, NXP, SunGard Data Systems, U.S. Internetworking and UGS.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on          , at   a.m., at the Company’s headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, or at any adjournment or postponement thereof. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement (and to approve the proposal to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies). Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If the stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about          ,2007.

Record Date and Quorum

We have fixed the close of business on          , 2007 as the record date for the special meeting, and only holders of record of Common Stock on the record date are entitled to receive notice of and vote at the special meeting. As of the close of business on the record date, there were           shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of Common Stock issued and outstanding on the record date represented at the special meeting in person or by a duly authorized and properly completed proxy constitutes a quorum for the purpose of considering the proposals. Shares of Common Stock represented at the special meeting but not voted, including shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Although the law in Delaware is unclear on the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining whether a quorum is present. Without controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will be counted for the purpose of determining whether a quorum is present. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postpone to solicit additional proxies.

Vote Required for Approval

Approval of the proposal to adopt the Merger Agreement requires the affirmative vote of the holders of a majority of shares of Common Stock outstanding that are entitled to vote at the special meeting. Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast by the holders of all Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter. If you do not submit a proxy by telephone or the Internet or return a signed proxy card by mail or vote your shares in person, it has the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement but it will have no effect on the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement. As of the close of business on          , 2007, the record date, the directors and executive officers of 3Com held and are entitled to vote, in the aggregate,           shares of Common Stock, representing approximately     % of the outstanding Common Stock.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	by notifying our Secretary, Neal D. Goldman, at 350 Campus Drive, Marlborough, Massachusetts 01752-3064;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card; or

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet.

If you hold your shares through a broker, bank or other nominee and you have instructed a broker, bank or other nominee to vote your shares of Common Stock, the above instructions do not apply and, instead, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty (30) days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by 3Com in which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow 3Com’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 68 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by 3Com on behalf of its board of directors. In addition, we have retained Georgeson Shareholder Communications, Inc. (“Georgeson”) to assist in the solicitation. We will pay Georgeson approximately $20,000 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional or special remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record and obtain such holders voting instructions. Upon request, we will reimburse such brokers and fiduciaries for their reasonable out-of-pocket expenses. In addition, we will indemnify Georgeson against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please (1) mail your request to 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, Attn: Investor Relations, or (2) call our Investor Relations department at (508) 323-1198.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Common Stock.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

In November 2003, we formed a China-based joint venture named Huawei-3Com Co., Limited (now known as H3C Technologies Co., Limited, or H3C) with an affiliate of Huawei whereby we held a 49% interest and Huawei held a 51% interest in H3C. The purpose of the joint venture was to provide us with a significant presence in China, Japan, Hong Kong and certain other developing markets, an expanded product line and access to lower cost and highly effective engineering talent. In addition, we believed that this investment would contribute to our turn-around plans aimed at restoring growth and profitability.

H3C’s performance was strong during its first two years in operation. At the same time, our historical business, known as DVBU, continued to confront increased competition and execution challenges. Because H3C had become increasingly important to 3Com’s turn-around efforts, including as a source of cost-effective engineering talent, the possibility of consolidating its results became attractive to us. More specifically, by this time H3C had developed significant Chinese intellectual property and we were sourcing a large portion of our enterprise switches from H3C. Accordingly, in November 2005, we exercised a contractual right under our H3C shareholders’ agreement with Huawei to purchase an additional 2% interest in H3C from Huawei, resulting in 3Com holding a 51% interest in H3C. We were granted regulatory approval by China, and subsequently completed this transaction on January 27, 2006 and began fully consolidating its results.

H3C continued its strong growth during its third year in operation. While our results and cash flows benefited from the consolidation of H3C’s financials and a continued focus on cost containment in the historical DVBU business, DVBU was not successful in restoring revenue growth to support its cost structure. In August 2006, after an extensive internal review, including participation of external consultants, our board of directors determined that acquiring the remaining 49% interest in H3C was an important element of our plan to successfully turn-around 3Com. We desired to own 100% of the engineering talent and Chinese technology H3C had developed which was important to our efforts to continue to build our enterprise router and switch business. In late August 2006, therefore, we began a series of negotiations with Huawei regarding the possibility of acquiring Huawei’s remaining 49% interest in H3C outside of the bidding process contemplated by the shareholders’ agreement between 3Com and Huawei. At the same time, Huawei had discussions with Bain Capital, among others, concerning the prospect of making a proposal under which Huawei would acquire our 51% interest in H3C and investment vehicles advised by Bain Capital and others would then acquire a controlling interest in H3C. While we had conversations with several private equity firms who were interested in partnering with us to acquire H3C, we ultimately determined to seek to acquire H3C without a financial partner. We were unable to reach a negotiated agreement with Huawei regarding our acquisition of Huawei’s 49% interest in H3C outside the bidding process, so we ultimately made a formal bid for Huawei’s 49% interest in H3C on November 15, 2006. After several rounds of competing bids, on November 27, 2006, Huawei accepted our final bid of $882 million.

Shortly after we agreed to acquire 100% ownership of H3C, several private equity firms (including Bain Capital) and several strategic industry participants contacted us to discuss the state of the networking industry and the possibility of partnering with 3Com. Members of our board and management team had high level discussions with several of these parties (including Bain Capital) throughout the early part of 2007, but none of these conversations progressed to the point of discussing a specific transaction.

On January 10, 2007, during the pendency of our acquisition of Huawei’s 49% interest in H3C, the Chairman of our board of directors, Eric Benhamou, and our President and Chief Executive Officer, Edgar Masri, received a qualified expression of interest to acquire 3Com from a strategic industry participant (“Strategic Party One”). Our board of directors discussed this indication of interest at a regularly scheduled meeting on January 18 and 19, 2007. Representatives of Goldman, Sachs & Co. and the Company’s outside legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation also attended this meeting. During the meeting, the board and representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati, discussed the proposed transaction, including the conditionality of the indication of interest, the ability of Strategic Party One to finance the transaction and the possible impact that such a transaction could have on our pending acquisition of Huawei’s remaining 49% interest in H3C. The board also discussed the Company’s business plans and prospects for growth in light of its acquisition of 100% ownership of H3C, as well as other strategic initiatives then under consideration. After these discussions, the board of directors determined not to pursue the acquisition proposal in order to focus on consummating our pending acquisition of the remaining interest in H3C, integrating H3C into our global operations and continuing our general turn-around efforts.

On February 27, 2007, our board of directors held a regularly scheduled meeting, which representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also attended. During this meeting, the board of directors and our management team conducted a thorough review of each of our business units and their future prospects and business plans and noted in particular the challenges the Company continued to face in turning around the DVBU business and the demands of the H3C integration efforts. The board of directors also received an update on our pending acquisition of Huawei’s remaining 49% interest in H3C, as well as various high level discussions that members of our board of directors and management team continued to have with private equity firms and strategic industry participants regarding 3Com. Again, the board of directors determined not to pursue discussions with any third parties at this time in order to focus management and the Company on our pending acquisition of Huawei’s remaining 49% interest in H3C, our H3C integration efforts and our business turn-around efforts generally.

We completed our acquisition of Huawei’s remaining 49% interest in H3C on March 29, 2007, as a result of which we came to own 100% of H3C.

On May 17, 2007, our board of directors received a letter from two private equity firms, including Bain Capital and another private equity firm (“Private Equity Party One”), indicating their desire to conduct due diligence on 3Com with a view toward making an offer to acquire the Company. Bain Capital indicated that it had engaged in discussions with Huawei and that Huawei was also interested in exploring a transaction involving 3Com, Bain Capital and Private Equity Party One. Our board of directors convened a conference call on May 18, 2007 to discuss the indication of interest, decided to consider it more fully at a future meeting and asked management to use the intervening period to refresh its standalone business plan.

On May 29, 2007, our board of directors convened a meeting to review management’s three-year business plan and consider the recently received indication of interest from Bain Capital and Private Equity Party One. Representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also attended this meeting. Management began the meeting by presenting a refreshed three-year business plan and budget for the Company, highlighting the opportunities and challenges that we now faced by owning 100% of H3C and doing business in China and explaining the recently experienced slow-down in the growth rate of the H3C division and the ongoing difficulties and challenges in our DVBU business. Goldman Sachs then presented a preliminary financial analysis of the Company. After discussion of Goldman Sachs’ analysis, the board considered the indication of interest that it had received from Bain Capital and Private Equity Party One. In connection with this discussion, Neal Goldman, the Company’s Executive Vice President and Chief Administrative and Legal Officer, informed the board that Strategic Party One had requested a meeting with management to discuss a potential transaction. Wilson Sonsini Goodrich & Rosati then advised the board regarding legal and fiduciary aspects of considering Bain Capital and Private Equity Party One’s indication of interest and the request that the Company had received from Strategic Party One. The board then discussed these matters and instructed management to meet with Bain Capital, Private Equity Party One and Strategic Party One. The board did not determine, however, to pursue a transaction at this point.

On June 4, 2007, members of our management team met with representatives of Strategic Party One at our headquarters to discuss a potential transaction. At this meeting, Strategic Party One expressed its desire to commence due diligence on 3Com and explore a potential strategic transaction with the Company. On June 4, 2007, our management team also contacted representatives of Bain Capital and Private Equity Party One to express our willingness to discuss a possible transaction with them.

On June 11, 2007, another private equity firm (“Private Equity Party Two”) contacted members of our management team and expressed a desire to discuss a potential transaction with us.

On June 12, 2007, our board of directors convened a meeting, joined by Goldman Sachs and Wilson Sonsini Goodrich & Rosati, to discuss the status of our discussions with Bain Capital, Private Equity Party One and Strategic Party One. At the outset of the meeting, our management team presented its revised standalone business plan and Goldman Sachs presented a revised preliminary financial analysis of the Company. Our management team and Goldman Sachs then updated the board on their preliminary discussions with Bain Capital, Private Equity Party One and Strategic Party One and informed the board that Private Equity Party Two had contacted the Company to express its desire to discuss a transaction with the Company. The board of directors instructed management to initiate discussions with Private Equity Party Two and to continue its discussions with Bain Capital, Private Equity Party One and Strategic Party One. The board also authorized management to assemble and make due diligence documents and materials on the Company available to all of these parties in support of their efforts to more fully understand the Company and its business plans, operations and prospects.

In furtherance of these due diligence efforts, the Company executed a non-disclosure agreement with Bain Capital and Private Equity Party One on June 13, 2007 and with Strategic Party One on June 18, 2007. Private Equity Party Two executed a non-disclosure agreement with 3Com on June 15, 2007.

On June 15, 2007, our management team met with Bain Capital and Private Equity Party One to make a presentation regarding the Company’s business plans and operations. Our management made a similar presentation to Private Equity Party Two later that same day. On June 18, 2007, members of our management team met with Strategic Party One to make the same presentation.

On June 22, 2007, our board of directors received a non-binding indication of interest from Bain Capital and Private Equity Party One to acquire 3Com at a valuation in the range of $5.25-5.85 per share, subject to obtaining financing and conducting comprehensive due diligence. The proposal included an alternate valuation methodology for a purchase of 3Com which excluded our TippingPoint division. The indication of interest also indicated that Bain Capital and Private Equity Party One had entered into a strategic alliance agreement with Huawei, which among other things provided that if Bain Capital and Private Equity Partner One acquired 3Com, Huawei would become a stockholder of Newco and extend and expand its OEM arrangements with 3Com. In addition, the indication of interest stated that the strategic alliance agreement among Bain Capital, Private Equity Partner One and Huawei provided for a period of exclusivity lasting until May 17, 2008 (or, if earlier, when Bain Capital and Huawei abandon the acquisition of 3Com), during which time Bain Capital, Private Equity Party One and Huawei agreed not to solicit, initiate, consider, encourage or accept any proposal or offer from or to any third party to engage in any transaction similar to the acquisition of 3Com.

On June 25 and 26, 2007, our board of directors held a regularly-scheduled meeting. At this meeting, Goldman Sachs and management updated the board on their ongoing discussions with all of the third parties with whom they had been discussing a possible transaction. The board discussed the indication of interest received from Bain Capital and Private Equity Party One on June 22, 2007. Wilson Sonsini Goodrich & Rosati advised the board on its fiduciary duties in considering and responding to all of the third party interest in a potential transaction with the Company. Goldman Sachs informed the board that, while Strategic Party One indicated an interest in a potential transaction subject to diligence and other conditions, it was not willing to give the Company a preliminary non-binding offer or valuation indication at that time. Goldman Sachs also informed the board that Private Equity Party Two indicated that it had elected not to continue discussions with the Company. The board discussed the alternatives to organically grow our business, including the risks and challenges, and the possibility of partnering with other companies. The board then instructed management and Goldman Sachs to continue their discussions with all of the interested third parties. Also at this meeting, the board discussed whether to form a special committee of the board in connection with the evaluation of potential transactions. In considering whether to form such special committee, the board considered the fact that none of the members of the board were “interested parties” with respect to any of the transactions then being considered. After discussion, the board determined to create an oversight committee rather than a special committee. The board approved the formation of a Strategic Transaction Oversight Committee (the “STOC”),

consisting of Mr. Benhamou, Gary T. DiCamillo and Paul G. Yovovich, none of whom were members of management. The STOC was formed to oversee management in assessing a potential transaction, to provide direction to management and 3Com’s advisers and to liaise with the board regarding a potential transaction.

On June 28, 2007, the Company announced its intention to execute an initial public offering of its TippingPoint division.

On July 2, 2007, the STOC convened a meeting to discuss the status of management’s conversations with Strategic Party One, as well as Bain Capital and Private Equity Party One, the initial due diligence efforts and progress on the efforts of the Company and Goldman Sachs to identify additional third parties who might be interested in exploring a transaction with the Company. Management also reported on the status of their refined stand-alone strategic plan. After discussion, the STOC authorized Goldman Sachs and management to contact additional third parties regarding a potential transaction with the Company. One of the strategic industry participants that they contacted (“Strategic Party Two”) indicated that it would be interested in discussing a transaction with the Company and subsequently executed a non-disclosure agreement with the Company to facilitate further discussions. On July 19, 2007, members of our management team made a presentation on our business plans and operations to representatives of Strategic Party Two. Subsequently, Strategic Party Two informed Goldman Sachs that it was not interested in pursuing further discussions with 3Com regarding a transaction with the Company. None of the other third parties that Goldman Sachs and management contacted expressed any interest in discussing a transaction with 3Com.

On July 23, 2007, members of the STOC met with representatives of Goldman Sachs regarding the status of their efforts to identify third parties who might be interested in a transaction with the Company. On the same day, our board of directors convened a meeting, which representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also attended. During this meeting, Goldman Sachs and members of our management team provided an update on the progress of their discussions with third parties, including Strategic Party One, Strategic Party Two, as well as Bain Capital and Private Equity Party One.

On July 27, 2007, the Company received a letter from Bain Capital and Private Equity Party One reconfirming a preliminary non-binding indication of interest in acquiring 3Com for a purchase price in the range of $5.25-5.85 per share, which was the same range outlined in its June 22, 2007 indication of interest. The indication of interest also indicated that the proposal described therein was subject to due diligence and financing arrangements.

On July 28, 2007, the STOC held a meeting to discuss the indication of interest from Bain Capital and Private Equity Party One. At this meeting, representatives of Goldman Sachs reported that, while Bain Capital had reconfirmed its bidding range, its offer was likely to be at the lower end of its stated range. Further, Goldman Sachs indicated that the then current credit market conditions could make financing Bain Capital’s proposed transaction more challenging. In addition, Goldman Sachs reported on the ongoing discussions with Strategic Party One.

On July 31, 2007, members of our management team made another presentation to representatives of Strategic Party One regarding our business and operations. On August 1 and 2, 2007, members of our management team made another presentation to representatives of Bain Capital and Private Equity Party One regarding the same matters. During the month of August and the first week of September 2007, Bain Capital conducted an extensive due diligence investigation of the Company, including review of due diligence materials in our on-line electronic data room and conducting extensive due diligence conference calls and in-person sessions among members of management and Bain Capital and Private Equity Party One along with their advisors and proposed lenders. During this same period, Strategic Party One, through its management and its advisors, continued to express interest in acquiring 3Com, but did not make any meaningful progress in its due diligence efforts.

Following the meetings with Bain Capital in early August 2007, Bain Capital and Private Equity Party One lowered the range of purchase prices they were tentatively prepared to offer for the Company to $5.25-5.75 per share from $5.25-5.85 per share. On August 6, 2007, our board convened a meeting to discuss strategic matters and discuss the risks and challenges of the standalone strategic plan. Representatives of

Goldman Sachs reported on the latest discussions with Strategic Party One, as well as Bain Capital and Private Equity Party One, and updated the board on the then current credit market conditions and their likely impact on Bain Capital and Private Equity Party One’s ability to finance a transaction. The board also discussed management’s stand-alone plan and instructed management to continue discussions with all of the third parties currently discussing a transaction with the Company.

On August 4, 2007, the STOC met with representatives of Goldman Sachs during which Goldman Sachs updated the STOC on the latest discussions with Strategic Party One, as well as Bain Capital and Private Equity Party One.

During late July 2007 and early August 2007, Wilson Sonsini Goodrich & Rosati and 3Com management prepared a draft merger agreement. On August 8, 2007, Wilson Sonsini Goodrich & Rosati delivered an initial draft of the Merger Agreement to Ropes & Gray, LLP (“Ropes & Gray”), counsel to Bain Capital. Diligence efforts continued during the remainder of August.

On August 16 and 17, 2007, representatives of Bain Capital and our management team met for further management presentations as part of Bain Capital’s ongoing due diligence process. On August 17, 2007, the STOC convened another meeting to receive an update on the due diligence sessions with Bain Capital and discussions with Strategic Party One. Management and Goldman Sachs communicated to the STOC that Bain Capital remained very interested in pursuing a potential transaction within the valuation range previously indicated but Private Equity Party One had determined not to participate in the transaction in the indicated valuation range. Further, Goldman Sachs reported to the STOC that Strategic Party One was continuing to work internally on preparations to potentially submit a non-binding offer.

On or about August 17, 2007, at the direction of members of the board of directors, Goldman Sachs also contacted another strategic industry participant (“Strategic Party Three”) to determine its interest in exploring a transaction with the Company. Drafts of non-disclosure agreements were exchanged between the parties, but Strategic Party Three did not pursue discussions with the Company and never executed the Company’s non-disclosure agreement.

For the remainder of August 2007, Bain Capital continued its due diligence review of the Company.

On September 4, 2007, our board of directors met to discuss the Company’s stand-alone company plan and receive an update on other strategic matters. Representatives of Goldman Sachs reported that Bain Capital was almost complete with its due diligence review of the Company and was pursuing financing options. Goldman Sachs also reported that Strategic Party Three had determined not to pursue a transaction with 3Com. The board instructed management and Goldman Sachs to continue discussions with Bain Capital, Private Equity Party One and Strategic Party One.

In early September, in anticipation of making a revised non-binding offer to buy 3Com, Bain Capital confirmed that an affiliate of Huawei would be a direct minority equity investor in the acquiring entity, provided that it receive limited access to due diligence materials. Our management team approved limited due diligence access for Huawei, as would be appropriate for an existing important customer and potential competitor. No technology of the Company was provided to Huawei or its affiliates in connection with this due diligence process. Moreover, no direct access to due diligence materials was provided to Huawei. Huawei relied solely on its prior knowledge of H3C (based on Huawei’s previous status as a shareholder in H3C) and secondary source material compiled by Bain Capital and its advisors, such as due diligence memoranda prepared by PricewaterhouseCoopers and Ropes & Gray, advisors to Bain Capital. With these conditions in place, Huawei and 3Com executed a non-disclosure agreement on September 13, 2007.

On September 15, 2007, Bain Capital delivered to our board of directors and management a non-binding offer to acquire 3Com for $5.10 per share, to be financed with approximately $1.2 billion of debt and almost $1.3 billion of equity (which represented a 42% premium to the market price of 3Com stock at the time). The non-binding offer included signed equity and debt commitment letters without due diligence or financing conditions, or “outs,” and a pro rata guarantee by the equity investors of the reverse break-up fee to be agreed in the Merger Agreement. Bain Capital indicated that it had completed its due diligence and it had received all internal approvals necessary to proceed with a transaction. Bain Capital also indicated that it had reached general agreement with Huawei with respect to the strategic alliance with Huawei following the successful consummation of the acquisition of 3Com. Finally, Bain Capital indicated a desire to execute a merger agreement quickly.

On September 16, 2007, our board of directors met to consider the latest Bain Capital non-binding offer. Goldman Sachs reported on discussions with Bain Capital on its non-binding offer, during which Bain Capital indicated that its offer was lower than the low end of its previously provided price range due to risks with 3Com’s business identified during the diligence process and the impact of the then current credit markets. Wilson Sonsini Goodrich & Rosati presented to the board of directors an overview of the changes to the terms of the Merger Agreement proposed by Bain Capital that accompanied its September 15, 2007 indication of interest. Goldman Sachs then presented its financial analysis of 3Com’s stand-alone prospects and the status of discussions with other third parties regarding a transaction with the Company. After discussion, the board instructed management and Goldman Sachs to continue discussions with all of the third parties with whom the Company was in discussions. The board also instructed Goldman Sachs to contact Strategic Party One to re-assess its current level of interest in a transaction with 3Com.

During the period between September 16 and 19, 2007, Goldman Sachs and management engaged in extensive discussions and negotiations with Bain Capital and its advisors. As a result of these discussions, on September 20, 2007, Bain Capital sent a letter to our board of directors and management in which, among other things, Bain Capital increased its original non-binding offer from $5.10 per share to $5.20 per share and improved certain terms proposed in the Merger Agreement.

On September 20, 2007, 3Com reported its first quarter fiscal 2008 results, including guidance on its H3C business for the next fiscal quarter.

On September 21, 2007, the STOC met to receive an update from Goldman Sachs and management on the ongoing negotiations with Bain Capital and the status of interest from Strategic Party One and to discuss the revised indication of interest from Bain Capital received the day before. Goldman Sachs discussed the increase in Bain Capital’s offer price from $5.10 to $5.20 per share. Wilson Sonsini Goodrich & Rosati presented a summary of the negotiations on the material terms in the Merger Agreement and reviewed the fiduciary duties of the board of directors.

Between September 22 and 23, 2007, representatives of Goldman Sachs continued negotiations relating to price and deal terms with Bain Capital.

During the period between September 24 and 27, 2007, the parties convened at the offices of Ropes & Gray to conduct negotiations of the Merger Agreement and the related documentation, including the limited guarantees and the debt and equity commitment letters. Management and representatives of Goldman Sachs consulted with the STOC on an informal basis during this period and the STOC provided instructional direction to management and Goldman Sachs.

On September 25, 2007, our board of directors held a meeting to discuss the status of the transaction. Representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati were also present at this meeting. Goldman Sachs reviewed the extensive process it had undertaken to contact potentially interested parties, including the status of discussions with other parties who had at one point in time expressed an interest in acquiring the Company or making a strategic investment in the Company. Mr. Masri reported that Strategic Party One had advised that it was not in a position to move forward. Goldman Sachs presented to the board preliminary financial analyses of the Company. Wilson Sonsini Goodrich & Rosati provided an update to the board of directors on the status of negotiations with Bain Capital on the terms of the Merger Agreement, including an overview of the financing commitments and a discussion of key unresolved issues, which included the Company’s ability to specifically enforce the terms of the Merger Agreement, the Company’s recourse against Bain Capital if Bain Capital failed to close the transaction in breach of the Merger Agreement and various aspects of the definition of “Material Adverse Effect” bearing on the certainty that the transaction would ultimately close. Wilson Sonsini Goodrich & Rosati also advised the board of directors on its fiduciary duties relating to the potential transaction with Bain Capital. The board directed management to continue the negotiations with Bain Capital and instructed Goldman Sachs to continue price negotiations with Bain Capital.

On the evening of September 25, 2007, Goldman Sachs engaged in further price negotiations with Bain Capital. The parties also continued to negotiate the terms of the Merger Agreement, including the Company’s ability to specifically enforce the Merger Agreement and the Company’s recourse against Bain Capital if Bain Capital failed to close the transaction in breach of the Merger Agreement.

On September 26, 2007, the Company held its annual shareholder’s meeting, followed by a regularly-scheduled annual board of directors meeting. At this board meeting, Mr. Goldman updated the board of directors on negotiations with Bain Capital. Goldman Sachs and Wilson Sonsini Goodrich & Rosati reported on unresolved transaction issues, including the purchase price, the availability of specific performance and the Company’s remedies for breaches of the Merger Agreement by Bain Capital. The board of directors provided guidance to management and its advisors in conducting further negotiations. A representative of Goldman Sachs left the board meeting and contacted Bain Capital to continue discussions regarding the price, at which time Bain Capital increased its offer to $5.25 per share. Goldman Sachs reported the price increase to the board, but the board instructed Goldman Sachs to request a price of $5.30 per share and to report back on final deal terms. During a break in the board meeting in the mid-afternoon, members of the board and representatives of Goldman Sachs continued to negotiate the per share purchase price with Bain Capital. As a result of these negotiations, Bain Capital agreed to increase the per share purchase price to $5.30 from $5.25 and improve certain terms relating to the Company’s remedies if Bain Capital failed to close the transaction in breach of the Merger Agreement. Bain Capital, however, insisted that the Company could not specifically enforce the terms of the Merger Agreement, but would only have recourse to money damages for any breach of the Merger Agreement by Bain Capital.

When the board meeting reconvened on September 26, 2007, Goldman Sachs and Wilson Sonsini Goodrich & Rosati updated the board on the negotiations with Bain Capital. Goldman Sachs then presented its updated financial analysis of the Company based on the $5.30 per share price offered by Bain Capital. Goldman Sachs then delivered an oral opinion to the effect that, based upon and subject to the limitations, qualifications and assumptions to be set forth in its written opinion, the $5.30 per share in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Common Stock. The full text of the written opinion of Goldman Sachs, dated September 28, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The parties continued negotiations throughout the remainder of the day and evening.

On September 27, 2007, the parties engaged in negotiations to finalize the Merger Agreement and the related agreements, including the debt and equity commitment letters and the guarantees. During the evening of September 27, 2007, the board of directors convened a meeting to review the status and resolution of the final issues. Representatives of Goldman Sachs and Wilson Sonsini Goodrich & Rosati also attended this meeting. Wilson Sonsini Goodrich & Rosati provided an overview of the remaining issues to be finalized. After considering (i) the certainty of the transaction with Bain Capital, (ii) the revised price (which represented a premium of approximately 44% over our closing price of $3.68 on September 27, 2007), (iii) a variety of business, financial and market factors, (iv) the updated financial analyses of Goldman Sachs, including the opinion of Goldman Sachs, (v) the board’s belief that no other bids were forthcoming, (vi) the fact that 3Com, with the assistance of Goldman Sachs, had extensively marketed the Company and (vii) each of the factors described below in “— Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 25, it was in the best interests of the Company and its stockholders to enter into the Merger Agreement with Bain Capital. Accordingly, the board of directors unanimously (i) determined that the terms of the Merger were fair and in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement providing for the merger of Merger Sub with and into the Company in accordance with the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby in accordance with the DGCL upon the terms and conditions contained in the Merger Agreement, and (iii) resolved to recommend that the stockholders of the Company adopt the Merger Agreement in accordance with the applicable provisions of the DGCL.

After the board meeting adjourned, the parties finalized the Merger Agreement and related documents. On the morning of September 28, 2007, prior to the opening of the market, the parties entered into the Merger Agreement, the Investors delivered their equity commitment letters and guarantees and the Investors’ debt financing sources delivered their debt commitment letters. Shortly thereafter, the Company announced the transaction by a press release dated September 28, 2007.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors, acting with the advice and assistance of the Company’s independent legal and financial advisors, evaluated and negotiated the Merger proposal, including the terms and conditions of the Merger Agreement, with Newco and Merger Sub. The board of directors (i) determined that the terms of the Merger are fair and in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement providing for the merger of Merger Sub with and into the Company, in accordance with the DGCL, upon the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, in accordance with the DGCL, upon the terms and conditions contained in the Merger Agreement and (iii) resolved to recommend that the stockholders of the Company adopt the Merger Agreement, in accordance with the applicable provisions of the DGCL.

In the course of reaching its determination, the board of directors considered a number of positive factors and potential benefits of the Merger, each of which the members of the board of directors believed supported its decision. The factors the board of directors considered included the following material factors:

•	the current and historical market prices of Common Stock and the fact that the price of $5.30 per share represented a premium to those historical prices, a premium of approximately 44.0% to the closing share price of Common Stock on September 27, 2007, the last trading day prior to the execution of the Merger Agreement, and a premium of approximately 43.8% to the average closing price for the thirty (30) trading days prior to September 27, 2007;

•	the possible alternatives to the sale of 3Com, including continuing to operate 3Com on a stand-alone basis, and the risks and uncertainties associated with such alternatives, compared to the certainty of realizing in cash a fair value for their investment provided to our stockholders by the Merger;

•	the extensive sale process conducted by us, with the assistance of our financial and legal advisors;

•	the price proposed by the Investors reflected extensive negotiations between the parties and represented the highest price we had received for the acquisition of the Company;

•	the terms of the Merger Agreement and the related agreements, including:

•	the limited number and nature of the conditions to the Investors’ obligation to consummate the Merger;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other proposals;

•	our ability to terminate the Merger Agreement in order to accept a superior proposal, subject to paying Newco a termination fee of $66 million; and

•	the limited number and nature of the conditions to funding set forth in the debt financing commitment letters and the obligation of Newco and Merger Sub to use their reasonable best efforts to obtain the debt financing, and if Newco and Merger Sub fail to effect the closing because of a failure to obtain the proceeds of the debt financing, to pay us a $66 million termination fee;

•	the fact that the merger consideration is all cash, allowing the Company’s stockholders to immediately realize a fair value for their investment, while also providing such stockholders certainty of value for their shares; and

•	the availability of appraisal rights to holders of the Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

The board of directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its relationships with customers and suppliers;

•	the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;

•	the requirement that we pay Newco a termination fee of $66 million if our board of directors accepts a superior proposal;

•	the fact that the Company is not entitled to seek specific performance with respect to the obligations of Newco and Merger Sub or an injunction to prevent breaches of the Merger Agreement by Newco or Merger Sub;

•	the fact that limited guarantee is the Company’s sole recourse against the Investors for payment of any termination fee;

•	the restrictions on the conduct of the Company’s business prior to the completion of the Merger, requiring the Company to conduct its business only in the ordinary course (with various specified exceptions), subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger; and

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes.

Our board of directors also considered the financial analyses and opinion of Goldman Sachs, delivered orally to our board of directors and subsequently confirmed in writing, to the effect that, as of September 28, 2007, and based upon and subject to the factors and assumptions set forth therein, the $5.30 per share in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Goldman Sachs, dated September 28, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and is incorporated in this proxy statement by reference. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the adoption of the Merger Agreement or any other matter.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the Merger. After considering these factors, as well as others, the board of directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the board of directors and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors but conducted an overall analysis of the transaction. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors unanimously approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

Goldman Sachs rendered its opinion to our board of directors that, as of September 28, 2007 and based upon and subject to the factors and assumptions set forth therein, the $5.30 per share in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated September 28, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The summary of the opinion in this statement is qualified in its entirety by reference to the full text of the opinion. Goldman Sachs provided its opinion for the information and assistance of our board of directors of in connection with its consideration of the Merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote with respect to the adoption of the Merger Agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of 3Com for the five (5) fiscal years ended May 31, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of 3Com;

•	certain other communications from 3Com to its stockholders;

•	certain publicly available research analyst reports for 3Com; and

•	certain internal financial analyses and forecasts for 3Com prepared by its management.

Goldman Sachs also held discussions with members of our senior management regarding their assessment of the past and current business operations, financial condition and future prospects of 3Com, including their views of the risks and uncertainties associated with achieving the forecasts for 3Com prepared by its management. Additionally, Goldman Sachs reviewed the reported price and trading activity for shares of Common Stock, compared certain financial and stock market information for 3Com with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communication technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of 3Com or any of our subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs did not express any opinion as to the impact of the Merger on the solvency or viability of 3Com or Newco or the ability of 3Com or Newco to pay its obligations when they become due. The Goldman Sachs opinion did not address any legal, regulatory, tax or accounting matters and did not address the underlying business decision of 3Com to engage in the Merger or the relative merits of the Merger as compared to any strategic alternatives that may have been available to 3Com. The Goldman Sachs opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, September 28, 2007, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events which occurred after such date. The Goldman Sachs opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to our board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 27, 2007 and is not necessarily indicative of current market conditions.

Historical Stock Trading and Premium Analysis.  Goldman Sachs analyzed the $5.30 merger consideration to be received by holders of shares of Common Stock in relation to the closing price of Common Stock as of September 27, 2007, the 52 week high closing price of Common Stock and the average closing price of Common Stock for the 5, 10, 20, 30, 60 and 90 trading day periods ending September 27, 2007. This analysis indicated that the $5.30 per share in cash to be received by the holders of shares of Common Stock pursuant to the Merger Agreement represented:

•	a premium of 44.0% based on the closing price of $3.680 per share on September 27, 2007;

•	a premium of 2.3% based on the 52 week high closing price of $5.180 per share on November 14, 2006;

•	a premium of 51.8% based on the average closing price of $3.492 per share for the 5 trading day period ended September 27, 2007;

•	a premium of 49.8% based on the average closing price of $3.539 per share for the 10 trading day period ended September 27, 2007;

•	a premium of 43.9% based on the average closing price of $3.683 per share for the 20 trading day period ended September 27, 2007;

•	a premium of 43.8% based on the average closing price of $3.685 per share for the 30 trading day period ended September 27, 2007;

•	a premium of 37.1% based on the average closing price of $3.866 per share for the 60 trading day period ended September 27, 2007; and

•	a premium of 30.1% based on the average closing price of $4.075 per share for the 90 trading day period ended September 27, 2007.

Goldman Sachs also analyzed certain information relating to all of the completed cash-only mergers and acquisitions in the technology industry announced between January 1, 2004 and September 21, 2007 where both the acquiror and target were publicly traded U.S. companies with a rank value as reported in SDC, a collection of databases with information on financial transactions, greater than $250 million. SDC calculated rank value by subtracting the value of any liabilities assumed in a transaction from the total value of consideration paid by the acquiror (excluding fees and expenses) and by adding the target’s net debt. For these selected transactions, Goldman Sachs calculated the median premium represented by the consideration paid for the target’s common stock based on the closing price of the target’s common stock one week prior to the announcement date of the transaction, based on information obtained from SDC. The analysis resulted in a median premium of 19.5% for those selected transactions where premium data was available. This compared to a premium of 48.0% for the Merger based on the $5.30 merger consideration and the closing price of $3.58 per share of Common Stock on September 21, 2007, one week prior to the announcement date of the Merger.

Although none of the selected transactions are directly comparable to the Merger and none of the companies party to the selected transactions are directly comparable to 3Com or Newco, the transactions were chosen because they involve transactions that for purposes of analysis may be considered similar to the Merger and/or involve companies with operations that for purposes of analysis may be considered similar to certain operations of 3Com or Newco.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for 3Com to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the enterprise/data networking industry, which Goldman Sachs refers to collectively as the networking comparables:

•	Avaya Inc.

•	Cisco Systems, Inc.

•	Extreme Networks, Inc.

•	F5 Networks, Inc.

•	Foundry Networks, Inc.

•	Netgear, Inc.

•	Polycom, Inc.

•	ZTE Corporation

Although none of the selected companies is directly comparable to 3Com, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of 3Com.

Goldman Sachs also calculated and compared various financial multiples based on information it obtained from the SEC filings and estimates provided by Institutional Brokers’ Estimate System, a data service that compiles estimates issued by securities analysts (“IBES”). The multiples of 3Com were calculated using the 3Com closing price on September 27, 2007, and the multiples of each of the selected companies were calculated using the closing price of each such selected company’s common stock on September 27, 2007, except that for Avaya Inc., the multiples were calculated based on the closing price of Avaya Inc.’s common stock on May 25, 2007, representing the undisturbed price prior to the announcement of a going private transaction involving Avaya Inc. The multiples of 3Com were based on IBES estimates and estimates provided by 3Com’s management including and excluding the impact of an operating subsidy from the Chinese value added tax (“VAT”) authorities in the form of a partial refund of VAT taxes expected to be collected by a subsidiary of 3Com that is a wholly-owned foreign enterprise (“WOFE”) in the People’s Republic of China through calendar year 2010 from purchasers of software products (the “SWOFE”) given the non-recurring nature of the SWOFE. When calculating multiples excluding the SWOFE, the following adjustments were made:

•	subtraction of $0.25, representing the per share present value of the SWOFE through calendar year 2010, from the share price, in the price to earnings or P/E, multiple; and

•	subtraction of $101 million, representing the present value of the SWOFE through calendar year 2010, from the enterprise value, which is the market value of common equity plus the book value of debt and minority interests, less cash, in the enterprise value to revenue multiple.

The multiples for each of the selected companies were based on the most recent publicly available information. With respect to 3Com and each of the selected companies, Goldman Sachs calculated:

•	the closing price per share on September 27, 2007 as a multiple of estimated calendar year 2008 earnings per share and estimated calendar year 2009 earnings per share;

•	enterprise value as a multiple of estimated calendar year 2008 revenue and estimated calendar year 2009 revenue; and

•	the estimated 2008 price to earnings ratio as a multiple of the estimated five-year compounded annual earnings per share growth rate.

The results of these analyses are summarized as follows:

					P/E to 5-yr
	Price/Earnings (P/E)		Enterprise Value/Revenue		EPS Growth
	Estimated	Estimated	Estimated	Estimated	Estimated
Company	2008	2009	2008	2009	2008

3Com at $3.68 as of September 27, 2007
Street	17.9x	12.5x	1.1x	1.0x	2.6x
Management (ex-SWOFE)	17.1	9.6	0.9	0.8	NA
Management (inc-SWOFE)	13.1	8.5	NA	NA	NA
3Com at merger consideration of $5.30
Street	25.7	18.0	1.6	1.5	NA
Management (ex-SWOFE)	25.1	14.2	1.4	1.2	NA
Management (inc-SWOFE)	18.9	12.3	NA	NA	NA
Networking Comparables
Range	15.5 - 31.4x	13.0 - 25.3x	0.6 - 4.7x	0.5 - 4.0x	0.6 - 1.9x
Mean	23.2	19.6	2.2	2.0	1.3
Median	23.2	20.6	1.7	1.7	1.3

Using the same management projections and the $5.30 merger consideration per share, Goldman Sachs also performed an illustrative sensitivity analysis to calculate the effect of adjustments to annual revenue growth rates and adjustments to annual earnings before interest and taxes (“EBIT”), margins on the range of price to earnings multiples and enterprise value to revenue multiples for calendar years 2008 and 2009. This analysis utilized a range of movements in annual revenue growth rates of (5.0%) to 2.5% and annual EBIT margins of (2.0%) to 1.0%, in each case as compared to 3Com management’s projections for fiscal years 2008 through 2012. The results of this analysis were as follows:

Price/Earnings				Enterprise Value/Revenue
Estimated 2008	Estimated 2009	Estimated 2008	Estimated 2009
(ex. SWOFE)	(ex. SWOFE)	(in. SWOFE)	(in. SWOFE)	Estimated 2008	Estimated 2009

20.3x - 44.6x	11.9x - 21.5x	16.2x - 27.6x	10.6x - 17.1x	1.3x - 1.5x	1.1x - 1.3x

Illustrative Present Value of Future Share Price Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of the hypothetical future price per share of Common Stock, which was designed to provide an indication of the present value of a hypothetical future value of 3Com’s equity as a function of its estimated future earnings and its assumed price-to-future-earnings per share multiple. For this analysis, Goldman Sachs used the financial projections for 3Com prepared by its management. Goldman Sachs calculated the hypothetical future share price, by applying price to earnings per share multiples ranging from 16.0x to 20.0x to earnings per share estimates excluding the present value of the SWOFE, for calendar year 2009, prepared by 3Com’s management. Goldman Sachs then calculated the implied present value per share of Common Stock by discounting back using annual discount rates ranging from 12.5% to 14.5% (cost of equity), and then adding the present value of the SWOFE on a per share of Common Stock basis at a discount rate of 12.5%. This analysis resulted in a range of implied present values of $5.01 to $6.34 per share of Common Stock.

Using the same projections and an assumed annual discount rate of 13.5% (cost of equity), Goldman Sachs performed an illustrative sensitivity analysis to determine a range of implied present values per share of Common Stock based on a range of adjustments to annual revenue growth rates of (5.0%) to 2.5% and a range of adjustments to annual EBIT margins of (2.0%) to 1.0%, in each case as compared to 3Com management’s projections, applying the different assumed price to earnings multiples. The results of this analysis were as follows:

Price to Earnings Multiple	Range of Implied Present Value

16x	$3.43 - $5.99
18	$3.83 - $6.71
20	$4.23 - $7.43

Illustrative Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis on 3Com using 3Com management’s projections. Goldman Sachs calculated indications of present values of unlevered free cash flows for 3Com for fiscal years 2008 through 2012 using annual discount rates ranging from 11.5% to 13.5%. Goldman Sachs calculated indications of values of perpetual unlevered free cash flows based on perpetuity growth rates ranging from 2.0% to 4.0%. These illustrative terminal values were then discounted to calculate indications of implied present values using discount rates ranging from 11.5% to 13.5%. This analysis resulted in a range of implied present values of $4.05 to $5.75 per share of Common Stock.

Using the same projections and an assumed discount rate of 12.5% and a perpetuity growth rate of 3.0%, Goldman Sachs performed an illustrative sensitivity analysis to determine a range of implied present values per share of Common Stock based on a range of adjustments to annual revenue growth rates of (5.0%) to 2.5% and a range of adjustments to annual EBIT margins of (2.0%) to 1.0%, in each case as compared to 3Com management’s projections. This analysis resulted in a range of implied present values of $3.19 to $5.64 per share of Common Stock.

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to selected leverage buy-out transactions involving the following target companies in the hardware and communication technology industry since February 1997:

Date	Target

February 1997	Fairchild Semiconductor Corp.
May 1999	Integrated Circuit Systems, Inc.
June 1999	Intersil Corporation
June 1999	Anam Semiconductor, Inc.
July 1999	ON Semiconductor Corporation
September 1999	Stats Chip
December 2000	AMI Semiconductor
December 2004	MagnaChip Semiconductor Ltd.
November 2005	Avago Technologies (formerly the semiconductor business of Agilent Technologies)
August 2006	NXP (formerly the semiconductor business of Royal Philips Electronics)
September 2006	Freescale Semiconductor, Inc.
June 2007	Avaya Inc.

For the Merger and each of the selected transactions, Goldman Sachs calculated and compared enterprise value as a multiple of last-twelve months earnings before interest, taxes, depreciation and amortization (“EBITDA”). The multiples for each of the selected transactions were based on the SEC filings and press releases. The multiples for the Merger were based on estimates provided by 3Com’s management including and excluding the impact of the SWOFE. The following table presents the results of this analysis:

	Selected Transactions		Merger
Multiple	Median		Inc. SWOFE		Ex. SWOFE

Enterprise Value/LTM EBITDA	6.9	x	23.0	x	40.4x

Although none of the selected transactions are directly comparable to the Merger and none of the companies party to the selected transactions are directly comparable to 3Com or Newco, the transactions were chosen because they involve transactions that for purposes of analysis may be considered similar to the Merger and/or involve companies with operations that for purposes of analysis may be considered similar to certain operations of 3Com or Newco.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to 3Com or Newco or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to our board of directors as to the fairness from a financial point of view to the holders of the shares of Common Stock of the $5.30 per share in cash to be received by such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of 3Com, Newco, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration to be paid pursuant to the Merger Agreement was determined through arms’ length negotiations between 3Com and Newco and was approved by our board of directors. Goldman Sachs provided advice to 3Com during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to 3Com or our board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, the Goldman Sachs opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to 3Com in connection with, and has participated in certain of the negotiations leading to, the Merger. In addition, Goldman Sachs has provided and is currently providing certain investment banking and other financial services to 3Com and its affiliates, including having acted as financial advisor to 3Com in connection with its acquisition of TippingPoint Technologies Inc. in December 2004 and a minority interest in Huawei-3Com Co. Ltd. in November 2006; and as lead arranger with respect to secured term loan facilities provided to H3C Holdings Limited, an affiliate of 3Com (aggregate principal amount $430,000,000), in May 2007. Goldman Sachs has also provided and is currently providing certain investment banking services to Bain Capital and its affiliates and portfolio companies, including having acted as joint lead arranger in connection with the provision of a committed financing package consisting of senior secured facilities, a mezzanine facility and a PIK loan facility (aggregate principal amount €799,500,000) in connection with the acquisition by Bain Capital of FCI SA in December 2005; as lead arranger in connection with the leveraged recapitalization of Brenntag AG, a former portfolio company of Bain Capital, in January 2006; as co-financial advisor to Brenntag AG in connection with its sale in September 2006; as financial advisor to Bain Capital in connection with its sale of Houghton Mifflin Holding Company, Inc. to HM Rivergroup PLC in

December 2006; and as financial advisor to Bain Capital in connection with its sale of Front Line Management to IAC/InteractiveCorp in June 2007. Goldman Sachs also may provide investment banking and other financial services to 3Com, Huawei, Bain Capital and its portfolio companies, and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation. In addition, affiliates of Goldman Sachs have co-invested with Bain Capital and its affiliates from time to time and may do so in the future, and such affiliates of Goldman Sachs also have invested and may invest in the future in limited partnership interests of affiliates of Bain Capital including those that may be involved in the Merger.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of 3Com, Huawei, portfolio companies of Bain Capital and any of their respective affiliates or any currency or commodity that may be involved in the Merger for their own account and for the accounts of their customers.

Our board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated June 27, 2007, 3Com engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, 3Com has agreed to pay Goldman Sachs a transaction fee equal to approximately $24 million, a principal portion of which is payable upon completion of the Merger. In addition, 3Com has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against and exculpate Goldman Sachs and related persons from various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

We do not as a matter of course make public projections as to future performance or earnings. However, certain prospective financial information prepared by our management team was made available to our board of directors, to Goldman Sachs, to the Investors and their advisors and financing sources in connection with the Investors’ consideration of the Merger and to other parties who had executed non-disclosure agreements in connection with their consideration of a transaction with the Company. We have included the material portions of this prospective financial information below in order to give our stockholders access to this information as well. The prospective financial information set forth below was prepared for purposes of the board’s consideration and evaluation of the Merger, to facilitate Goldman Sachs’ financial analysis in connection with the Merger and to facilitate the due diligence review of the Investors and their advisors and financing sources and other parties who had expressed interest in a transaction with the Company. The inclusion of the prospective financial information below should not be regarded as an indication that our management team, our board of directors, Goldman Sachs, the Investors or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

Our management team advised our board of directors, Goldman Sachs, the Investors and the other recipients of the prospective financial information that its internal financial forecasts, upon which the following prospective financial information was based, was subjective in many respects. The prospective financial information set forth below reflects numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond the Company’s control. The prospective financial information set forth below also reflects numerous estimates and assumptions related to our business that are inherently subject to significant economic, political and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, although the prospective financial information set forth below was prepared in good faith based on assumptions believed to be reasonable at the time the information was prepared, there can be no assurance that the assumptions made in preparing such information will prove accurate or that the projected results reflected therein will be realized.

The prospective financial information set forth below was prepared for 3Com’s internal use, for use by Goldman Sachs in preparing its financial analysis in connection with the Merger and for use by the Investors and other potential purchasers of the Company and not with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Our independent registered public accounting firm has not examined or compiled any of the prospective financial information set forth below, expressed any conclusion or provided any form of assurance with respect to such information and, accordingly, assumes no responsibility for such information. The prospective financial information set forth below does not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, does not take into account or give effect to the Merger or the proposed financing of the Merger any revised prospects of our business, changes in general business or economic conditions or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. Prospective financial information of this type is based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operation of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 13. Since the prospective financial information set forth below covers multiple years, such information by its nature is subject to greater uncertainty with each successive year.

We have made publicly available our actual results for the first quarter of the 2008 fiscal year ended August 31, 2007. You should review our Quarterly Report on Form 10-Q for the quarter ended August 31, 2007 to obtain this information. See “Where You Can Find More Information” beginning on page 72. You are cautioned not to place undue reliance on the specific portions of the prospective financial information set forth below. No one has made or makes any representation to any stockholder regarding the information included in the prospective financial information set forth below.

For the foregoing reasons, as well as the bases and assumptions on which the prospective financial information set forth below was compiled, the inclusion of the prospective financial information in this proxy statement should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such. Except as required by applicable securities laws, we have not updated nor do we intend to update or otherwise revise the prospective financial information set forth below, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, including, without limitation, changes in general economic or industry conditions, even in the event that any or all of the assumptions underlying the prospective financial information is shown to be in error.

The prospective financial information set forth below for fiscal years 2008 through 2010, which was provided to our board of directors, Goldman Sachs, the Investors and their advisors and financing sources and other parties who expressed interest in a transaction with the Company, included the following estimates of the Company’s future financial performance:

	Fiscal Year ending May 31,
	2008	2009	2010
	($ in millions)

Revenue	$1,407	$1,625	$1,913
Gross profit (non-GAAP)(1)	$670	$791	$943
Gross profit margin (non-GAAP)(1)	47.6%	48.7%	49.3%
Operating profit (non-GAAP)(2)	$69	$123	$197

(1)	Defined to exclude the following charges from GAAP gross profit and GAAP gross profit margin: stock-based compensation expense and the inventory-related adjustment portion of the purchase accounting effects of the Company’s acquisition of 49% of H3C. We are unable to provide a quantitative reconciliation because the information is not available without unreasonable effort.

(2)	Defined to exclude the following charges from GAAP operating loss or profit: restructuring, amortization, stock-based compensation expense and the inventory-related adjustment portion of the purchase accounting effects of the Company’s acquisition of 49% of H3C. We are unable to provide a quantitative reconciliation because the information is not available without unreasonable effort.

In developing the prospective financial information for fiscal years 2008 through 2010, we made numerous assumptions about our industry, markets, products and services and ability to execute on our business plans. In particular, we have assumed that growth in the China market for networking and other technology products and services would continue to be robust. Among the other more significant assumptions are the following:

•	The prospective financial information assumes that our business would be operated on an organic basis and does not anticipate any acquisitions or divestitures during the periods covered by such information. We do, however, assume integration activities undertaken in connection with our H3C acquisition are successful.

•	The prospective financial information assumes that overall consolidated sales would grow at a compound annual growth rate (“CAGR”) for the fiscal 2008-2010 planning period of 15.2% over the revenue for fiscal 2007. (For this purpose, the revenue for fiscal 2007 excludes revenue from our connectivity division; as we decided to exit all product lines from this division, we do not assume any future revenue from it.) The consolidated CAGR over the planning period assumes the following for each of our business units: a CAGR of 16.4% for DVBU, a CAGR of 14.3% for H3C and a CAGR of 31.1% for TippingPoint. The consolidated CAGR includes the effect of eliminations for inter-company sales between the business units, whereas the business unit CAGRs described above assume sales for each business unit on a standalone basis.

•	With respect to gross profit margins (non-GAAP), the prospective financial information anticipates an expansion of 260 basis points for the planning period over the gross profit margin rate (non-GAAP) for fiscal 2007. The projected increases are primarily driven by the following assumptions: growth in H3C and TippingPoint revenue, which generally generate higher margins than DVBU revenue, partially offset by an assumed increase in competition expected to be faced by the H3C unit during the planning period.

•	With respect to operating profit (non-GAAP), supporting the projected increases are the following key assumption drivers: increased revenue and gross margin coupled with decreased operating expenses as a percentage of total revenue (substantially due to reduced general and administrative expenses). More specifically, key assumptions regarding components of operating expenses include: (1) assumed growth in absolute dollars of research and development spending over the planning period equating to approximately 13% of revenue in each of fiscal years 2008-2010; (2) assumed growth in absolute dollars of sales and marketing spending over the planning period equating to approximately 22% of revenue in each of fiscal years 2008-2010; and (3) planned significant integration (and, to a lesser extent, restructuring) actions assumed to be taken primarily during fiscal 2008, which are projected to have favorable impacts on general and administrative expenses in fiscal 2009 and fiscal 2010.

Financing of the Merger

The aggregate amount of funds necessary to complete the Merger is anticipated to be approximately $2.54 billion, consisting of (i) approximately $2.2 billion to pay 3Com’s stockholders, option holders and holders of restricted stock and restricted stock units the amounts due to them under the Merger Agreement, assuming that no 3Com stockholder validly exercises and perfects its appraisal rights, (ii) approximately $110 million to pay related fees and expenses in connection with the Merger and (iii) approximately

$230 million to repay the Company’s net debt. These payments are expected to be funded by Newco and Merger Sub with a combination of equity contributions by investors in Newco, debt financing obtained by Merger Sub and made available to Merger Sub and certain wholly-owned subsidiaries of 3Com, and, to the extent available, cash of 3Com. Merger Sub has obtained equity and debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement.

Debt Financing

In connection with the execution and delivery of the Merger Agreement, Merger Sub has obtained debt financing commitments of up to an aggregate of $1.2 billion consisting of (i) commitments from Citibank N.A., Hong Kong Branch, UBS AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited, ABN Amro Bank N.V. and Bank of China (Hong Kong) Limited to provide debt financing in the form of senior secured facilities consisting of (A) a term loan facility in the aggregate principal amount of up to $750 million and (B) a revolving facility in an aggregate principal amount of $50 million and (ii) commitments from UBS AG, Singapore Branch, Citibank, N.A. and The Hongkong and Shanghai Banking Corporation Limited to provide debt financing in the form of a bridge loan facility with a maturity of one year in an aggregate principal amount of up to $400 million. Either Merger Sub or a newly created wholly-owned indirect subsidiary of 3Com will be the borrower under the senior secured facilities (in either case, the “Senior Secured Borrower”) and a newly created wholly-owned indirect subsidiary of Newco will be the borrower under the bridge loan facility (the “Bridge Borrower”). The proceeds under the term loan facility and a portion of the proceeds of the bridge loan facility will be dividended up to Newco and then contributed as common equity to 3Com to be used by 3Com to finance, in part, the payment of the amounts payable under the Merger Agreement, the refinancing of existing indebtedness and the payment of fees and expenses in connection with the Merger. The remaining portion of the proceeds of the bridge loan facility will be escrowed in a deposit account to finance interest payments under the bridge loan facility. The revolving facility will be used by the Senior Secured Borrower to finance interest payments under the senior secured facilities and to pay Equity Appreciation Rights Plan obligations incurred in connection with the previous acquisition of H3C Technologies Co., Limited and its subsidiaries by 3Com.

The facilities contemplated by the debt financing commitments are conditioned on the consummation of the Merger as well as other customary conditions, including, but not limited to:

•	satisfaction that since June 1, 2007, there shall not have occurred any “Company Material Adverse Effect” (as defined in the Merger Agreement);

•	the negotiation, execution and delivery of definitive documentation (which, for the senior secured facilities, must occur by December 31, 2007 which may be prior to the consummation of the Merger, with availability of the senior secured facilities under such definitive documentation to extend through the earlier of April 30, 2008 and the date the Merger Agreement terminates, expires or lapses);

•	receipt of cash equity contributions in an amount equal to greater than 50% of the total amounts funded under the term loan facility and cash equity contributions from the Investors, their affiliates and other investors, the result of which is (i) the equity held by funds advised by Bain Capital and its affiliates is equal to at least 50.1% of the issued and outstanding equity of Newco immediately after the Merger and (ii) the equity held by Huawei and its wholly-owned subsidiary is equal to at least 16.5% (and the cash equity contributions made by such parties is at least 7.5%) of the issued and outstanding equity of Newco immediately after the Merger;

•	for the senior secured facilities, the execution and delivery of certain license and OEM agreements, and the shareholders’ agreement in substantially the forms provided to the lead arrangers prior to signing of the Merger Agreement, with the absence of any amendments or modifications to such agreements that would be material and adverse to the lenders without the reasonable consent of the lead arrangers (it being understood that any waiver, amendment or modification reducing the equity held by Huawei or its wholly-owned subsidiary to below 16.5% of the issued and outstanding equity of Newco is material and adverse to the lenders);

•	for the bridge loan facility, the execution and delivery of an equity commitment letter from Bain Capital Fund IX, L.P. and Bain Capital Asia Fund, L.P. (the “Bain Funds”) to Newco, in addition to a letter of undertaking by Newco in favor of the Bridge Borrower, both such letters substantially in the form attached to the debt commitment letter for the bridge loan facility without any amendment or waiver; and

•	the absence of any amendments to or waivers of the Merger Agreement to the extent material and adverse to the lenders without the reasonable consent of the lead arrangers.

Although the debt financing described in this proxy statement is not subject to the lenders’ satisfaction with their due diligence or to a “market out” condition, such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. The documentation governing the senior secured facilities and the bridge loan facility has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

Senior Secured Facilities

The senior secured credit facilities consist of a term loan facility and a revolving facility. The senior secured facilities will be guaranteed jointly and severally by the immediate parent corporation of the Senior Secured Borrower and certain wholly-owned subsidiaries and each subsequently acquired or organized direct or indirect wholly-owned subsidiary (subject to certain exceptions and qualifications, including an exception for any subsidiary organized under the laws of the People’s Republic of China and a qualification to permit a period of time to complete any applicable whitewash procedures, the “guarantors”) and will be secured by substantially all of the assets of the Senior Secured Borrower and each guarantor, including a charge of all the issued share capital of the Senior Secured Borrower and certain material subsidiaries held by the Senior Secured Borrower and the guarantors (subject to certain exceptions and qualifications, including limitations related to applicable law).

Bridge Loan Facility

The bridge loan facility consists of a single facility to be drawn in full on the closing date of the Merger. The bridge loan facility will be guaranteed jointly and severally by the immediate parent corporation of the Bridge Borrower and certain wholly-owned subsidiaries of the Bridge Borrower (subject to certain exceptions) and will be secured by substantially all of the assets of the Bridge Borrower and each guarantor of the bridge loan facility, including but not limited to: (i) a charge on all of the issued share capital held by the Bridge Borrower and the guarantors, (ii) a floating charge over all assets and undertakings of the Bridge Borrower and (iii) a fixed charge over the deposit account related to the escrowed proceeds from the bridge loan facility borrowing.

Equity Financing

The Bain Funds and an affiliate of Huawei delivered an equity commitment letter to Newco pursuant to which the Bain Funds agreed to contribute equity to Newco in the amount of $1,310,000,000 and an affiliate of Huawei agreed to contribute equity to Newco in the amount of $106,000,000. These commitments constitute all of the equity portion of the merger financing.

Each of the equity commitment letters provides that the equity funds will be contributed to fund, and only to the extent necessary to fund, the Merger and the other transactions contemplated by the Merger Agreement, including the repayment of the Company’s debt and for no other purposes. Each of the equity commitments is generally subject to certain other terms contained therein, including the satisfaction or waiver at the closing of the conditions precedent to the obligations of Newco and Merger Sub to consummate the Merger. The terms of the equity commitment letters will automatically expire on the earliest to occur of (i) termination of the Merger Agreement, (ii) any of the Company or its affiliates asserting a claim or proceeding against any equity investor or related person under the guarantee.

Pursuant to the terms of the Merger Agreement and the equity commitment letter, the equity investors have limited rights to syndicate their equity investments to other investors.

Limited Guarantee

Pursuant to limited guarantees, each of the Bain Funds and Huawei has agreed to guarantee the obligations of Newco under the Merger Agreement with respect to the payment of any termination fee owed by Newco in the following amounts (x) $61,050,000 less the amount of any equity which is funded or has been funded by the guarantors or their assignees to Newco (provided that, in the limited circumstances under which Newco is required to pay a termination fee of $110,000,000, $61,050,000 will be increased to $101,750,000 for purposes of calculating the cap) and (y) $4,950,000 less the amount of any equity which is funded or has been funded by the Guarantor or its assignees to Newco (provided that, in the limited circumstances under which Newco is required to pay a termination fee of $110,000,000, $4,950,000 will be increased to $8,250,000 for purposes of calculating the cap). The Company’s recourse against the guarantors and their related parties are limited to such amounts and the limited guarantees are the sole recourse against such parties except in the case of fraud. The guarantees will terminate upon consummation of the Merger and, except that if the Company or any of its affiliates assert a claim other than as permitted under the limited guarantee the limited guarantee will immediately terminated and become null and void.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors to vote “FOR” the proposal to adopt the Merger Agreement, 3Com’s stockholders should be aware that certain of 3Com’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of 3Com’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger and the recommendation that our stockholders vote in favor of proposal to adopt the Merger Agreement.

Treatment of Stock Options

As of the close of business on the record date, there were approximately           options to purchase shares of Common Stock granted under our equity incentive plans to our current executive officers and directors and each of our former directors and executive officers who served since June 1, 2006, the beginning of our last fiscal year. Under the terms of the Merger Agreement, except as otherwise agreed to by Newco and a holder of an option, each outstanding option that is unexercised as of the effective time of the Merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the outstanding option multiplied by the amount (if any) by which $5.30 exceeds the option exercise price, without interest and less any applicable withholding taxes.

The following table identifies, for each of our current directors and executive officers and each of our former directors and executive officers who served since June 1, 2006, the beginning of our last fiscal year, the aggregate number of shares of Common Stock subject to his or her outstanding vested and unvested options as of September 28, 2007, the aggregate number of shares of Common Stock subject to his or her outstanding unvested options with an exercise price less than $5.30 per share that will become fully vested in connection with the Merger, the weighted average exercise price and value of such unvested options with an exercise price less than $5.30 per share, and the weighted average exercise price and value of his or her collective vested and unvested options with an exercise price less than $5.30 per share. The information in the table assumes that all options included therein remain outstanding on the closing date of the Merger.

						Weighted
				Weighted		Average
			Number of	Average		Exercise
		Aggregate	Shares	Exercise		Price of	Value of
		Shares	Underlying	Price of	Value of	Vested and	Vested and
	Aggregate	Subject to	Unvested	Unvested	Unvested	Unvested	Unvested
	Shares	Options with	Options with	Options	Options with	Options with	Options with
	Subject to	Exercise	Exercise	with Exercise	Exercise	Exercise	Exercise
	Outstanding	Price Less	Price Less	Price Less	Price Less	Price: Less	Price Less
Name	Options*	than $5.30	than $5.30	than $5.30	than $5.30**	than $5.30	than $5.30***

Non-Employee Directors				$	$	$	$
Eric A. Benhamou	4,222,395	681,713	47,000	4.4100	41,830	4.8267	322,654
Gary T. DiCamillo	377,470	226,500	33,750	4.4100	30,038	4.1941	250,478
James R. Long	283,350	209,000	25,000	4.4100	22,250	4.1761	234,903
Robert Y. L. Mao(1)	104,500	104,500	104,500	3.9200	144,210	3.9200	144,210
Raj Reddy	354,750	209,000	25,000	4.4100	22,250	4.1761	234,903
Dominique Trempont	125,333	125,333	125,333	4.9000	50,133	4.9000	50,133
Paul G. Yovovich(2)	331,250	237,500	—	—	—	4.1765	266,823
Julie St. John(3)	—	—	—	—	—	—	—
David Wajsgras(4)	—	—	—	—	—	—	—

Executive Officers				$	$	$	$
Edgar Masri(5)	12,000,000	6,000,000	4,500,000	4.4500	3,825,000	4.4500	5,100,000
Neal D. Goldman	1,275,000	945,000	611,250	4.2323	652,613	4.2620	980,950
James Hamilton	1,525,000	1,525,000	1,131,250	4.1141	1,341,563	4.1090	1,816,250
Dr. Shusheng Zheng	—	—	—	—	—	—	—
Jay Zager	500,000	500,000	500,000	4.2800	510,000	4.2800	510,000
Robert Dechant	900,000	300,000	225,000	4.4500	191,250	4.4500	255,000
Dr. Marc Willebeek- LeMair(6)	1,246,495	1,246,495	731,250	4.2038	801,563	4.0389	1,572,016
Donald M. Halsted, III(7)	550,000	550,000	—	—	—	4.5850	393,250
R. Scott Murray(8)	—	—	—	—	—	—	—

*	Includes all options, regardless of exercise price greater than or less than $5.30, to the extent held by a particular director or executive officer.
**	Illustrates the economic value of all unvested options that will become fully vested and cashed out in connection with the Merger. Calculated for each individual by multiplying the number of shares underlying unvested options by the difference, if any, between $5.30 (the per share amount of merger consideration) and the weighted average exercise price of the unvested options.
***	Illustrates the economic value of all options to be cancelled and cashed out in connection with the Merger. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between $5.30 (the per share amount of merger consideration) and the weighted average exercise price of all such options.
(1)	Mr. Mao’s employment as Executive Vice President, Corporate Development terminated on March 23, 2007, upon his appointment to our board of directors.
(2)	Mr. Yovovich was a member of our board of directors until September 26, 2007, the date of our annual meeting of stockholders.
(3)	Ms. St. John resigned from our board of directors on September 29, 2006.
(4)	Mr. Wajsgras was a member of our board of directors until September 20, 2006, the date of our annual meeting of stockholders.
(5)	Mr. Masri is our President and Chief Executive Officer as well as a member of the board of directors.
(6)	Dr. Willebeek-LeMair (while still currently a 3Com officer) ceased to be an executive officer on March 28, 2007.

(7)	Mr. Halsted is the Company’s former Executive Vice President and Chief Financial Officer. He resigned from those positions as of June 22, 2007 and his employment with the Company terminated July 27, 2007.
(8)	Mr. Murray is the Company’s former President and Chief Executive Officer. He resigned from those positions as of the close of business on August 17, 2006.

Treatment of Restricted Stock

As of the close of business on the record date, there were           shares of restricted stock granted under our equity incentive plans to each of our current directors and executive officers and each of our former directors and executive officers who served since June 1, 2006, the beginning of our last fiscal year. Under the terms of the Merger Agreement, except as otherwise agreed to by Newco and a holder of restricted stock, all outstanding shares of restricted stock that are outstanding immediately prior to the effective time of the Merger will become fully vested and those shares will be cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of restricted stock multiplied by $5.30, without interest and less any applicable withholding tax.

The following table identifies the aggregate number of shares of unvested restricted stock outstanding as of September 28, 2007 and the value of such shares of unvested restricted stock that will become fully vested in connection with the Merger. The information in the table assumes that all such shares of restricted stock remain outstanding on the closing date of the Merger.

	Aggregate	Value of Shares
	Shares of	of Unvested
	Unvested	Restricted Stock
Name	Restricted Stock	(1)

Non-Employee Directors		$
Eric A. Benhamou	—	—
Gary T. DiCamillo	—	—
James R. Long	—	—
Robert Y. L. Mao	—	—
Raj Reddy	—	—
Dominique Trempont	—	—
Paul G. Yovovich	—	—
Julie St. John	—	—
David Wajsgras	—	—

Executive Officers
Edgar Masri	333,333	1,766,665
Neal D. Goldman	438,333	2,323,165
James Hamilton	250,000	1,325,000
Dr. Shusheng Zheng	—	—
Jay Zager	300,000	1,590,000
Robert Dechant	280,000	1,484,000
Dr. Marc Willebeek-LeMair	330,000	1,749,000
Donald M. Halsted, III	—	—
R. Scott Murray	—	—

(1)	Illustrates the economic value of all unvested shares of restricted stock that will become fully vested and cashed out in connection with the Merger. Calculated for each individual by multiplying the aggregate number of shares of unvested restricted stock by $5.30 (the per share amount of merger consideration).

Treatment of Restricted Stock Units

As of the close of business on the record date, there were 200,000 unvested restricted stock units granted under our equity incentive plans to Dr. Shusheng Zheng. No restricted stock units were held by our current directors and executive officers or our former directors and executive officers who served since June 1, 2006, the beginning of our last fiscal year, other than Dr. Zheng. Under the terms of the Merger Agreement, except as otherwise agreed to by Newco and a holder of a restricted stock unit, each outstanding restricted stock unit that is outstanding as of the effective time of the Merger will be treated as shares of Common Stock entitled to receive a cash payment equal to $5.30 per share, without interest and less any applicable withholding tax.

The following table identifies the aggregate number of shares of Common Stock subject to outstanding unvested restricted stock units as of September 28, 2007 and the value of such unvested restricted stock units that will become fully vested in connection with the Merger. The information in the table assumes that all such restricted stock units remain outstanding on the closing date of the Merger.

Aggregate
	Shares Subject	Value of
	to Restricted	Restricted
Name	Stock Units	Stock Units(1)

Dr. Shusheng Zheng	200,000	$1,060,000

(1)	Illustrates the economic value of all unvested restricted stock units that will become fully vested and cashed out in connection with the Merger. Calculated by multiplying the aggregate number of unvested restricted stock units by $5.30 (the per share amount of merger consideration).

New Employment Arrangements

As of the date of this proxy statement, no member of our management or our board of directors has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in anticipation of the Merger, nor has any executive officer who has plans or is expected to remain with the Surviving Corporation entered into any agreement, arrangement or understanding with the Investors or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation. Although no such agreement, arrangement or understanding currently exists, it is generally expected that a number of our executive officers will remain after the Merger is completed, which means that such executive officers may, prior to the closing of the Merger, enter into new arrangements with the Investors or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation.

Change of Control Benefits

We have entered into individual management retention agreements with our executive officers, pursuant to which each such executive officer will be entitled to receive the severance and other benefits described below if at any time within three (3) months prior to or twelve (12) months following a “change of control” (as described below) such executive officer is terminated “without cause” (as described below) or such executive officer voluntarily terminates for “good reason” (as described below) during such time period. We have approved two forms of management retention agreements which are described below. The first form applies to Mr. Goldman, Mr. Hamilton and Dr. Willebeek-LeMair. The second form applies to Mr. Dechant, Mr. Zager and Dr. Zheng. Mr. Masri has change of control benefits in his employment agreement and such benefits are described below.

Following a qualifying event involving a change of control, benefits include:

•	A payment equal to 100% of such executive officer’s annual base salary and target annual bonus. Under the first form, the payment is in a lump sum; under the second form, the payments are payable in accordance with regular payroll practices;

•	A pro-rated bonus payment for the year in which the change of control occurs. Under the first form, the payment is paid in a lump sum and it is pro rated based on days in the year prior to the change of control event. Under the second form, the payment is made in accordance with regular payroll practices, is payable only on earned incentive bonus for the bonus period in which the termination date occurs (based on attainment of actual performance metrics) and is pro-rated based on days in the bonus period prior to the termination (unless the termination occurs prior to the change of control, in which case the pro-ration is based on the days in the bonus period prior to the change of control);

•	Continued coverage of employee benefits until the earlier of two (2) years from the date of termination or when such executive officer receives comparable benefits from another employer;

•	Full accelerated vesting of equity compensation; and

•	Extension of the post-termination exercise period on stock options to the lesser of the original term of the option and one (1) year (in the case of the first form) and one hundred sixty-five (165) days (in the case of the second form).

“Cause” is defined to mean: (i) an act of theft, embezzlement or intentional dishonesty by the executive in connection with his/her employment; (ii) the executive being convicted of a felony; (iii) a willful act by the executive officer which constitutes gross misconduct and which is injurious to the Company; or (iv) following delivery to the executive officer of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the executive officer has not substantially performed his/her duties, continued violations by the executive officer of the executive officer’s obligations to the Company which are demonstrably willful and deliberate on the executive officer’s part.

“Good reason”, while defined differently between the forms, generally includes material reductions in duties, title, authority, responsibilities, facilities or perquisites, reduction of base salary, material reduction in aggregate level of employee benefits, relocation or constructive termination.

A “change of control” means: (i) the acquisition by any person of 50% or more of the total voting power of our then outstanding securities; (ii) the consummation of the sale or disposition of all or substantially all company assets; (iii) the consummation of a merger or consolidation of us where the outstanding securities immediately prior thereto no longer represent at least 50% of the voting power immediately after such merger or consolidation; and solely in the case of the first form, (iv) a change in the composition of the Board during any two consecutive years, such that a majority consists of persons who are not either directors who were in office when the agreement was entered into or whose nominations were approved by a majority of the directors who were in office not in connection with a transaction described in (i) through (iii) above.

If the benefits provided constitute a parachute payment under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then, provided the excise tax is at least 3.59 times the “base amount” under Section 280G, the executive officer shall receive (i) a payment sufficient to pay such excise tax and (ii) an additional payment sufficient to pay the taxes arising as a result of such payment. If the tax is less than 3.59 times the base amount, we may reduce the benefits to the extent necessary to avoid such tax. Solely with respect to the second form, if additional taxes would result due to Internal Revenue Code Section 409A, the Company will modify the payment schedule described above so that payments do not occur until the date that is six (6) months and one (1) day after the termination date.

The benefits described above are conditioned on the executive officer signing a release of claims and a one-year non-solicitation clause. With respect to the second form, the executive officer must also sign a one-year non-competition agreement and abide by a non-disparagement clause.

Under the terms of Mr. Masri’s employment agreement, if Mr. Masri’s employment is terminated without cause or he resigns for good reason in connection with a change of control, he is entitled to the payment of two years of base salary plus the payment of two (2) times his target annual incentive for the year in which the termination occurs, full vesting of outstanding equity awards (other than performance-based awards), up to eighteen (18) months of reimbursement for premiums paid for coverage under the Consolidated Omnibus Budget Reconciliation Act, an extension of the period in which to exercise his stock options after termination, from the earlier of the expiration of the stock option by its terms or one hundred sixty-five (165) days, continuation for up to one year of the $10,000,000 term life insurance policy in effect at the time of his termination, and excise tax gross-up payments.

Assuming that each current executive officer (including Dr. Willebeek-LeMair, who ceased to be an executive officer on March 28, 2007) is involuntarily terminated for any reason other than cause or such executive officer terminates his employment for good reason following the Merger, based on a theoretical termination date of February 1, 2008, the amount of severance benefits (based on the executive officer’s current salary and target incentive bonus) that would be payable is:

								Total Potential
								Change of
					Benefits		Excise Tax	Control
Name	Salary ($)		Bonus ($)		Continuation ($)		Gross-up ($)	Benefits ($)

Edgar Masri	1,300,000	(1)	1,300,000	(2)	50,643	(3)	1,374,473(4)	4,025,116
Neal D. Goldman	375,000	(5)	285,154	(6)	124,886	(7)	—	785,040
James Hamilton	350,000	(5)	266,144	(6)	80,535	(7)	—	696,679
Dr. Shusheng Zheng	412,914	(8)	1,831,129	(9)	6,980	(10)	—	2,251,023
Jay Zager	400,000	(5)	304,164	(6)	152,157	(7)	569,368(4)	1,425,689
Robert Dechant	365,000	(5)	277,550	(6)	77,433	(7)	—	719,983
Dr. Marc Willebeek-LeMair	350,000	(5)	266,144	(6)	82,985	(7)	—	699,129

(1)	Represents two years of Mr. Masri’s current salary.
(2)	Represents two times Mr. Masri’s current target annual incentive bonus.
(3)	Reflects Company paid benefits continuation for 18 months and payments for the continuation of Mr. Masri’s $10,000,000 term life insurance policy for 12 months pursuant to his employment agreement.
(4)	Represents the additional amount estimated to be payable to Mr. Masri and Mr. Zager to make them whole for the federal excise tax on excess parachute payments (including payment of the taxes on the additional amount itself). This excise tax is payable if the value of certain payments that are contingent upon a change of control, referred to as parachute payments, exceeds a safe harbor amount. The computation of the excise tax is complex, is subject to various questions of interpretation and depends upon a number of variables that cannot be known at this time. 3Com engaged a third-party to assist it in preparing the excise tax calculation based upon information that we supplied regarding current and historical compensation and the provisions of our compensation and benefits arrangements.
(5)	Represents one year of such executive officer’s current salary.
(6)	Represents one year of such executive officer’s current target incentive bonus and 2 months pro-rated bonus assuming 100% attainment for 2H FY 2008.
(7)	Reflects Company paid benefits continuation for 24 months and basic term life insurance conversion pursuant to such executive officer’s employment arrangement.
(8)	Represents one year of salary and one month of salary per year of Dr. Zheng’s service for a total of 16.18 months of salary.
(9)	Represents payments earned, but not yet paid, of $1,609,920 under H3C’s Equity Appreciation Rights Plan, one hundred percent of Dr. Zheng’s target annual bonus of $204,193 and pro-rated bonus payment of one month equal to $17,016 for the year in which the change of control occurs (H3C operates on a calendar year).

(10)	Represents estimated two year contribution for Chinese Compulsory Social Insurance.

Indemnification and Insurance

The Surviving Corporation has agreed to indemnify for a period of six (6) years each of our present and former officers and directors against all expenses, losses and liabilities incurred in connection with any claim, action, suit proceeding or investigation arising out of, relating to, or in connection with, any act or omission in their capacity as an officer, director or employee occurring on or before the effective time of the Merger.

The Merger Agreement provides that we may purchase “tail coverage” directors’ and officers’ liability insurance policies containing the same coverage and in the same amount as the Company’s existing policies and with a claims period of six (6) years from the effective time of the Merger for claims arising from facts or events that occurred on or prior to the effective time of the Merger. If we choose to purchase such tail coverage, the Surviving Corporation will maintain such tail coverage for the six (6) year period.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to U.S. persons (as defined below) whose shares of Common Stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. person” to mean a beneficial owner of shares of Common Stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding Common Stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners who hold shares of Common Stock as capital assets, and may not apply to shares of Common Stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who validly exercise their rights under Delaware law to object to the Merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold Common Stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of shares of stock appreciation rights, restricted stock units or options to purchase shares of Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and it does not address any aspect of state, local or foreign tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.  The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than twelve (12) months at the time of the consummation of the Merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.  Backup withholding of tax may apply to cash payments to which a non-corporate stockholder is entitled under the Merger Agreement, unless the stockholder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. Each of our stockholders should complete and sign the Substitute Form W-9 that will be included as part of the letter of transmittal and return it to the payment agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the payment agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult with the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, stock appreciation rights or restricted stock units to purchase shares of Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until 3Com and Newco file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. 3Com and Newco have filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. The applicable waiting period under the HSR Act has not yet expired or been terminated. At any time before or after consummation of the Merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of 3Com or Newco. At any time before or after the consummation of the Merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of 3Com or Newco. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In addition, the Merger is subject to various foreign antitrust laws. To the extent required, 3Com and Newco expect to file notifications in certain foreign jurisdictions and to observe the applicable waiting periods prior to completing the Merger.

While there can be no assurance that the Merger will not be challenged by a governmental authority or private party on antitrust grounds, 3Com, based on a review of information provided by Newco relating to the businesses in which it and its affiliates are engaged, believes that the Merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

The parties have agreed to make a joint voluntary filing of the transaction with the Committee on Foreign Investment in the United States (“CFIUS”).

Delisting and Deregistration of Common Stock

If the Merger is completed, the Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Common Stock.

Litigation Related to the Merger

Between September 28, 2007 and October 10, 2007, five putative class action complaints were filed in the Court of Chancery of the State of Delaware in connection with the announcement of the proposed Merger — Fisk v. 3Com Corporation, et al., Civil Action No. 3256-VCL; Bendit v. 3Com Corporation, et al., Civil Action No. 3258-VCL; Litvintchouk v. Robert Y.L. Mao, et al., Civil Action No. 3264-VCL; Kadlec v. 3Com Corporation, et al., Civil Action No. 3268-VCL; and Kahn v. 3Com Corporation, et al., Civil Action No. 3286-VCL. On October 12, 2007, the above-referenced actions were consolidated for all purposes and captioned: IN RE: 3COM SHAREHOLDERS LITIGATION, Civil Action No. 3256-VCL. An additional two putative class action complaints were filed in the Superior Court of Middlesex County, Massachusetts — Tansey v. 3Com Corporation, et al., Civil Action No. 07-3768, and Davenport v. Benhamou, et al., Civil Action No. 07-3973F. On October 12 and 15, 2007, the defendants served motions to dismiss or, in the alternative, stay the two Massachusetts proceedings. All of the complaints name 3Com and the current members of our board of directors as defendants. All of the complaints except the Tansey and Kahn petitions also name Paul G. Yovovich, a former member of our board of directors, as a defendant. Excepting the Tansey and Davenport petitions, all of the complaints also name Bain Capital as a defendant. The Tansey complaint names Bain Capital, LLC as a defendant. The Davenport complaint also names Diamond II Acquisition Corp. and Diamond II Holdings, Inc. as defendants. Diamond II Acquisition Corp. was also named as a defendant in the Kahn complaint. The Bendit complaint also names Huawei Technologies Company as a defendant, and the Tansey complaint also names Huawei Technology Co. Ltd. as a defendant. Plaintiffs purport to represent stockholders of 3Com who are similarly situated to them. Among other things, the seven complaints allege that the proposed purchase price of $5.30 per share is inadequate and that our directors, in approving the proposed Merger, breached fiduciary duties owed to 3Com’s shareholders because they assertedly failed to take steps to maximize the value to our public stockholders. The complaints further allege that Bain Capital and, in some cases, 3Com and Huawei, aided and abetted these alleged breaches of fiduciary duty. The complaints seek class certification, damages and certain forms of equitable relief, including enjoining the consummation of the Merger and a direction to our board of directors to obtain a transaction in the best interests of 3Com’s shareholders. We believe that plaintiffs’ allegations are without merit, and we intend to vigorously contest these actions. There can be no assurance, however, that we will be successful in our defense of these actions.

Amendment to 3Com’s Rights Plan

On September 28, 2007, the Company and American Stock Transfer & Trust Company (the “Rights Agent”) entered into Amendment No. 1 to the Third Amended and Restated Preferred Shares Rights Agreement between the Company and the Rights Agent, dated November 4, 2002. The amendment permits the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Merger, without triggering the provisions of the rights agreement.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in “Where You Can Find More Information” beginning on page 72.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into 3Com upon the terms, and subject to the conditions, of the Merger Agreement. As the Surviving Corporation, 3Com will continue to exist following the Merger. Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the Surviving Corporation and the officers of Merger Sub will be the initial officers of the Surviving Corporation. All Surviving Corporation officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

We, Newco or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in “— Termination of the Merger Agreement” beginning on page 59.

Effective Time; Marketing Period

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement and, if necessary, the expiration of the Marketing Period described below.

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the third (3rd) business day after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” beginning on page 56, except that the parties will not be obligated to close the Merger until the earliest to occur of a date before the end of the Marketing Period specified by Newco on not less than three (3) days’ written notice to us and the final day of the Marketing Period.

For purposes of the Merger Agreement, “Marketing Period” means the first period of twenty (20) consecutive business days throughout which Newco has certain financial information required to be provided by the Company under the Merger Agreement in connection with Newco’s financing of the Merger, which period will in no event begin prior to the date that is thirteen (13) business days before the special meeting.

The Marketing Period will not be deemed to have commenced if, prior to the completion of the Marketing Period:

•	Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the required financial information provided by us to Newco until a new audit opinion is issued;

•	we have publicly announced or announced to Newco or Merger Sub (A) our intention to restate any of our financial statements included in the financial information provided by us to Newco or (B) that any such restatement is under consideration or may be a possibility, in which case the Marketing Period will not be deemed to commence until such restatement has been completed and our SEC reports have been amended or we have announced that we have concluded no restatement will be required; or

•	the financial statements included in the financial information provided by us to Newco on the first (1st) day of the twenty (20) day period would not be sufficiently current to fulfill the conditions of Newco’s debt financing commitments.

The purpose of the Marketing Period is to provide the Investors a reasonable and appropriate period of time during which they can market and place the permanent debt financing contemplated by the debt financing commitments for the purpose of financing the Merger. To the extent the Investors do not need the benefit of the Marketing Period to market and place the debt financing, they may, in their sole discretion, determine to waive the Marketing Period and close the Merger prior to the expiration of the Marketing Period if all closing conditions are otherwise satisfied or waived.

Merger Consideration

Each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $5.30 in cash, without interest and less any applicable withholding taxes, other than the following shares:

•	shares held by holders who have properly and validly perfected their statutory rights of appraisal with respect to the Merger; and

•	shares held in treasury or owned by Newco or Merger Sub or any direct or indirect wholly-owned subsidiary of Newco, Merger Sub or the Company.

After the Merger is effective, each holder of a certificate representing any shares of Common Stock (other than shares for which appraisal rights have been properly and validly perfected) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 68.

Treatment of Options and Other Awards

Stock Options.  Immediately prior to the effective time of the Merger, except as otherwise agreed to by the holder and Newco, all outstanding options to purchase Common Stock under the Company’s equity incentive plans will become fully vested. All such options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $5.30 exceeds the exercise price, without interest and less any applicable withholding taxes.

Restricted Stock.  Immediately prior to the effective time of the Merger, except as otherwise agreed by a holder and Newco, all shares of restricted stock will vest and those shares will be cancelled and converted into the right to receive a cash payment equal to the number of shares of restricted stock multiplied by $5.30, without interest and less any applicable withholding taxes.

Restricted Stock Units.  Immediately prior to the effective time of the Merger, except as otherwise agreed by a holder and Newco, all restricted stock units will vest and be settled through the issuance of shares of Common Stock and will thereafter be treated in the same manner as restricted stock.

Employee Stock Purchase Plan.  Prior to the consummation of the Merger, the then-current offering period under our Employee Stock Purchase Plan will be terminated and all funds in each participant’s account will be applied toward the purchase of shares of Common Stock on the terms and conditions set forth under our Employee Stock Purchase Plan. Thereafter, those shares will be entitled to receive the merger consideration on the same basis as other shares of Common Stock. All amounts withheld by us on behalf of participants in our Employee Stock Purchase Plan that have not been used to purchase Common Stock prior to the effective time of the Merger will be returned to the participants without interest pursuant to the terms of our Employee Stock Purchase Plan.

Payment for the Shares of Common Stock

Newco will designate a payment agent reasonably acceptable to us to make payment of the merger consideration as described above. At the closing of the Merger, Newco will deposit, or cause to be deposited, with the payment agent, for payment to the holders of shares of Common Stock, an amount of cash equal to the aggregate share consideration.

Following the effective time of the Merger, we will close our stock ledger. After that time, there will be no further transfer of shares of Common Stock.

Promptly following the effective time of the Merger, Newco and the Surviving Corporation will cause the payment agent to mail to you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The payment agent will pay you your merger consideration after you have (i) surrendered your certificates to the payment agent and (ii) provided to the payment agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The payment agent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYMENT AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the payment agent is not claimed within twelve (12) months following the effective time of the Merger, such cash will be returned to the Surviving Corporation upon demand, and any holders of shares of Common Stock who have not surrendered such shares of Common Stock for exchange will become general creditors of the Surviving Corporation. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any government entity will be returned to the Surviving Corporation free and clear of any prior claims or interest thereto.

If the payment agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed and otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of Newco (or any agent designated by Newco) that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the Surviving Corporation, post a bond in an amount that the Surviving Corporation reasonably directs as indemnity against any claim that may be made against Newco, the Surviving Corporation or the payment agent with respect to the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Newco and Merger Sub and representations and warranties made by Newco and Merger Sub to us. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, 3Com, Newco and Merger Sub each made representations and warranties relating to, among other things:

•	corporate organization and existence;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	broker’s and finder’s fees; and

•	information supplied for inclusion in this proxy statement.

In the Merger Agreement, Newco and Merger Sub also each made representations and warranties relating to:

•	the debt and equity commitment letters relating to the financing of their obligations under the Merger Agreement;

•	the operations of Newco and Merger Sub;

•	their ownership of Common Stock;

•	the absence of litigation or governmental orders that would prevent or materially delay the Merger; and

•	and the solvency of the Surviving Corporation following the Merger.

In the Merger Agreement, 3Com also made representations and warranties relating to:

•	capital structure;

•	subsidiaries;

•	documents filed with the SEC;

•	financial statements;

•	undisclosed liabilities;

•	absence of certain changes or events since June 1, 2007 (including the absence of a “Company Material Adverse Effect”);

•	material contracts;

•	title to properties;

•	intellectual property matters;

•	tax matters;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor matters;

•	permits;

•	compliance with applicable laws;

•	environmental matters;

•	litigation;

•	insurance;

•	related party transactions;

•	the receipt by the board of directors of a fairness opinion from Goldman Sachs;

•	broker’s and finder’s fees;

•	our stockholder rights plan; and

•	state takeover statutes.

Many of 3Com’s representations and warranties are qualified by a “Company Material Adverse Effect” standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean any effect, circumstance, change, event or development, individually or in the aggregate, and taken with all other effects, circumstances, changes, events or developments, that is (or are) materially adverse to the business, operations, condition (financial or otherwise) or results of operations of 3Com and our subsidiaries, taken as a whole, other than:

•	general economic conditions in the United States, China or any other country, general conditions in the financial markets in the United States, China or any other country, or general political conditions in the United States, China or any other country;

•	general conditions in the industries in which we and our subsidiaries conduct business;

•	any conditions arising out of acts of terrorism, war or armed hostilities;

•	the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including the impact on our relationships with our suppliers, distributors, partners, customers or employees;

•	any action taken by us or our subsidiaries that is required by the Merger Agreement, or the failure by us or our subsidiaries to take any action that is prohibited by the Merger Agreement;

•	any action that is taken, or any failure to take action, by us or our subsidiaries in either case to which Newco has approved, consented to or requested in writing;

•	any changes in law or generally accepted accounting principles or the interpretation of law or accounting principles;

•	changes in our stock price or change in the trading volume of our stock, in and of itself (provided that the underlying cause of such circumstance may be considered in determining whether is a “Company Material Adverse Effect”);

•	any failure to meet any internal or public projections, forecasts or estimates of revenues or earnings, in and of itself (provided that the underlying cause of such failure may be considered in determining whether there is a “Company Material Adverse Effect”); or

•	any legal proceedings made or brought by any of the current or former stockholders of the Company resulting from, relating to or arising out of the Merger Agreement;

except in the case of the first three bullets above, to the extent such changes, effects, events, conditions or developments referred to therein affect the Company and its subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its subsidiaries conduct business.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger, except as contemplated by the Merger Agreement or consented to in writing by Newco, with certain exceptions, we and our subsidiaries will:

•	carry on our business in the ordinary course of business and in compliance in all material respects with all applicable laws; and

•	use our reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each of our subsidiaries and preserve the current relationships of the Company and each of our subsidiaries with each of the customers, suppliers and other persons with whom we or any of our subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact our business organization.

We have also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement, with certain exceptions, or consented to in writing by Newco and Merger Sub, we and our subsidiaries will not:

•	amend our certificate of incorporation or bylaws or comparable organizational documents, except in connection with the dissolution or reorganization of a domestic wholly-owned subsidiary in the ordinary course of business, which subsidiary is not necessary to the operation of the business;

•	elect or approve any new executive officers or directors of the Company or any significant subsidiary, except in order to replace a previous executive officer or director;

•	issue, sell, deliver, pledge, dispose of, grant, encumber or otherwise subject to any lien (other than a permitted lien), or agree, authorize or commit to any of the foregoing any equity interest of the Company or any subsidiary except for issuances of shares of Common Stock to participants in our employee stock purchase plan;

•	directly or indirectly acquire, repurchase, redeem or otherwise acquire any of our or our subsidiary’s equity interests, except in connection with:

•	stock-based awards in the ordinary course of business; or

•	dissolution or reorganization of one of our wholly-owned subsidiaries in the ordinary course of business;

•	split, combine, subdivide or reclassify any shares of capital stock, or issue or authorize any other securities in respect of, in lieu of, or in substitution for shares of our capital stock or other equity interests;

•	declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock;

•	make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity interests, except for cash dividends made by any of our direct or indirect wholly-owned subsidiaries to us or one of our wholly-owned subsidiaries;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of our subsidiaries, except for the transactions contemplated by the Merger Agreement or the dissolution or reorganization of one of our wholly-owned subsidiaries in the ordinary course of business;

•	incur or assume any indebtedness in excess of $1,000,000 individually or $5,000,000 in the aggregate, provided that any debt so incurred must be voluntarily prepayable without material premium, penalties or any other material costs, except for:

•	debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities in effect on the date of the Merger Agreement or issuances or repayment of commercial paper in the ordinary course of business; or

•	loans or advances to direct or indirect wholly-owned subsidiaries;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in excess of $1,000,000 individually or $5,000,000 in the aggregate, except with respect to obligations of our direct or indirect wholly-owned subsidiaries;

•	make any loans, advances or capital contributions to or investments in any other person, except for travel advances in the ordinary course of business to our employees or employees of any of our subsidiaries;

•	mortgage or pledge any of our or our subsidiaries’ assets, tangible or intangible, or create or suffer to exist any lien on those assets (other than permitted liens);

•	enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case:

•	in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business;

•	in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business; and

•	in connection with any amendment of an employee benefit plan that is required by law;

•	increase the compensation payable or to become payable to any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement, except in the ordinary course of business with respect to any employee who is not a director or executive officer;

•	pay, discharge, satisfy or settle any pending or threatened legal proceeding, or any other disputed material claim, liability or obligation, except for the payment, discharge, satisfaction or settlement of any pending or threatened legal proceeding or any disputed claim, liability or obligation that does not include any material obligation (other than the payment of money) to be performed by us or our subsidiaries following the effective time of the Merger and is fully reserved against in our financial statements, or involves the payment of no more than $250,000 individually or $1,500,000 in the aggregate or results in a payment to us or one of our subsidiaries of no more than $1,000,000 individually or $5,000,000 in the aggregate;

•	except as required as a result of a change in applicable law or generally accepted accounting principles, make any change in any of the accounting methods, principles or practices used by us or affecting our assets, liabilities or business;

•	make any change in any method of tax accounting, methods, periods, principles, elections or practices, make, rescind or change any material tax election, settle or compromise any material tax liability, surrender any right to claim a material refund of taxes, file any material amended tax return (except as required by law), or consent to any extension or waiver of any limitation period with respect to any claim or assessment for material taxes;

•	other than in the ordinary course of business, acquire (by merger, consolidation, acquisition, license or otherwise) any other person or any material equity interest therein or assets thereof in excess of $1,000,000 individually or $5,000,000 in the aggregate or dispose of any of our or our subsidiaries’ material properties or assets;

•	make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate for us and our subsidiaries taken as a whole, except as budgeted on our current plan;

•	other than in the ordinary course of business or as otherwise expressly permitted pursuant to the Merger Agreement, amend or modify in any material respect, or terminate any material contract; or

•	announce an intention, enter into a formal or informal agreement, or otherwise make a commitment to take any of the foregoing actions.

Agreement to Use Reasonable Best Efforts

Upon the terms and subject to the conditions set forth in the Merger Agreement, each of parties has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate the Merger in the most expeditious manner practicable, including causing all the conditions to the Merger to be satisfied, making all filings with governmental authorities in connection with the Merger Agreement and the consummation of the Merger and obtaining all consents under any material contracts. The parties have also agreed to defend against any lawsuit or other legal proceeding challenging the Merger Agreement, the Limited Guarantees or the transactions contemplated thereby and contest and appeal any order by any governmental authority which has or may have the effect of prohibiting or otherwise preventing the Merger in order to enable the parties to consummate the Merger.

The parties have also agreed to use reasonable best efforts to take all actions necessary so that no state takeover or other similar statute or regulation becomes applicable to the Merger and if any such statute or regulation does become applicable, to use reasonable best efforts to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise minimize the effect of such statute or regulation on the Merger.

Financing

Cooperation of 3Com

We have agreed to provide Newco and Merger Sub, and shall cause our subsidiaries to provide, and to use reasonable best efforts to cause our representatives to provide, all cooperation reasonably requested by Newco or Merger Sub in connection with the arrangement of the debt financing or any replacement, amended, modified or alternative debt financing, including, to the extent reasonably requested:

•	furnishing the financial information that would be sufficient to satisfy the conditions in the debt commitment letters;

•	using reasonable best efforts to furnish Newco and Merger Sub and their financing sources as promptly as practicable with such other financial and other pertinent information regarding the Company and our subsidiaries as may be reasonably requested in writing by Newco, including all financial statements and other financial data of the type and within the periods prior to the Closing Date as reasonably required for purposes of syndication or to otherwise consummate the available financing;

•	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the available financing;

•	assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents and marketing materials required in connection with the syndication of or otherwise to consummate the available financing;

•	using reasonable best efforts to obtain accountant’s comfort letters, accountant’s consents for use of their reports in any material relating to the available financing, legal opinions, surveys and title insurance;

•	taking all corporate actions reasonably requested by Newco to permit the consummation of the available financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the effective time of the Merger;

•	executing and delivering any pledge and security documents, other definitive financing documents or other certificates, legal opinions or documents as may be requested by Newco (including certificates of the Company or any of our subsidiaries with respect to solvency matters); and

•	using reasonable best efforts to facilitate the consummation and syndication of the available financing and the direct borrowing or incurrence of all proceeds of the available financing by the Surviving Corporation or any of its subsidiaries immediately following the effective time of the Merger.

The Merger Agreement limits our obligation to incur any fees or liabilities with respect to the debt or equity financing prior to the effective time of the Merger.

Debt Financing

Newco has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in the debt commitment letters (or terms no less favorable to Newco and no more conditional than the terms described therein as determined in the reasonable judgment of Newco), including by:

•	maintaining in effect the debt commitment letters until execution and delivery of the definitive documentation contemplated by such debt commitment letters;

•	negotiating and entering into the senior secured credit agreement and bridge agreement with respect to the debt financing on the terms and conditions reflected in the debt commitment letters or on other terms no less favorable, in the aggregate, to Newco at or prior to the earlier of the expiration of the debt commitment letters or the effective time of the Merger;

•	satisfying on a timely basis all conditions applicable to Newco and Merger Sub in the debt commitment letters and the senior secured credit agreement and bridge agreement that are within their control; and

•	enforcing its rights under the debt commitment letters, the senior secured credit agreement and the bridge agreement.

Newco may amend, restate, supplement, modify or supersede the debt commitment letters, senior secured credit agreement and/or bridge agreement to add one or more lenders, lead arrangers, bookrunners, agents or similar entities which had not executed the debt commitment letters as of the date of the Merger Agreement, to increase the amount of indebtedness, to replace or modify one or more facilities with one or more new facilities or otherwise amend, supplement or modify the debt commitment letters, senior secured credit agreement and/or the bridge agreement or otherwise, provided that the new debt financing commitments:

•	do not expand or adversely amend the conditions to the debt financing set forth in the debt commitment letters, in any material respect;

•	are not reasonably be expected to delay or prevent the Closing;

•	do not reduce the aggregate amount of available debt financing (unless replaced with an amount of new equity financing).

In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt commitment letters or the senior secured credit agreement or bridge agreement for any reason, as promptly as practicable following the occurrence of such event Newco has agreed to use its reasonable best efforts to obtain alternative financing from alternative sources on terms that are not less favorable, in the aggregate, to Newco (as determined in the reasonable judgment of Newco) than the debt financing contemplated by the debt commitment letters.

Equity Financing

Newco has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the equity financing, including by:

•	maintaining in effect the equity commitment letter; and

•	satisfying on a timely basis all conditions applicable to Newco in such equity commitment letter that are within its control, if any.

In addition, Newco and Merger Sub may enter into arrangements and agreements relating to the equity financing for the transactions contemplated by the Merger Agreement to add other equity financing sources, provided that:

•	any new sources of equity financing are limited partners of the Guarantors or their affiliates or are not stockholders of the Company;

•	the aggregate amount of the equity financing is not reduced;

•	the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing (as determined in the reasonable judgment of Newco); or

•	the arrangements and agreements would not diminish or release the obligations of the Guarantors to Newco or Merger Sub under the equity commitment letters, adversely affect the rights of Newco or Merger Sub to enforce their rights against the Guarantors under the equity commitment letters, or otherwise constitute a waiver or reduction of the rights of Newco or Merger Sub under the equity commitment letters.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on , the record date for the special meeting;

•	any waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, any waiting period (and any extension thereof) under the antitrust laws of various other jurisdictions shall have expired or been terminated, and clearances, consents, approvals, orders and authorizations from certain government authorities shall have been obtained; and

•	no court of competent jurisdiction or other governmental authority shall have (i) enacted, issued or promulgated any law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or (ii) issued or granted any order that is in effect or has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

Conditions to Newco’s and Merger Sub’s Obligations.  The obligations of Newco and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions, any of which may be waived exclusively by Newco:

•	our representations and warranties with respect to our authority to complete the Merger, approval by our stockholders, our organization and good standing, brokers, our stockholder rights plan, and state anti-takeover laws must each be true and correct in all material respects as of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties made by us that address matters only as of a particular date which need only be true and correct in all material respects as of such particular date);

•	our representations and warranties with respect to our capitalization and our indebtedness must each be true and correct as of the date of the closing date with the same force and effect as if made on and as of such date (except for those representations and warranties that address matters only as of a particular date which need only be true and correct as of such particular date), except for such inaccuracies that do not, individually or in the aggregate, exceed $15,000,000;

•	all other representations and warranties made by us in the Merger Agreement, must be true and correct as of the closing date with the same force and effect as if made on and as of such date (except for any representations made by us as of a specific date which need only be so true and correct as of the date made (without giving effect to any qualification as to materiality or “Company Material Adverse Effect” (but not dollar thresholds) set forth in such representations and warranties), except as contemplated under the Merger Agreement or where the failure to be so true and correct has not had and would not reasonably be expected to have a “Company Material Adverse Effect”;

•	we must have performed in all material respects all obligations we are required to perform under the Merger Agreement at or prior to the closing date;

•	we must deliver to Newco and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations; and

•	no effect shall have arisen or occurred following the execution of the Merger Agreement that is continuing and that has had or is reasonably expected to have a “Company Material Adverse Effect.”

Conditions to 3Com’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions, any of which may be waived exclusively by us:

•	the representations and warranties of Newco and Merger Sub set forth in the Merger Agreement must be true and correct on and as of the closing date with the same force and effect as if made on and as of such date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under the Merger Agreement, provided that those representations and warranties which address matters only as of a particular date need only be so true and correct as of such particular date;

•	Newco and Merger Sub must have performed in all material respects all obligations that are to be performed by them under the Merger Agreement at or prior to the closing date; and

•	Newco and Merger Sub must deliver to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

If a failure to satisfy one of these conditions to the Merger is not considered by our board of directors to be material to our stockholders, the board of directors could waive compliance with that condition. Our board of directors is not aware of any condition to the Merger that cannot be satisfied. Under Delaware law, after the Merger Agreement has been adopted by our stockholders, the merger consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Restrictions on Solicitations of Other Offers

The Merger Agreement provides that, from and after the date of the Merger Agreement, the Company and our subsidiaries have agreed not to directly or indirectly:

•	solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an alternative acquisition proposal;

•	furnish to any person (other than Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to the Company or any of our subsidiaries, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of our subsidiaries (other than Newco, Merger Sub or any designees of Newco or Merger Sub) in any such case (A) with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an alternative acquisition proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an alternative acquisition proposal or (B) outside the ordinary course of business;

•	participate, engage in or continue discussions or negotiations with any person with respect to any alternative acquisition proposal or furnish any party (other than Newco, Merger Sub or any designee of Newco or Merger Sub) information about such discussions or negotiations other than in public statements or other disclosures;

•	approve, endorse or recommend an acquisition or takeover proposal other than the Merger; or

•	enter into, or authorize the Company or any of our subsidiaries to enter into, any letter of intent, memorandum of understanding or other contract or agreement in principle contemplating or otherwise relating to an alternative acquisition transaction.

Notwithstanding the aforementioned restrictions, at any time prior to the approval of the Merger Agreement by our stockholders, we are permitted to participate or engage in discussions or negotiations with, and/or furnish any non-public information relating to the Company or any of our subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of our subsidiaries to any person that has made a bona fide unsolicited written acquisition proposal, provided that our board of directors determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or is reasonably likely to lead to a superior proposal.

We are required, upon receipt of such acquisition proposal, promptly (and in any event within 48 hours) to provide Newco a copy of any such acquisition proposal or superior proposal made in writing, or a written summary of the material terms of any such acquisition proposal or superior proposal not made in writing. We will keep Newco reasonably informed of any material developments regarding any acquisition proposal and, upon the reasonable request of Newco, apprise Newco of the status of such acquisition proposal.

We are required contemporaneously to provide to Newco any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to Newco. We agree that we and our subsidiaries will not enter into any confidentiality agreement with any person which will prohibit us from complying with our obligations under the Merger Agreement.

An “acquisition proposal” means any offer or proposal (other than an offer or proposal by Newco or Merger Sub) to engage in an acquisition transaction from any person or group as defined in Section 13(d) of the Exchange Act.

An “acquisition transaction” means any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (i) the purchase or other acquisition from the Company by any person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such person or “group” beneficially owning twenty percent (20%) or more of the Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination, stock exchange, recapitalization, liquidation, issuance of or amendment to terms of outstanding stock or other securities, or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction (in their capacities as such) hold eighty percent (80%) or less of the Common Stock or consolidated assets of the Company or our subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto) in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of twenty percent (20%) or more of the consolidated assets of the Company and our subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto); or (iv) any combination of the foregoing.

A “superior proposal” means any bona fide written acquisition proposal (provided that, for purposes of this definition, all references in the definition of acquisition transaction to “twenty percent (20%)” shall be references to “fifty percent (50%)” and the reference therein to “eighty percent (80%)” shall be a reference to “fifty percent (50%)”) with respect to which our board of directors shall have determined in good faith (after consultation with its independent financial advisor and outside legal counsel) that the acquisition transaction contemplated by such acquisition proposal would be more favorable to the Company’s stockholders (in their capacity as such) than the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the likelihood, ability to finance, conditionality and timing of consummation of such proposal) and the Merger Agreement (including any changes to the terms of the Merger Agreement proposed by Newco to the Company in writing in response to such proposal or otherwise).

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The Merger Agreement requires us to duly call, give notice of, convene and hold a meeting of our stockholders to adopt the Merger Agreement. Our board of directors has unanimously resolved to recommend that our stockholders adopt the Merger Agreement. Our board of directors, however, may, at any time prior to the adoption of the Merger Agreement by our stockholders, withhold, withdraw, amend, change, qualify or modify in a manner adverse to Newco, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Newco, its recommendation in favor of adoption of the Merger Agreement, or approve, adopt or recommend to our stockholders any acquisition proposal, or publicly propose to approve, adopt or recommend to our stockholders any acquisition proposal, or make any public statement in connection with a tender offer or exchange offer that does not include a reaffirmation of its recommendation in favor of the adoption of the Merger Agreement or terminate the Merger Agreement and enter into a definitive agreement with respect to a superior proposal if we receive a bona fide written takeover proposal and if:

•	our board of directors determines in good faith (after consultation with its independent financial advisors and outside legal counsel) constitutes a superior proposal; and

•	the failure to take such action would reasonably be expected to be a breach of its fiduciary duties.

To the extent the board proposes to take the foregoing actions with regard to its recommendation, it may only do so after:

•	concurrently terminating the Merger Agreement;

•	giving Newco at least five (5) business days’ prior written notice of its intention to take such action and providing Newco a copy of the relevant proposed transaction agreement and other material documents with the party making such superior proposal; and

•	negotiating in good faith with Newco (if requested by Newco) during the five (5) business day notice period to enable Newco to propose changes to the terms of the Merger Agreement, the financing commitment letters and/or the limited guarantees that would cause such superior proposal to no longer constitute a superior proposal.

In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless the Merger Agreement has been or is concurrently terminated in accordance with its terms and we have concurrently paid to Newco the $66 million termination fee as described in further detail in “— Termination Fees and Expenses” beginning on page 61.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Newco and 3Com;

•	by either 3Com or Newco if:

•	the Merger is not consummated by April 28, 2008 (the “Termination Date”); provided, however, that the terminating party has not taken any action in breach of the Merger Agreement or failed to take action in breach of the Merger Agreement that was the principal cause of or resulted in any of the conditions to the Merger set forth in Article VIII of the Merger Agreement, including those conditions described in “— Conditions to the Merger” beginning on page 56, having failed to be satisfied by the Termination Date;

•	any court of competent jurisdiction or other governmental authority has enacted, issued or promulgated any law or issued or granted any order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, and such order has become final and non-appealable; provided, however, that the terminating party has used its reasonable best efforts to contest, appeal and remove such order and such terminating party has not taken any action in breach of the Merger Agreement or failed to take action in breach of the Merger Agreement that was the principal cause of, or resulted in, the passage of such law or the issuance of such order; or

•	the Company has failed to obtain the stockholder approval at the special meeting (or any adjournment or postponement thereof), provided that the Company may not so terminate if it or its representatives have materially violated their obligations relating to (i) non-solicitation of alternative acquisition transactions, (ii) recommending that our shareholders approve the proposal to adopt the Merger Agreement,(iii) holding the special meeting or (iv) this proxy statement or any other document that is required to be filed by us with the SEC;

•	by 3Com if:

•	Newco and/or Merger Sub has breached or otherwise violated any of their respective covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of Newco and Merger Sub set forth in the Merger Agreement have become inaccurate, in either case such that the conditions to the Merger described above in the first two bullet points in “— Conditions to 3Com’s Obligations” are not capable of being satisfied (with or without cure of such breach or violation) by the Termination Date, provided that 3Com is not then in breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions described above in the first four bullet points in “— Conditions to Newco’s and Merger Sub’s Obligations” not being satisfied;

•	all of the conditions to the obligations of Newco and Merger Sub to consummate the Merger have been satisfied or waived (to the extent permitted under the Merger Agreement) and Newco and Merger Sub have breached their obligation to cause the Merger to be consummated;

•	(i) all of the conditions to the obligations of Newco and Merger Sub to consummate the Merger described above in “Conditions to Each Party’s Obligations” and “Conditions to Newco’s and Merger Sub’s Obligations” have been satisfied or waived (to the extent permitted under the Merger Agreement), (ii) the debt financing contemplated by the debt commitment letters, senior secured credit agreement and/or bridge agreement (or any replacement, amended, modified or alternative debt commitment letters, senior secured credit agreement and/or bridge agreement) has funded or would be funded pursuant to the terms and conditions set forth in such debt commitment letters, senior secured credit agreement and/or bridge agreement upon funding of the equity financing contemplated by the equity commitment letters; (iii) Newco and Merger Sub have breached their obligation to cause the Merger to be consummated and (iv) a U.S. Federal regulatory agency (that is not an antitrust regulatory agency) has not informed Newco, Merger Sub or the Company that it is considering taking action to prevent the Merger unless the parties or any of their affiliates agree to satisfy specified conditions (which may but need not include divestiture of a material portion of the Company’s business), or such regulatory agency has informed the parties that it is no longer considering such action; or

•	by Newco if:

•	the Company has breached or otherwise violated any of its covenants, agreements or other obligations under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement have become inaccurate, in either case such that the conditions to the Merger described above in the first four bullet points in “— Conditions to Newco’s and Merger Sub’s Obligations” are not capable of being satisfied (with or without cure) by the Termination Date, provided that Newco is not then in breach of any representations, warranties, covenants or other agreements that would result in the closing conditions described above in the first two bullet points in “— Conditions to 3Com’s Obligations” not being satisfied; or

•	(i) our board of directors or any committee of the board of directors has for any reason effected a change of recommendation; (ii) a tender offer or exchange offer for Common Stock that constitutes an acquisition proposal (whether or not a superior proposal) is commenced and, within five (5) business days after the public announcement of the commencement of such acquisition proposal, the Company has not issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act reaffirming the board of director’s recommendation in favor of the Merger and recommending that the Company’s stockholders reject such acquisition proposal and not tender any shares of Common Stock into such tender or exchange offer; (iii) the Company fails to hold a stockholder vote with respect to the adoption of the Merger Agreement in accordance with the DGCL at the Company Stockholder Meeting within thirty (30) days of the mailing of this proxy statement; or (iv) the board of directors has failed to publicly reconfirm the board of director’s recommendation in favor of the Merger prior to receipt of the stockholder approval, within two (2) business days of a written request from Newco to do so; provided, however, that Newco may not terminate the Merger Agreement within the five (5) business day period contemplated by clause (ii) above.

The Merger Agreement may also be terminated by 3Com prior to the special meeting in order to enter into a definitive agreement for a superior proposal, provided that 3Com subsequently pay Newco a termination fee, as described in further detail in “— Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on page 59.

Termination Fees and Expenses

Payable by 3Com

We have agreed to pay Newco (or its designee) a termination fee of $66 million if:

•	we terminate the Merger Agreement prior to the special meeting for a change of recommendation of our board of directors in connection with a superior proposal (as such is described in “— Restrictions on Solicitations of Other Offers” beginning on page 57 and “— Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on page 59);

•	Newco terminates the Merger Agreement because our board of directors:

•	(i) withdraws (or modifies or qualifies in a manner adverse to Newco), or publicly proposes to withdraw (or modify or qualify in a manner adverse to Newco), its recommendation that our stockholders adopt the Merger Agreement, (ii) approves, adopts or recommends to our stockholders an alternative acquisition proposal or (iii) makes any public statement in connection with a tender or exchange offer unless such statement includes a reaffirmation of the board’s recommendation in favor of the Merger Agreement;

•	fails to include its recommendation that our stockholders adopt the Merger Agreement in this proxy statement;

•	within five (5) business days following the public announcement of a tender offer or exchange offer that constitutes an alternative acquisition proposal fails to issue a public statement reaffirming the board’s recommendation in favor of the Merger and recommending that the Company’s stockholders reject such alternative acquisition proposal;

•	fails to hold a stockholder vote with respect to adoption of the Merger Agreement within thirty (30) days of the mailing of this proxy statement; or

•	fails to publicly reconfirm its recommendation in favor of the Merger within two (2) business days of a written request from Newco to do so;

•	we or Newco terminate the Merger Agreement because the Merger is not consummated by the Termination Date and at the time of such termination the closing conditions relating to regulatory approvals and the absence of legal prohibitions are capable of being satisfied or would be capable of being satisfied, but for a breach by the Company of its obligations under the Merger Agreement, provided that the reason the Merger has not been consummated by the Termination Date is not attributable to a breach by Newco or Merger Sub of their respective obligations under the Merger Agreement, which breach has resulted in a failure to satisfy the closing condition relating to regulatory approvals or the closing condition relating to the absence of legal prohibitions or the closing conditions described above in the first two bullets in “— Conditions to 3Com’s Obligations” and provided that

•	prior to such termination an alternative transaction proposal has been publicly announced or become publicly known or a person or group has publicly disclosed an intention to make such a proposal, and the foregoing is not withdrawn, and

•	within twelve (12) months after such termination, we enter into a definitive agreement providing for a competing acquisition transaction and such acquisition is subsequently consummated;

•	we or Newco terminate the Merger Agreement because our stockholders, at the special meeting or any adjournment or postponement thereof at which the Merger Agreement was voted on, fail to adopt the Merger Agreement, and

•	prior to the special meeting an alternative acquisition transaction had been publicly announced or become publicly known or a person or group had publicly disclosed an intention to make such a proposal, and the foregoing was not withdrawn, and

•	within twelve (12) months after such termination, we enter into a definitive agreement providing for a competing acquisition transaction and such acquisition is subsequently consummated.

We have also agreed to reimburse Newco’s and Merger Sub’s out-of-pocket fees and expenses incurred in connection with the Merger Agreement (including in connection with the equity and debt financing), up to an aggregate of $20 million, if either the Company or Newco terminates the Merger Agreement because of the failure to receive Company stockholder approval at the special meeting or any adjournment or postponement thereof at which the Merger Agreement was voted on.

Payable by Newco

Newco has agreed to pay us a termination fee of $66 million if we terminate the Merger Agreement in the situation where:

•	all conditions to the obligations of Newco and Merger Sub to close have been satisfied or waived (to the extent permitted under the Merger Agreement) and Newco and Merger Sub have failed to consummate the Merger pursuant to the terms of the Merger Agreement; or

•	(i) the Merger is not consummated by the Termination Date; (ii) all conditions to the obligations of 3Com, Newco and Merger Sub to close have been satisfied (other than with respect to the condition as set forth in the following clause (iii)); and (iii) a U.S. federal regulatory agency (that is not an antitrust regulatory agency) has informed Newco, Merger Sub or the Company (or their representatives) that it intends to take action to prevent the Merger.

Newco has agreed to pay us a termination fee of $110 million if we terminate the Merger Agreement in the situation where: (i) all conditions to the obligations of Newco and Merger Sub to close have been satisfied (to the extent permitted under the Merger Agreement); (ii) the debt financing contemplated by the debt commitment letters, senior secured credit agreement and/or bridge agreement or any replacement, amended, modified or alternative debt commitment letters, senior secured credit agreement and/or bridge agreement has funded or would be funded pursuant to the terms and conditions set forth in such debt commitment letters, senior secured credit agreement and/or bridge agreement upon funding of the equity financing contemplated by the equity commitment letters; (iii) Newco and Merger Sub have breached their obligation to cause the Merger to be consummated pursuant to the terms of the Merger Agreement; and (iv) a U.S. Federal regulatory agency (that is not an antitrust regulatory agency) has not informed Newco, Merger Sub or the Company that it is considering taking action to prevent the Merger unless the parties or any of their affiliates agree to satisfy specified conditions (which may but need not include divestiture of a material portion of the Company’s business), or such regulatory agency has informed the parties that it is no longer considering such action.

Remedies

In the event that the Company or Newco receive a termination fee as described above, such fee shall be deemed to be liquidated damages for any and all damages incurred by the party receiving such fee in connection with the matter forming the basis for such termination and no other claims may be brought with respect to such matters. Except in the case of fraud, the Company’s right to receive the termination fee as described above is the sole and exclusive remedy of the Company against Newco, Merger Sub, the Investors and any of their affiliates for any damages suffered as a result of a failure of the Merger to be consummated, or for a breach or failure to perform under the Merger Agreement or otherwise. Except in the case of fraud, Newco’s right to receive the termination fee as described above in circumstances that such fee is payable, or to recover damages from the Company in circumstances that such fee is not payable, is the sole and exclusive remedy of Newco, Merger Sub and their affiliates against the Company, its subsidiaries and any of its affiliates for any damages suffered as a result of a failure of the Merger to be consummated, or for a breach or failure to perform under the Merger Agreement or otherwise. In addition, Newco and Merger Sub are entitled to seek specific performance of the terms and provisions of the Merger Agreement with respect to the obligations of the Company, including seeking an injunction to prevent or restrain breaches or threatened breaches of the Merger Agreement by the Company and enforcing compliance with the covenants and obligations of the Company under the Merger Agreement. The Company is not entitled to seek specific performance with respect to the obligations of Newco and Merger Sub, including an injunction to prevent breaches of the Merger Agreement by Newco or Merger Sub.

Indemnification and Insurance

Newco shall, and shall cause the Surviving Corporation and its subsidiaries to, honor and fulfill in all respects the obligations of the Company and its subsidiaries under any and all indemnification contracts between the Company or any of its subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its subsidiaries prior to the effective time of the Merger (the “Indemnified Persons”). In addition, during the period commencing at the effective time of the Merger and ending on the sixth anniversary of the effective time of the Merger, the Surviving Corporation and its subsidiaries shall (and Newco shall cause the Surviving Corporation and its subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date of the Merger Agreement), in each case in their respective capacities as such, occurring at or prior to the effective time of the Merger, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its subsidiaries as of the date of the Merger Agreement, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable law.

The Surviving Corporation and its subsidiaries shall (and Newco shall cause the Surviving Corporation and its subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its subsidiaries or other affiliates occurring at or prior to the effective time of the Merger, or (ii) any of the transactions contemplated by the Merger Agreement, in each case regardless of whether such claim, proceeding, investigation or inquiry is made, occurs or arises prior to, at or after the effective time of the Merger.

Prior to the effective time of the Merger, the Company may purchase a six-year “tail” prepaid policy on the directors’ and officers’ liability insurance. In the event that the Company purchases such a “tail” policy prior to the effective time of the Merger, Newco and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Newco and the Surviving Corporation for so long as such “tail” policy shall be maintained in full force and effect. In the event that the Company does not so purchase a “tail” policy prior to the effective time of the Merger, during the period commencing at the effective time of the Merger and ending on the sixth anniversary of the effective time of the Merger, Newco and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the effective time of the Merger, covering each person covered by the Company’s current directors’ and officers’ liability insurance, on terms with respect to the coverage and amounts that are equivalent to those of the Company’s current directors’ and officers’ liability insurance. In satisfying their obligations with respect to directors’ and officers’ liability insurance, Newco and the Surviving Corporation are not obligated to pay annual premiums in excess of 300% of the amount we paid for coverage for our last full fiscal year. If the annual premiums of such insurance coverage exceed such amount, Newco and the Surviving Corporation are obligated to obtain a policy with the greatest coverage available for a cost not exceeding that 300% maximum.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time, except that after our stockholders have adopted the Merger Agreement, there shall be no amendment that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the Merger Agreement must be approved by the parties’ respective boards of directors and shall be in a writing signed by us, Newco and Merger Sub.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement.

MARKET PRICE OF COMMON STOCK

Our Common Stock is listed for trading on Nasdaq under the symbol “COMS.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on Nasdaq composite tape for the Common Stock.

	Common Stock
	High	Low

FISCAL YEAR ENDED JUNE 2, 2006
First Quarter	$4.00	$3.21
Second Quarter	$4.30	$3.37
Third Quarter	$5.27	$3.47
Fourth Quarter	$5.70	$4.25
FISCAL YEAR ENDED JUNE 1, 2007
First Quarter	$5.31	$3.95
Second Quarter	$5.24	$3.95
Third Quarter	$4.24	$3.73
Fourth Quarter	$4.79	$3.60
FISCAL YEAR ENDING MAY 30, 2008
First Quarter	$4.81	$3.24
Second Quarter (through October 19, 2007)	$5.11	$3.22

The closing sale price of the Common Stock on Nasdaq on September 27, 2007, the last trading day prior to the execution of the Merger Agreement, was $3.68 per share. On          , 2007, the most recent practicable date before this proxy statement was printed, the closing price for the Common Stock on Nasdaq was $           per share. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of September 28, 2007, the date we executed the Merger Agreement, with respect to the beneficial ownership of our common stock by:

•	each individual or entity whom we know to own beneficially more than five percent of our common stock;

•	each current director;

•	our chief executive officer, our chief financial officer, our three most highly compensated executive officers, one highly compensated executive officer who is no longer an executive officer of the Company and two highly compensated executive officers who are no longer employed by the Company (the “Named Executive Officers”); and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned. In addition, unless otherwise indicated, all persons named below can be reached at 350 Campus Drive, Marlborough, Massachusetts 01752-3064.

		Common Stock		Ownership
	Number of	Underlying		Percent of
	Shares of	Options		Common Stock
	Common Stock	Exercisable	Total Beneficial	Beneficially
Name and Address of Beneficial Owner	Owned	Within 60 Days	Ownership	Owned(1)

5% Stockholders
Entities and individuals related to Citadel Limited Partnership(2)	39,085,937	—	39,085,937	9.7%
131 S. Dearborn Street, 32nd Floor Chicago, IL 60603
Entities related to Barclays Global Investors, N.A.(3)	20,274,767	—	20,274,767	5.0%
45 Fremont Street San Francisco, CA 94105

Directors and Named Executive Officers

Non-Employee Directors
Eric A. Benhamou(4)	708,146	4,175,395	4,883,541	1.2%
Gary T. DiCamillo	1,000	343,720	344,720		*
James R. Long	12,800	258,350	271,150		*
Robert Y. L. Mao	—	—	—		*
Raj Reddy	1,000	329,750	330,750		*
Dominique Trempont	—	42,792	42,792		*

Named Executive Officers
Edgar Masri(5)	462,839	3,000,000	3,462,839		*
Jay Zager(6)	300,000	—	300,000		*
Neal D. Goldman(7)	690,953	713,750	1,404,703		*
James Hamilton(8)	321,052	643,750	964,802		*
Dr. Shusheng Zheng(9)	200,000	—	200,000		*
Dr. Marc Willebeek-LeMair(10)	670,187	640,245	1,310,432		*
Donald M. Halsted, III(11)	252,084	550,000	802,084		*
R. Scott Murray(12)	—	—	—		*
All directors and current executive officers as a group (12 persons)(13)	3,028,978	9,732,507	12,761,485	3.1%

*	1% or less
(1)	Percentage of beneficial ownership is based on 401,205,801 shares of common stock outstanding as of September 28, 2007. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of September 28, 2007, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage for any other person.
(2)	Represents shares beneficially owned by Citadel Limited Partnership, Citadel Investment Group, L.L.C., Kenneth Griffin, Citadel Equity Fund Ltd., Citadel Derivatives Group LLC, based on a Schedule 13D/A that was filed jointly by these individuals and entities with the SEC on July 2, 2007.
(3)	Represents shares beneficially owned by Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, based on a Schedule 13G that was filed jointly by these entities with the SEC on January 23, 2007.
(4)	Includes 708,146 shares of common stock held in the Eric and Illeana Benhamou Living Trust dated September 11, 2000, of which Mr. Benhamou is a co-trustee.
(5)	Includes 333,333 unvested shares of restricted stock issued to Mr. Masri.
(6)	Consists of 300,000 unvested shares of restricted stock issued to Mr. Zager.
(7)	Includes 438,333 unvested shares of restricted stock issued to Mr. Goldman.
(8)	Includes 250,000 unvested shares of restricted stock issued to Mr. Hamilton.
(9)	Consists of 200,000 unvested restricted stock units issued to Dr. Zheng.
(10)	Includes 330,000 unvested shares of restricted stock issued to Dr. Willebeek-LeMair. Dr. Willebeek-LeMair (while still currently a 3Com officer) ceased to be an executive officer on March 28, 2007.
(11)	Mr. Halsted is the Company’s former Executive Vice President and Chief Financial Officer. He resigned from those positions as of June 22, 2007, and his employment with the Company terminated July 27, 2007.
(12)	Mr. Murray is the Company’s former President and Chief Executive Officer. He resigned from those positions as of the close of business on August 17, 2006.
(13)	Includes 1,801,666 unvested shares of restricted stock issued to current executive officers (including 280,000 shares held by Robert Dechant, our Senior Vice President and General Manager, Data and Voice Business Unit).

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than twenty (20) days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262; and

•	You must not vote in favor of or consent to the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock.

All demands for appraisal should be addressed to 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, Attention: Neal D. Goldman, must be delivered before the vote on the Merger Agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her rights of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within ten (10) days after the effective time of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of or consent to the Merger Agreement. At any time within sixty (60) days after the effective time of the Merger, any stockholder who has demanded an appraisal but has not commenced an appraisal proceeding or joined an appraisal proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Common Stock. Within one hundred twenty (120) days after the effective date of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within ten (10) days after such written request is received by the Surviving Corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal, whichever is later. Within one hundred twenty (120) days after the effective time of the Merger, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within twenty (20) days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice, if so ordered by the Chancery Court, to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, from the effective date of the Merger through the date of payment of the judgment, which shall be compounded quarterly and shall accrue at a default rate 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest, if any, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within one hundred twenty (120) days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within sixty (60) days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than sixty (60) days after the effective time of the Merger may only be made with the written approval of the Surviving Corporation. In addition, no appraisal proceeding may be dismissed as to any stockholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2008 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in next year’s proxy statement must be submitted in writing to our principal executive offices, 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, and must be received no later than 5:00 p.m. Eastern Time on April 19, 2008. If the date of the 2008 annual meeting of stockholders is moved more than thirty (30) days before or after the anniversary date of the 2007 annual meeting of stockholders, the deadline for inclusion is instead a reasonable time before 3Com begins to print and mail its proxy materials. Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws.

Unless we indicate otherwise at a later date, in order for a stockholder proposal to be raised from the floor during the 2008 annual meeting of stockholders, the stockholder’s written notice must be received at our principal executive offices prior to June 28, 2008, and must contain certain information as required under our bylaws. You may contact our Investor Relations Department at our headquarters for a copy of the relevant provisions of our bylaws regarding the requirements for making stockholder proposals. Please note that these requirements relate only to matters a stockholder wishes to bring before next year’s annual meeting and that are not to be included in the proxy statement for next year’s annual meeting.

You may nominate an individual to serve as a director by following the procedures set forth in our bylaws, which include sending a written notice setting forth all the information that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Exchange Act to Neal D. Goldman, Secretary, 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752-3064. In addition, the notice must contain certain other information as required under our bylaws. In order to be considered for the 2008 annual meeting, your nomination must be received no later than April 19, 2008.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please (1) mail your request to 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts, 01752-3064, Attn: Investor Relations, or (2) call our Investor Relations department at (508) 323-1198. Upon written or oral request, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents 3Com files with the SEC by going to the “Investors Relations” section of our website at www.3Com.com/investor. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at Nasdaq offices located at One Liberty Plaza, 165 Broadway, New York, NY, 10006.

We incorporate by reference into this proxy statement any Current Reports on Form 8-K or Quarterly Reports on Form 10-Q filed by us pursuant to the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to 3Com Investor Relations, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, telephone: (508) 323-1198, on the Company’s website at www.3Com.com/investor or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED          , 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and among
DIAMOND II HOLDINGS, INC.
DIAMOND II ACQUISITION CORP.
and
3COM CORPORATION
Dated as of September 28, 2007

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 28, 2007 by and among Diamond II Holdings, Inc., a corporation organized under the laws of the Cayman Islands (“Newco”), Diamond II Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Newco (“Merger Sub”), and 3Com Corporation, a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in Article I.

WITNESSETH:

WHEREAS, the Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein.

WHEREAS, the board of directors of Newco and the board of directors of Merger Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the laws of the Cayman Islands and the DGCL, as applicable, upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Bain Capital Fund IX, L.P. and Bain Capital Asia Fund, L.P. (collectively, “Bain Capital”) and Shenzhen Huawei Investment & Holding Co. Ltd. (“Huawei”) and, together with Bain Capital, the “Guarantors”) have entered into limited guarantees, each dated as of the date hereof and in the form attached hereto as Exhibit A, in favor of the Company with respect to certain obligations of Newco and Merger Sub arising under Section 8.3 of this Agreement (the “Limited Guarantees”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Newco and Merger Sub to enter into this Agreement, the Company and American Stock Transfer & Trust Company are entering into an amendment, dated as of the date hereof and in the form attached hereto as Exhibit B (the “Rights Plan Amendment”), to that certain Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002 (the “Company Rights Plan”), so as to render the rights issued thereunder inapplicable to this Agreement and the transactions contemplated hereby.

WHEREAS, Newco, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Newco, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions.  For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” shall mean (i) any confidentiality agreement between the Company and any Person existing as of the date of this Agreement and (ii) any confidentiality agreement entered into after the date of this Agreement that contains provisions that are no less favorable in the aggregate to the Company than those in the Confidentiality Agreement.

(b) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Newco or Merger Sub) to engage in an Acquisition Transaction from any Person or group as defined in Section 13(d) of the Exchange Act.

(c) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) the purchase or other acquisition from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of twenty percent (20%) or more of the Company Common Stock outstanding as of the consummation of such purchase or other acquisition, or any tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning twenty percent (20%) or more of the Company Common Stock outstanding as of the consummation of such tender or exchange offer; (ii) a merger, consolidation, business combination, stock exchange, recapitalization, liquidation, issuance of or amendment to terms of outstanding stock or other securities, or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction (in their capacities as such) hold eighty percent (80%) or less of the Company Common Stock or consolidated assets of the Company or its Subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto) in the surviving or resulting entity of such transaction; (iii) a sale, transfer, acquisition or disposition of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (either as measured by the fair market value thereof or by the revenues or earnings on a consolidated basis attributable thereto); or (iv) any combination of the foregoing.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person provided, that, no Person shall be deemed an Affiliate of Newco, Merger Sub or the Company (or other specified Person) because such Person is controlled by one or more investment funds that are shareholders of Newco. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(e) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

(f) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 1, 2007.

(i) “Company Board” shall mean the board of directors of the Company.

(j) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(k) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company, together with the Preferred Stock Purchase Rights appurtenant thereto issued under the Company Rights Plan.

(l) “Company ESPP” shall mean the Company’s 1984 Employee Stock Purchase Plan, as amended and restated as of September 26, 2007.

(m) “Company Intellectual Property” shall mean all Intellectual Property that is owned, used or held for use by the Company or any of its Subsidiaries in connection with the business of the Company or any of its Subsidiaries.

(n) “Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned by, or filed, registered or held in the name of, the Company or any of its Subsidiaries.

(o) “Company Material Adverse Effect” shall mean any effect, circumstance, change, event or development (each an “Effect”, and collectively, “Effects”), individually or in the aggregate, and taken together with all other Effects, that is (or are) materially adverse to the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) resulting from or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) resulting from or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i) general economic conditions in the United States, China or any other country (or changes therein), general conditions in the financial markets in the United States, China or any other country (or changes therein) or general political conditions in the United States, China or any other country (or changes therein), in any such case to the extent that such changes, effects, events or circumstances do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(ii) general conditions in the industries in which the Company and its Subsidiaries conduct business (or changes therein) to the extent that such changes, effects, events or circumstances do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(iii) any conditions arising out of acts of terrorism, war or armed hostilities to the extent that such conditions do not affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries conduct business;

(iv) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the impact thereof on relationships (contractual or otherwise) with suppliers, distributors, partners, customers or employees;

(v) any action taken by the Company or its Subsidiaries that is required by this Agreement, or the failure by the Company or its Subsidiaries to take any action that is prohibited by this Agreement;

(vi) any action that is taken, or any failure to take action, by the Company or its Subsidiaries in either case to which Newco has approved, consented to or requested in writing;

(vii) any changes in Law or GAAP (or the interpretation thereof);

(viii) changes in the Company’s stock price or change in the trading volume of the Company’s stock, in and of itself (it being understood that the underlying cause of, and the facts, circumstances or occurrences giving rise or contributing to such circumstance may be deemed to constitute a “Company Material Adverse Effect” (unless otherwise excluded) and shall not be excluded from and may be deemed to constitute or be taken into account in determining whether there has been, is, or would be a Company Material Adverse Effect;

(ix) any failure by the Company to meet any internal or public projections, forecasts or estimates of revenues or earnings in and of itself (for the avoidance of doubt, the exception in this clause (ix) shall not prevent or otherwise affect a determination that the underlying cause of such failure is a Company Material Adverse Effect); or

(x) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) resulting from, relating to or arising out of this Agreement or any of the transactions contemplated hereby.

(p) “Company Options” shall mean any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

(q) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

(r) “Company Stock-Based Award” shall mean each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans or Employee Plans (including performance shares, restricted stock, restricted stock units, phantom units, deferred stock units and dividend equivalents, but not including any 401(k) plan of the Company), other than rights under Company Options.

(s) “Company Stock Plans” shall mean (i) the Company’s 1983 Stock Option Plan, as amended and restated effective September 30, 2001, (ii) the Company’s Director Stock Option Plan, as amended, (iii) the Company’s Restricted Stock Plan, as amended July 1, 2001, (iv) the Company’s 1994 Stock Option Plan, as amended and restated effective April 30, 2002, (v) the Company’s 2003 Stock Plan, as amended, and (vi) any other compensatory option plans or Contracts of the Company, including option plans or Contracts assumed by the Company pursuant to a merger, acquisition or other similar transaction.

(t) “Company Termination Fee” shall mean $66,000,000.

(u) “Company Stockholders” shall mean holders of shares of Company Capital Stock, in their respective capacities as such.

(v) “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “twenty percent (20%)” shall be references to “fifty percent (50%)” and the reference to “eighty percent (80%)” shall be a reference to “fifty percent (50%)”.

(w) “Confidentiality Agreement” shall mean those certain confidentiality agreements between the Company and Bain Capital, dated as of June 13, 2007, and the Company and Shenzhen Huawei Investment & Holding Co. Ltd., dated as of September 13, 2007.

(x) “Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing.

(y) “Delaware Law” shall mean the DGCL and any other applicable law (including common law) of the State of Delaware.

(z) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(aa) “DOL” shall mean the United States Department of Labor or any successor thereto.

(bb) “Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators (“URLs”) and other names and locators associated with the Internet.

(cc) “Environmental Law” shall mean any and all applicable laws and regulations promulgated thereunder, relating to the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any individual to Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or the investigation, clean-up or other remediation or analysis thereof.

(dd) “Equity Interests” means (i) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person and (ii) any option, warrant, purchase right, conversion right, exchange rights or other Contract which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

(ee) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(ff) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(gg) “Excluded Disclosures” means, with respect to the Company SEC Reports, disclosure as to risk factors, forward-looking statements and other similarly cautionary or generic disclosure contained or incorporated by reference therein.

(hh) “Financial Statements” means the Company Financial Statements, H3C Financial Statements and the Tipping Point Financial Statements included in the Required Information.

(ii) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(jj) “GAAP” shall mean generally accepted accounting principles, as applied in the United States, consistently applied.

(kk) “Governmental Authority” shall mean any government, any governmental administrative or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitral or judicial body, in each case whether federal, state, county, provincial, and whether local, state, foreign or multinational.

(ll) “Hazardous Substance” shall mean (i) any petroleum products or byproducts, radioactive materials, asbestos or polychlorinated biphenyls or (ii) any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect.

(mm) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(nn) “Indebtedness” shall mean (i) any indebtedness for borrowed money (including the issuances of any debt security) to any Person other than the Company or any of its Subsidiaries, (ii) any capital lease obligations to any Person other than the Company or any of its Subsidiaries, (iii) any guarantee of any such indebtedness or any debt securities of any Person other than the Company or any of its Subsidiaries, other than letters of credit, bonds and other similar instruments supporting performance obligations entered into in the ordinary course of business and set forth on Section 1.1(nn) of the Company Disclosure Letter, or (iv) any “keep well” or other agreements to maintain any financial statement condition of any Person other than the Company or any of its Subsidiaries.

(oo) “Intellectual Property” shall mean any or all of the following: (i) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (ii) business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person including databases and data collections and all rights therein; (iii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, documentation, files, records, circuit masks, schematics, verilog files, netlists, emulation and simulation reports, test vectors and hardware development tools and (iv) any other technology or similar or equivalent tangible or intangible matter of any of the foregoing (as applicable).

(pp) “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) copyrights, copyrights registrations and applications therefor, mask work rights, mask work registrations, and applications therefor, rights of privacy and publicity, and all other rights corresponding to any of the foregoing throughout the world including moral and economic rights of authors and inventors, however denominated (“Copyrights”); (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, Domain Names and registrations and applications for any of the foregoing (“Trademarks”); (v) trade secrets, business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; including data, databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent rights to any of the foregoing (as applicable).

(qq) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(rr) “Knowledge of the Company” with respect to any matter in question, shall mean the actual knowledge of any directors or executive officers of the Company.

(ss) “Knowledge of Newco” with respect to any matter in question, shall mean the actual knowledge of (i) Mark Nunnelly, Jonathan Zhu or Craig Boyce of Bain Capital and (ii) Guo Ping, Ren Zhengfei and Henry Lin of Huawei.

(tt) “Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(uu) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private) or criminal prosecution by or before any Governmental Authority.

(vv) “Liabilities” shall mean any liability, obligation or commitment of any kind (whether known, unknown, incurred, consequential, accrued, unaccrued, asserted, unasserted, determined, undeterminable, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

(ww) “Licensed Company Intellectual Property” shall mean all Company Intellectual Property and Company Intellectual Property Rights, other than the Owned Company Intellectual Property.

(xx) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(yy) “Marketing Period” shall mean the first period of twenty (20) consecutive Business Days throughout which Newco shall have the Required Information that the Company is required to provide to Newco pursuant to Section 6.4(a), which period shall not in any event begin prior to the date that is thirteen Business Days before the date on which the Company Stockholder Meeting is duly held and convened (at which meeting the stockholders vote on the Merger); provided that, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of such twenty (20) Business Day period, (i) Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any of the Financial Statements, in which case the Marketing Period shall not be deemed to commence until such time as Deloitte & Touche LLP (or another accounting firm engaged by the Company and reasonably acceptable to Newco) has rendered an audit opinion with respect to such Financial Statements, (ii) the

Company shall have publicly announced or announced to Newco or Merger Sub (A) any intention to restate any of its financial information included in the Required Information or (B) that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence until such restatement has been completed and the Company SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required or (iii) the financial statements included in the Required Information that are available to Newco on the first day of such 20 day period would not be sufficiently current to fulfill the conditions set forth in paragraph (c) or (d) of Exhibit C of each of the Debt Commitment Letters (in each case, as in effect on the date hereof, whether or not such Debt Commitment Letters are in effect).

(zz) “Nasdaq” shall mean the NASDAQ Global Select Market, any successor inter-dealer quotation system operated by the Nasdaq Stock Market, Inc., or any successor thereto.

(aaa) “Newco Default Fee” shall mean an amount in cash equal to $110,000,000.

(bbb) “Newco Termination Fee” shall mean an amount in cash equal to $66,000,000.

(ccc) “Order” shall mean any order, judgment, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

(ddd) “Owned Company Intellectual Property” shall mean that portion of the Company Intellectual Property and Company Intellectual Property Rights that is owned by, or registered or held in the name of, the Company and its Subsidiaries.

(eee) “Permitted Liens” shall mean any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and payable or the amount and validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens arising in the ordinary course of business securing obligations that are not yet due or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the Financial Statements in accordance with GAAP; (iii) Liens imposed by applicable Law (other than Tax Law) arising in the ordinary course of business; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) Liens the existence of which are disclosed on the face of the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2007; (viii) any Liens disclosed on Section 1.1(eee) of the Company Disclosure Letter; and (ix) statutory or common law liens of landlords.

(fff) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(ggg) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(hhh) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(iii) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(jjj) “Significant Subsidiary” shall mean H3C and its Subsidiaries, Tipping Point and its Subsidiaries and each Subsidiary of the Company set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended June 1, 2007, or in any exhibit or schedule thereto.

(kkk) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock or the equity interests of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership or owns a majority of the equity interests, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or owns a majority of the equity interests, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.

(lll) “Superior Proposal” shall mean any bona fide written Acquisition Proposal (provided that, for purposes of this definition, all references in the definition of Acquisition Transaction to “twenty percent (20%)” shall be references to “fifty percent (50%)” and the reference therein to “eighty percent (80%)” shall be a reference to “fifty percent (50%)”) with respect to which the Company Board shall have determined in good faith (after consultation with its independent financial advisor and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independent financial advisor will be determined by the Company Board) that the Acquisition Transaction contemplated by such Acquisition Proposal would be more favorable to the Company Stockholders (in their capacity as such) than the Merger, after taking into account all the terms and conditions of such proposal (including the financial aspects of such proposal, the likelihood, ability to finance, conditionality and timing of consummation of such proposal) and this Agreement (including any changes to the terms of this Agreement proposed by Newco to the Company in writing in response to such proposal or otherwise).

(mmm) “Tax” shall mean any and all foreign, federal, state, national, provincial, territorial, local and other taxes, including taxes, charges, fees, imposts, levies, duties or other assessments, including all gross receipts, gross income, net income, capital, profits, sales, use, occupation, value added, ad valorem, estimated, intangible, unitary, lease, service, premium, transfer, conveyance, franchise, branch, license, registration, withholding, backup withholding, payroll, recapture, employment, social security, unemployment, disability, severance, stamp, excise, occupation, property, prohibited transactions, windfall or excess profits, customs duties, foreign enterprise income, enterprise income, local income, individual income, deed, business, land value appreciation taxes, together with all interest, penalties, fines, additions to tax or additional amounts imposed with respect to such amounts.

(nnn) “Tipping Point Financial Statements” shall mean the Tipping Point Financial Statements included in the Required Information.

1.2 Additional Definitions.  The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Agreement	Preamble
Alternative Financing	6.4(b)
Assets	3.14

Term	Section Reference

Bain Capital	Recitals
Certificates	2.8(c)
Certificate of Merger	2.2
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.18(a)
Company	Preamble
Company Board Recommendation	3.1(b)
Company Disclosure Letter	Art. III
Company Intellectual Property Agreements	3.15(b)
Company Rights Plan	Recitals
Company SEC Reports	3.8
Company Securities	3.7(c)
Company Stockholder Meeting	5.4
Consent	3.4
D&O Insurance	6.8(c)
Debt Commitment Letters	4.10(a)
Debt Financing	4.10(a)
Delaware Secretary of State	2.2
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.2
Employee Plans	3.17(a)
Equity Commitment Letter	4.10(a)
Equity Financing	4.10(a)
ERISA Affiliate	3.17(a)
Exchange Fund	2.8(b)
Financing	4.10(a)
Financing Commitment Letters	4.10(a)
Funded International Employee Plan	3.17(h)(ii)
Guarantors	Recitals
Huawei	Recitals
Indemnified Persons	6.8(a)
International Employee Plans	3.17(a)
Leased Real Property	3.13(b)
Leases	3.13(b)
Limited Guarantees	Recitals
Material Contract	3.12(a)
Maximum Annual Premium	6.8(c)
Merger	2.1
Merger Sub	Preamble
Newco	Preamble
Other Required Company Filings	3.29(a)
Other Required Newco Filings	4.6(a)

Term	Section Reference

Payment Agent	2.8(a)
Per Share Price	2.7(a)(i)
Permits	3.19
Proxy Statement	3.29(a)
Recommendation Change	5.3(a)
Required Information	6.4(a)
Requisite Stockholder Approval	3.2
Rights Plan Amendment	Recitals
Specified Person	8.3(g)
Subsidiary Securities	3.6(b)
Surviving Corporation	2.1
Tax Returns	3.16(a)
Termination Date	8.1(b)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) When reference is made herein to “ordinary course of business,” such reference shall be deemed to mean “ordinary course of the Company’s business and consistent with the Company’s past practices.”

(f) Unless otherwise indicted, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

2.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Newco, Merger Sub and the Company shall cause the Merger to be consummated under the

DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Newco, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing.  The consummation of the Merger (the “Closing”) shall take place at a closing to occur at the offices of Ropes & Gray LLP at 1211 Avenue of the Americas, New York, New York 10036 on a date and at a time to be agreed upon by Newco, Merger Sub and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder and by Law) of such conditions) (the “Satisfaction Date”), or at such other location, date and time as Newco, Merger Sub and the Company shall mutually agree upon in writing; provided that, if the Marketing Period has not ended by the Satisfaction Date, the Closing shall occur on the date following the Satisfaction Date that is earliest to occur of (a) a date before the end of the Marketing Period to be specified by Newco on not less than three (3) days written notice to the Company and (b) the final day of the Marketing Period. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.4 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation.  At the Effective Time, subject to the provisions of Section 6.8(a), the Certificate of Incorporation of the Company shall be amended to read in its entirety in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time and such Certificate of Incorporation, as amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation.

(b) Bylaws.  At the Effective Time, subject to the provisions of Section 6.8(a), the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.6 Directors and Officers.

(a) Directors.  At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers.  At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i) Company Common Stock.  Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) shares of Company Common Stock owned by Newco,

Merger Sub or the Company, or by any direct or indirect wholly-owned Subsidiary of Newco, Merger Sub or the Company, in each case immediately prior to the Effective Time, and (B) any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to $5.30 (individually, the “Per Share Price” and, in the aggregate, the “Share Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.10).

(ii) Owned Company Common Stock.  Each share of Company Common Stock owned by Newco, Merger Sub, or any direct or indirect Subsidiary of Newco or Merger Sub or held in treasury by the Company, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Capital Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock par value $0.01 per share of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Adjustment to Per Share Price.  The Per Share Price shall be adjusted appropriately (without duplication) to reflect the economic effect as contemplated by this Agreement of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Per Share Price pursuant to Section 2.7(a). Such Company Stockholders shall be entitled to receive payment of the consideration that is deemed to be due for such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Price, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.

(ii) The Company shall give Newco (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments received by the Company in respect of Dissenting Company Shares and (B) the opportunity to control all negotiations and proceedings with respect to demands for appraisal in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Newco, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Stock-Based Awards.  Immediately prior to the Effective Time, except as otherwise agreed to by Newco and a holder of a Company Stock-Based Award, the Company shall take all action necessary such that (i) all outstanding Company Stock-Based Awards not previously vested pursuant to a Company Stock Plan shall become free of all restrictions and limitations and become fully vested and transferable, (ii) each share or fractional share of Company Common Stock (if any) to be issued in connection with a Company Stock-Based Award in accordance with the applicable Company Stock Plan or Employee Plan shall be treated as a share or fractional share of Company Common Stock in accordance with Section 2.7(a)(i) and (iii) each Company Stock Based Award shall be cancelled and terminated as of the Effective Time. The Company shall take all actions necessary to effect the transactions contemplated by this Section 2.7(d) under all Company Stock Plans and any other plan or arrangement of the Company, including delivering all notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

(e) Company Options.  Except as otherwise agreed by Newco and a holder of a Company Option, Newco shall not assume any Company Options in connection with the Merger or any other transactions contemplated by this Agreement. Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise agreed to by Newco and a holder of a Company Option, the Company shall take such action as may be necessary so that immediately prior to the Effective Time by virtue of and subject to the Merger, the vesting of each Company Option that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full in accordance with the terms thereof and thereupon cancelled and automatically converted into the right to receive an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, and (y) the Per Share Price, less the per share exercise price of such Company Option (the “Option Consideration” and, together with the Share Consideration, the “Merger Consideration”) (it being understood and agreed that such exercise price shall not actually be paid to the Company by the holder of a Company Option). Newco shall, or shall cause the Company to, pay to holders of Company Options the Option Consideration, without interest thereon, less applicable Taxes required to be withheld with respect to such payments, as soon as reasonably practicable following the Effective Time. To the extent that Taxes are deducted or withheld from the Option Consideration, such amounts shall be treated for all purposes under this Agreement as having been paid to and received by the Person to whom such amounts would otherwise have been paid. The Company shall take all actions necessary to effect the transactions contemplated by this Section 2.7(e) under all Company Option agreements and any other plan or arrangement of the Company, including delivering all required notices and making any determinations and/or resolutions of the Company Board or a committee thereof.

(f) Company ESPP.

(i) Prior to the Effective Time, the Company shall take all actions necessary to cause the rights of participants in the Company ESPP with respect to any offering period then underway to be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of the Company immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP.

(ii) Except as otherwise agreed by Parent and a participant, each share of Common Stock purchased under the Company ESPP prior to the Effective Time will be treated as a share of Common Stock in accordance with Section 2.7(a)(i).

(iii) The Company shall take all actions necessary so that the Company ESPP shall terminate immediately after the purchase described in Section 2.7(f)(i). All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Common Stock prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(iv) The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.7(f) including making any determinations and/or resolutions of the Company Board or a committee thereof.

2.8 Exchange of Certificates.

(a) Payment Agent.  Prior to the Effective Time, Newco shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b) Exchange Fund.  At the Closing, Newco shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate Share Consideration (such fund, the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. Until disbursed in accordance with the terms and conditions of this Agreement, the Exchange Fund shall be invested by the Paying Agent, as directed by Newco or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America or any agency or instrumentality thereof which are backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services Inc. or Standard & Poor’s Corporation, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $500 million (based on the most recent financial statements of the banks which are then publicly available at the SEC or otherwise). Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the cash amounts contemplated by this Article II, Newco shall, promptly replace or restore (or cause to be replaced or restored) the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay any outstanding Share Consideration.

(c) Payment Procedures.  Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock who is entitled to receive the Per Share Price pursuant to Section 2.7(a)(i): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Newco, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required by the instructions, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock evidenced by such Certificate, by (y) the Per Share Price (less any applicable withholding taxes payable in respect thereof), without any interest thereon, and the Certificates so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Per Share Price payable upon the surrender of such Certificates pursuant to this Section 2.8. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, to evidence only the right to receive the Per Share Price (less any applicable withholding taxes payable in respect thereof), without interest thereon, payable in respect thereof pursuant to the provisions of this Article II. Promptly following the Effective Time, Newco and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of outstanding shares of Company Common Stock who is entitled to receive the Per Share Price pursuant to Section 2.7(a)(i) represented by book-entry on the records of the Company or the Company’s transfer agent on behalf of the Company: (A) a letter of transmittal in customary form and (B) instructions for use in effecting the surrender of the book-entry shares in exchange for the Per Share Price payable in respect thereof pursuant to the provisions of Article II. Upon return of a duly completed and validly executed letter of transmittal (in accordance with the instructions thereto), and such other documents that may be required by the instructions, the holders of such book-entry shares shall be entitled to receive in exchange thereof a check in an amount equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, and (y) the Per Share Price, less any applicable withholding taxes payable in respect thereof, without any interest thereon.

(d) Transfers of Ownership.  In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered in exchange therefor are registered in the stock transfer books or the ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Newco (or any agent designated by Newco) any transfer or other Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Newco (or any agent designated by Newco) that such transfer or other Taxes have been paid or are otherwise not payable.

(e) Required Withholding.  Each of the Payment Agent, Newco and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company-Based Stock Awards and Company Options such amounts as may be required to be deducted or withheld therefrom under all applicable Tax Laws and shall pay such amount over to the appropriate taxing authority. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to and received by the Person to whom such amounts would otherwise have been paid.

(f) No Liability.  Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Newco, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to the Surviving Corporation.  Any portion of the Exchange Fund that remains undistributed to the holders of the shares of Company Common Stock on the date that is twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Per Share Price payable in respect of the shares of Company Common Stock to the Surviving Corporation, as general creditors thereof, for any claim to the applicable Per Share Price to which such holders may be entitled pursuant to the provisions of this Article II. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Law, become property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

2.9 No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, all shares of Company Common Stock (whether held in certificated form or uncertificated and registered on the books of the Company) shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder thereof (other than Dissenting Company Shares) shall cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Per Share Price paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, shares of Common Stock of the Company are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon making of an affidavit of that fact by the holder thereof, the Per Share Price payable in respect thereof pursuant to Section 2.7; provided, however, that the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Newco, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of the Company and Merger Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure schedules delivered by the Company to Newco on the date of this Agreement (the “Company Disclosure Letter”), or (ii) other than with respect to the representations and warranties set forth in Section 3.7 Section 3.9(e), Section 3.9(f) and Section 3.12(a)(vi) as set forth in the Company SEC Reports filed and publicly available between January 1, 2007 and the date of this Agreement (excluding for purposes hereof the exhibits thereto and the Excluded Disclosures), the Company hereby represents and warrants to Newco and Merger Sub as follows:

3.1 Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and subject, in the case of the consummation of the Merger, to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby other than obtaining the Requisite Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Newco and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity.

(b) The Company Board, at a meeting duly called and held at which all directors were present, unanimously (i) determined that the terms of the Merger are fair and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement providing for the merger of Merger Sub with and into the Company in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL upon the terms and conditions contained herein, and (iii) resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”).

3.2 Requisite Stockholder Approval.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary to adopt and approve this Agreement and consummate the transactions contemplated by this Agreement.

3.3 Non-Contravention and Required Consents.  The execution, delivery or performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions hereof do not and will not (a) violate or conflict with any provision of the Company’s Amended and Restated Certificate of Incorporation and Bylaws, (b) subject to obtaining such Consents set forth in Section 3.4, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents set forth in Section 3.4 are obtained, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants or obligations under this Agreement.

3.4 Required Governmental Approvals.  No consent, approval, Order or authorization of, or filing, declaration or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (b) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (c) filings required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain has not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.5 Organization and Standing.  The Company and Tipping Point Technologies, Inc. (“Tipping Point”) are corporations duly organized, validly existing and in good standing under Delaware Law. H3C Technologies Co., Limited (“H3C”) is a company duly organized and validly existing under the Companies Ordinance (Chapter 32 of the laws of Hong Kong). Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except in the case of the Company’s Subsidiaries other than H3C or Tipping Point, where the failure to be in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned, leased or licensed by it, or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered or made available to Newco complete and accurate copies of the Amended and Restated Certificates of Incorporation and Bylaws or other constituent documents, as amended to date, of the Company and its Significant Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except in the case of the Company’s Subsidiaries other than H3C or Tipping Point, for such violations which have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.6 Subsidiaries.

(a) Section 3.6(a) of the Company Disclosure Letter contains a complete and accurate list (in all material respects) of the name, jurisdiction of organization and schedule of stockholders of each Subsidiary of the Company.

(b) There are no issued, reserved for issuance, or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock, option, warrant, call, subscription, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock, options, warrants, calls, subscriptions, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, option, warrant, call, subscription, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities.

3.7 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 990,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of Company Preferred Stock. As of September 25, 2007: (A) 400,406,937 shares of Company Common Stock were issued and outstanding, of which 2,422,778 shares are unvested restricted stock subject to a right of repurchase by the Company, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) zero shares of Company Capital Stock held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(b) The Company has reserved 67,747,585 shares of Company Common Stock for issuance under the Company Stock Plans. As of September 25, 2007, there were outstanding Stock Options to purchase 49,868,215 shares of Company Common Stock, 6,608,636 shares of outstanding Company Stock-Based Awards (which does not include the 2,422,778 shares of unvested restricted stock described in Section 3.7(a)) and a commitment to grant Stock Options to purchase 34,000 shares of Company Common Stock and 39,500 shares of Company Stock-Based Awards. Since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Stock Options, other than as permitted by Section 5.1(b). The Company has delivered to Newco a complete and accurate list of all holders of Company Options and Stock Based Awards as of September 25, 2007 and, in each case, the number of shares subject to the Stock Option or Stock Based Award, the date of grant and, in the case of Stock Options, the price per share at which such option may be exercised.

(c) Except as set forth in this Section 3.7, there are (i) no issued, reserved for issuance, or outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no issued, reserved for issuance, or outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no issued, reserved for issuance, or outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest, (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii), and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, except in connection with the repurchase or acquisition of Company Stock-Based Awards pursuant to (A) the terms of Company Stock Plans or (B) in the ordinary course of business. All outstanding Company Securities are validly authorized and validly issued.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement relating to the voting, issuance or sale, repurchase, redemption or disposition, or registration of any Company Securities or Subsidiary Securities, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities or Subsidiary Securities.

3.8 Company SEC Reports.  The Company has filed or furnished, as applicable, all forms, reports, schedules, statements, certificates and documents with the SEC that have been required to be filed or furnished, as applicable, by it under applicable Laws prior to the date hereof, and the Company will file prior to the Effective Time all forms, reports, schedules, statements, certificates and documents with the SEC that are required to be filed by it under applicable Laws prior to such time (all such forms, reports, schedules, statements, certificates and documents, together with all exhibits thereto, the “Company SEC Reports”). Each Company SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, each as in effect on the date such Company SEC Report was, or will be, filed. True and correct copies of all Company SEC Reports filed in the three (3) years prior to the date hereof have been furnished to Newco or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Since the enactment of the Sarbanes-Oxley Act, the Company and each of its officers, and, to the Knowledge of the Company each of its directors, have been and are in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of NASDAQ.

3.9 Company Financial Statements.

(a) (i) The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports (the “Company Financial Statements”) and (ii) (A) the quarterly financial statements of H3C for the quarterly periods ended March 31, June 30 and September 30, 2006 and March 31, 2007 and the annual financial statements for the period ended December 31, 2006 all as set forth in Section 3.9(a)(ii) of the Company Disclosure Letter, (B) the quarterly and annual financial statements of H3C delivered after the date hereof pursuant to Section 6.4(b), and (C) any other financial statements of H3C included in the Required Information (the “H3C Financial Statements”) have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q), and fairly present in all material respects, or will present in all material respects, as the case may be, the consolidated financial position of the Company and its Subsidiaries or the consolidated position of H3C and its Subsidiaries, as applicable, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

(b) The Company and its Subsidiaries maintain disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act) that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company (including its Subsidiaries) is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Reports.

(c) The Company maintains a system of internal accounting controls (as such term is defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Except as set forth in the Company SEC Reports filed between June 1, 2005 and the date hereof, since June 1, 2005 the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information of the Company and its Subsidiaries on a consolidated basis and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company and the Company’s Subsidiaries’ internal controls and the Company has provided or made available to Newco copies of any material written materials relating to the foregoing. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company Financial Statements.

(f) Section 3.9(f) of the Company Disclosure Letter sets forth, as of the date hereof, all of the outstanding obligations of the Company or its Subsidiaries in respect of Indebtedness. As of the date hereof there is not, and as of the Effective Time there will not be, any Indebtedness of the Company or its Subsidiaries except (i) as set forth in Section 3.9(f) of the Company Disclosure Letter and except as may be incurred in accordance with Section 5.1(b)(vi) hereof.

3.10 No Undisclosed Liabilities.

(a) Neither the Company or any of its Subsidiaries, has any Liabilities of a nature required to be reflected or reserved against on a consolidated balance sheet prepared in accordance with GAAP or the notes thereto, other than (i) Liabilities reflected or otherwise reserved against in the Company Balance Sheet and notes thereto, dated June 1, 2007 (the “Balance Sheet Date”), (ii) Liabilities arising under this Agreement or incurred in connection with the transactions expressly contemplated by this Agreement, and (iii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Neither H3C nor any of its Subsidiaries has any Liabilities of a nature required to be reflected or reserved against on a consolidated balance sheet prepared in accordance with GAAP or the notes thereto, other than (i) Liabilities reflected or otherwise reserved against in the financial statements and notes thereto attached to Section 3.10(b) of the Company Disclosure Schedule, (ii) Liabilities arising under this Agreement or incurred in connection with the transactions expressly contemplated by this Agreement, and (iii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.11 Absence of Certain Changes.  Since June 1, 2007 through the date hereof, except for actions expressly contemplated by this Agreement, the business of the Company and its Significant Subsidiaries has been conducted, in all material respects, in the ordinary course of business, and with respect to the Company and its Subsidiaries there has not been (a) any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or other equity interest or any redemption, purchase or other acquisition of any of its capital stock or other equity interest, other than in connection with (i) Company Stock-Based Awards, (ii) an intra-company transaction between the Company and one of its Subsidiaries or (iii) dissolution of a wholly owned Subsidiary of the Company, in each case, in the ordinary course of business, (c) any split, combination or reclassification of any of its capital stock or other equity interest or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest, other than in connection with (i) Company Stock-Based Awards, (ii) an intra-company transaction between the Company and one of its Subsidiaries or (iii) dissolution of a wholly owned Subsidiary of the Company, in each case, in the ordinary course of business, (d) any material change in accounting methods, principles or practices used by the Company affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, (e) any amendments or changes in the charter documents or other organizational documents of the Company or any of its Significant Subsidiaries, (f) any change in any material method of Tax accounting, method, periods, principles, elections or practices, (g) any change or rescission of any material Tax election, (h) any material acquisitions or dispositions (of assets or equity) other than in the ordinary course of business, (i) any material capital expenditures outside of the ordinary course of business, (j) entry into any arrangements regarding material Indebtedness of the Company or any of its Subsidiaries, (k) the settlement, waiver or compromise of any material Legal Proceeding that was not fully reserved against on the Company Balance Sheet, and (l) the entry into any agreement or contract (whether oral or written) to do any of the foregoing.

3.12 Material Contracts.

(a) For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) any employment or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) that carries an aggregate annual base salary and target bonus in excess of $300,000;

(iii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material Intellectual Property or to compete with any Person in any line of business or in any location or (B) otherwise prohibiting or limiting the right of the Company or its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies, or to exploit any material tangible or intangible property or assets;

(iv) any Contract entered into after December 31, 2006, (A) relating to the license, disposition acquisition (directly or indirectly) by the Company or any of its Subsidiaries of a material amount of assets or any material assets, in each case, other than in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person or other business enterprise other than the Company’s Subsidiaries, or (C) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out” arrangements, indemnification obligations or other contingent payment obligations in each case in an amount in excess of $2,000,000;

(v) any Company Intellectual Property Agreements set forth in Section 3.15(b) of the Company Disclosure Letter;

(vi) any Contract, or group of Contracts with a Person (or group of affiliated Persons) related to the Indebtedness of the Company or its Subsidiaries and having an outstanding principal amount in excess of $500,000 individually or $2,000,000 in the aggregate;

(vii) any sales Contract, or group of sales Contracts with a Person (or group of affiliated Persons) that accounted for aggregate revenue to the Company or any of its Subsidiaries of more than $20,000,000 during the Company’s 2007 fiscal year;

(viii) any Contract, or group of Contracts with a Person (or group of affiliated Persons) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its wholly owned Subsidiaries or prohibits the issuance of guarantees by any wholly owned Subsidiary of the Company;

(ix) any Contract, or group of Contracts with a Person (or group of affiliated Persons) that relates to any guarantee or assumption of other obligations of any third party or reimbursement of any maker of a letter of credit, except for agreements entered into in the ordinary course of business, which agreements relate to obligations which do not individually exceed $2,000,000;

(x) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which has had or would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (viii) above.

(b) Section 3.12(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound and the Company and its Subsidiaries have provided or made available to Newco copies of all Material Contracts.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and enforceable in accordance with its terms and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be enforceable and in full force and effect and such breaches and defaults that have not had and would not be reasonably expected to have a Company Material Adverse Effect. The Company has not received any written notice from any counterparty that (i) such counterparty intends to terminate, or not renew, any Material Contract, or (ii) is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect. As of the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules thereto) have been (i) publicly filed with the SEC or (ii) made available to Newco.

3.13 Real Property.

(a) Section 3.13(a) of the Company Disclosure Letter contains a complete and accurate list of all of the real property owned (the “Owned Real Property”) by the Company and its Subsidiaries. The Company and/or its Subsidiaries have good and valid fee simple title to the Owned Real Property free and clear of all Liens other than Permitted Liens, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). The Company has heretofore delivered or made available to Newco a complete and accurate copy of all Leases of Leased Real Property (including all modifications, amendments, supplements, waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens, except as has not had and would not be reasonably expected to have a Company Material Adverse Effect.

(c) Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property.

(d) All of the Leases set forth in Section 3.13(b) or Section 3.13(c) of the Company Disclosure Letter are each in full force and effect and neither the Company nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any material Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, except, in each case, for such breaches or defaults that have not had and would not be reasonably expected to have a Company Material Adverse Effect.

3.14 Personal Property and Assets.  The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter contains a complete and accurate list of the following Owned Company Intellectual Property: (i) all registered Trademarks; (ii) all Patents; (iii) all registered Copyrights; and (iv) all Domain Names, in each case listing, as applicable, (A) the name of the applicant/registrant and current owner, (B) the jurisdiction where the application/registration is located and (C) the application or registration number. All issued Patents, Copyrights and registered Trademarks included within such Owned Company Intellectual Property are valid and enforceable, and all Trade Secrets included within such Owned Company Intellectual Property are enforceable, except as have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Section 3.15(b) of the Company Disclosure Letter contain a complete and accurate list of all material Contracts as of the date hereof (i) under which the Company or any of its Subsidiaries uses or has the right to use any Licensed Company Intellectual Property, other than non-material software licenses from third-party software providers and related services agreements for commercially available software or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use any Company Intellectual Property or Company Intellectual Property Rights, other than standard, non-material customer, developer and reseller licenses entered into in the ordinary course of business, in each case specifying the parties to the agreement (such agreements, the “Company Intellectual Property Agreements”). Neither the Company nor, to the Knowledge of the Company, no third party to any Company Intellectual Property Agreements, is in material breach of any Company Intellectual Property Agreement. To the Knowledge of the Company, there are no pending disputes, nor basis for any dispute, regarding the scope of such Company Intellectual Property Agreements, performance under the Company Intellectual Property Agreements, or with respect to payments made or received under such Company Intellectual Property Agreements.

(c) The Company and its Subsidiaries own all right, title and interest in the Owned Company Intellectual Property, free and clear of all Liens other than (i) Permitted Liens, (ii) encumbrances, restrictions or other obligations arising under any of the Company Intellectual Property Agreements and (iii) Liens that have not had and would not be reasonably expected to have a Company Material Adverse Effect.

(d) The Company and each of its Significant Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the Knowledge of the Company, there are no unauthorized uses, disclosures or infringements of Owned Company Intellectual Property by any Person. Neither the Company nor any of its Subsidiaries is party to any Legal Proceeding alleging any unauthorized use, infringement or violation of Owned Company Intellectual Property or has sent any writing or other notice claiming any such use, infringement or violation (including by “invitations” to take licenses to any such Intellectual Property Rights). To the Knowledge of the Company (and with respect to each of H3C and Tipping Point, to the knowledge of each of H3C and Tipping Point), all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful, except to the extent that any use or disclosure of any Trade Secret owned by another Person that was not done in accordance with a written agreement has not and would not reasonably be expected to give rise to a Company Material Adverse Effect. Without limiting the foregoing, the Company and its Subsidiaries have a policy requiring employees and certain consultants and contractors to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Newco. The Company and its Significant Subsidiaries have enforced such policy, except where any failure to enforce would not reasonably be expected to give rise to a Company Material Adverse Effect.

(e) None of the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business has infringed upon or otherwise violated, or is infringing upon or otherwise violating, in any respect the Intellectual Property or Intellectual Property Rights of any third party, except where such infringement has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(f) As of the date hereof, there is no suit, claim, action, investigation or proceeding made, conducted or brought by a third party that has been served upon or, to the Knowledge of the Company, filed or threatened with respect to, and the Company and its Subsidiaries have not been notified in writing of, any alleged infringement or other violation in any material respect by the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business of the Intellectual Property Rights of such third party (including by “invitations” to take licenses to any such Intellectual Property Rights). As of the date hereof, to the Knowledge of the Company (and with respect to each of H3C and Tipping Point, to the knowledge of each of H3C and Tipping Point), there is no pending or threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Significant Subsidiaries’ rights with respect to, any of the Company Intellectual Property or Company Intellectual Property Rights. As of the date hereof the Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any material Company Intellectual Property or material Company Intellectual Property Rights, other than restrictions or impairments that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights; (ii) any right of termination or cancellation under any Company Intellectual Property Agreement; or (iii) the imposition of any Lien on any Owned Company Intellectual Property, except where any of the foregoing (in clauses (i) through (iii)) have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(h) “Owned Software” means all Software used by the Company and its Subsidiaries in the conduct of their businesses that is owned or purported to be owned by the Company or its Subsidiaries. “Software” means computer software or firmware in any form, including but not limited to computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

(i) The Company and its Subsidiaries are in actual possession of or have necessary control over: (i) the source code and object code for all Owned Software; and (ii) the object code and, to the extent required for the use of the Company Software, the source code, for all other Software material to the operation of their businesses. The Company and its Subsidiaries are in possession of all documentation (including all related engineering specifications, program flow charts, installation and user manuals) and know-how required for the use and revision of the Company Software as currently used, or that is being designed and/or developed for use, in the businesses of Company and its Subsidiaries.

(j) Except for source code for non-material Owned Software that the Company has made a business decision to license on a “giveaway” basis, the Company and its Subsidiaries have disclosed source code to the Owned Software only pursuant to written confidentiality terms that reasonably protect the Company’s rights in such Owned Software. Except as disclosed in accordance with such confidentiality agreements or valid source code escrow agreements, no Person (other than Company and its Subsidiaries) is in possession of any source code for any Software included in the Owned Software or has any rights to the same.

(k) Except as has not and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and its Significant Subsidiaries are not obligated to support or maintain Software licensed to third parties except pursuant to agreements terminable by the Company or relevant subsidiary (other than for cause) on a periodic basis and that provide for periodic payments to the Company; and (ii) except for non-disclosure agreements entered into in the ordinary course of business and except for source code agreements covered by Section 3.15(j) above, none of the Company Intellectual Property, including proprietary Software, is subject to any Contract or other obligation that would require the Company or any of its Subsidiaries to divulge to any person, or to assign or license to any person, any source code, proprietary algorithm, or Trade Secret.

(l) The Company and its Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with all applicable Laws. To the Knowledge of the Company, there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of Company or its Subsidiaries. The use and dissemination of any and all data and information concerning individuals by their businesses is in compliance in all material respects with all applicable privacy policies, terms of use, and laws. The transactions contemplated to be consummated hereunder will not violate any privacy policy, terms of use, or Laws relating to the use, dissemination, or transfer of any such data or information, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(m) The participation by the Company and its Subsidiaries in any standards setting or other industry organization is in material compliance with all rules, requirements, and other obligations of any such organization.

(n) No federal, state, local or other governmental entity nor any university, college, or academic institution has material rights in any material Owned Company Intellectual Property other than pursuant to a valid, nonexclusive license granted by the Company or any of its Subsidiaries.

3.16 Tax Matters.  Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all U.S. federal, state, local and non-U.S. returns, estimates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all respects and were prepared in compliance with all applicable Laws, (ii) have paid, or have adequately reserved (in accordance with GAAP) on the Most Recent Financial Statements (as defined below) for the payment of, all Taxes required to be paid, and (iii) the most recent financial statements contained in the Company SEC Reports (the “Most Recent Financial Statements”) reflect an adequate reserve (in accordance with GAAP) for all Taxes due or payable by the Company and its Subsidiaries through the date of such financial statements and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the Balance Sheet Date other than in the ordinary course of business. No deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Company, proposed, against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(b) All Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority.

(c) No audit or other examination, claim, investigation, administrative or court proceeding against or with respect to any Taxes of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination, claim, investigation or proceeding.

(d) There are no Liens (other than Permitted Liens) on any of the assets of the Company or its Subsidiaries for Taxes.

(e) Neither the Company nor any of its Subsidiaries is, nor has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in any distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. § 1.6011-4(b), including any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2) or has entered into a “potentially abusive tax shelter” as defined under Treas. Reg. § 301.6112-1(b).

(h) None of the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement (other than any such agreement with customers, vendors or real property lessors, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement or (c) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise.

(i) At May 31, 2007, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $2.5 billion expiring between fiscal years 2008 and 2027. To the Knowledge of the Company, as of the date hereof, no “ownership change” as described in Section 382(g)(1) of the Code has occurred with respect to the Company that would subject such carryforwards to a limitation under Section 382 of the Code.

3.17 Employee Plans.

(a) Section 3.17(a)(i) and Section 3.17(a)(ii) of the Company Disclosure Letter, respectively, set forth a complete and accurate list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA and as defined under applicable foreign Law), whether or not subject to ERISA and (ii) all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or binding arrangements (whether or not in writing currently maintained) maintained or contributed to for the benefit of or relating to any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which the Company or any of its Subsidiaries has or may have any current Liability (together the “Employee Plans”). With respect to each Employee Plan, to the extent applicable the Company has made available to Newco complete and accurate copies of (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; (E) any notices to or from the IRS or any office or representative of the DOL or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan; and (F) with respect to each material Employee Plan that is maintained in any non-U.S. jurisdiction (the “International Employee Plans”), to the extent applicable, (x) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (y) any document comparable to the determination letter reference under clause (B) above issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(b) No Employee Plan is (1) a “defined benefit plan” (as defined in Section 414 of the Code), (2) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (3) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (1), (2) or (3) whether or not subject to ERISA) or (4) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(c) Each Employee Plan has been maintained, operated and administered in material compliance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority.

(d) Each material Employee Plan that is subject to Section 409A of the Code has not been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such Employee Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning December 31, 2004 through the date hereof.

(e) As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration, accounting for or operation of such plans, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) Except as set forth in the Company SEC Reports filed between June 1, 2006 and the date hereof, since June 1, 2006 no Employee Plan is the subject of an audit or investigation by a Governmental Authority or is currently participating in a Governmental Authority-sponsored voluntary compliance amnesty or similar program.

(g) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(h) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(i) Except as would not result in material liability or as set forth on Section 3.17(i) of the Company Disclosure Letter:

(i) each Employee Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and, to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan;

(ii) to the extent applicable, each International Employee Plan has been approved by the relevant taxation and other Governmental Authorities so as to enable: (i) the Company or any of its Subsidiaries and the participants and beneficiaries under the relevant International Employee Plan and (ii) in the case of any International Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded International Employee Plan”), the assets held for the purposes of the Funded International Employee Plans, to enjoy the most favorable taxation status possible and the Company is not aware of any ground on which such approval may cease to apply;

(iii) neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or together with any other event), will (A) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (B) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (C) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(iv) all contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for;

(v) to the Knowledge of the Company, no event has occurred and there currently exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of any Employee Plan, ERISA, the Code or applicable regulatory guidance issued by any Governmental Authority, Collective Bargaining Agreement or any other applicable Law; or

(vi) except as required by applicable Law or this Agreement, no condition or term under any Employee Plan exists which would prevent Newco or the Surviving Corporation or any of its Subsidiaries from terminating or amending any Employee Plan without liability to Newco or the Surviving Corporation or any of its Subsidiaries (other than ordinary administration expenses or routine claims for benefits).

(j) Except as required by applicable Law, neither the Company nor any of its Subsidiaries has any plan or commitment to amend or establish any new Employee Plan or to continue or increase any benefits under any Employee Plan, or to maintain any such benefits or the level of any such benefits generally for any period.

(k) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any of its Subsidiaries by reason of Section 162(m) of the Code, including by reason of the transactions contemplated hereby.

(l) There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any Subsidiary that, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. The consummation of the transactions contemplated by this Agreement, by itself, will not cause or result in the acceleration of the vesting or payment of any compensation or benefits in any material amount under any Employee Plan.

3.18 Labor Matters.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries and (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(b) The Company and its Subsidiaries have complied in all material respects with applicable Laws and Orders with respect to employment (including applicable laws, rules and regulations regarding wage and hour requirements, employee, classification, immigration status, discrimination in employment, affirmative action, employee health and safety, plant closings and mass layoffs, and collective bargaining. As of the date hereof, there are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened, concerning the Company or any its Subsidiaries’ compliance with applicable Laws and Orders with respect to employment.

(c) The Company and each of its Subsidiaries have withheld all material amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any material arrears of wages or any material taxes or any material penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

3.19 Permits.   The Company and its Subsidiaries have, and are in compliance with the terms of, all permits, licenses, authorizations, certificates, consents, approvals and franchises from Governmental Authorities required to conduct their businesses (as currently conducted) lawfully (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

3.20 Compliance with Laws.   Except as set forth in the Company SEC Reports filed between June 1, 2005 and the date hereof, since June 1, 2005, the Company and each of its Subsidiaries are, and since June 1, 2005, have been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries (including the Foreign Corrupt Practice Act of 1977 (15 U.S.C. §§78dd-1, et seq.) and any comparable foreign law or statute) except for such violations or noncompliance that have not had and would not reasonably be expected to have a Company Material Adverse Effect. No representation or warranty is made in this Section 3.20 with respect to (a) compliance with the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (b) applicable Laws with respect to Taxes, to the extent such compliance is covered in Section 3.16, (c) ERISA and other employee benefit-related matters, to the extent such compliance is covered in Section 3.17, (d) labor law matters, to the extent such compliance is covered by Section 3.18, or (e) Environmental Laws, to the extent such compliance is covered in Section 3.21.

3.21 Environmental Matters.   Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws, at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(c) Neither Company nor any of its Subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law.

(d) None of the Company, any of its Subsidiaries, any real property currently owned, leased or operated by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company or any of its Subsidiaries, is a party to or is the subject of any pending, or to the Knowledge of the Company threatened Legal Proceeding or investigation alleging any Liability or responsibility under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order, settlement or agreement by or with any Governmental Authority or third party imposing any material liability, obligation or material uncompleted or unresolved requirement with respect to any of the foregoing.

3.22 Litigation; Orders.   There is no Legal Proceeding pending or, to the Knowledge of the Company, any bona fide threat of any such Legal Proceeding (a) against the Company, any of its Subsidiaries or any of the respective properties or assets of the Company or any of its Subsidiaries that (i) involves a bona fide amount in controversy in excess of $2,500,000, (ii) seeks material injunctive relief and has a reasonable probability of success, (iii) seeks to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement (including by injunctive relief), (iv) would individually or in the aggregate reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants and obligations under this Agreement, or (v) has had or would reasonably be expected to have a Company Material Adverse Effect, or (b) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities a such). Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, (A) would prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of the Company to perform its covenants and obligations under this Agreement or (B) has had or would reasonably be expected to have a Company Material Adverse Effect.

3.23 Insurance.   The Company and its Significant Subsidiaries have all material policies of insurance covering the Company, its Significant Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company, H3C or Tipping Point and which is adequate (in terms of amount and losses and risks covered) for the operation of its business and ownership of its Assets and properties, or as is required under the terms of any Contract. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that have not had or would not reasonably be expected to have a Company Material Adverse Effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, material alteration in coverage, or material premium increase with respect to, any such policies.

3.24 Related Party Transactions.   Except for compensation or other employment arrangements in the ordinary course of business, arrangements contemplated by this Agreement, and as set forth in the Company SEC Reports filed between December 31, 2006 and the date hereof, since December 31, 2006 there have not been any transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings nor are there currently proposed any such transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25 Brokers.   Except for Goldman Sachs & Co., neither the Company nor any of its Subsidiaries has any Liability to, or is subject to any claim of, any financial advisor, investment banker, broker, finder, agent or similar intermediary in connection with (i) this Agreement or the transactions contemplated hereby or (ii) any prior or prospective transaction relating to the purchase or sale of securities by the Company or one or more of its Subsidiaries or the purchase or sale of all or a substantial portion of the assets of the Company or one or more of its Subsidiaries.

3.26 Opinion of Financial Advisor.   The Company Board has received the opinion of Goldman Sachs & Co., financial advisor to the Company, to the effect that, as of the date of this Agreement and based upon various qualifications and assumptions, the Per Share Price to be received by the holders of shares of Company Common Stock in the Merger is fair from a financial point of view to such holders. The Company shall deliver executed copies of the written opinion received from Goldman Sachs & Co. to Newco promptly upon receipt thereof.

3.27 Company Rights Plan.   The Company has amended and the Company Board has taken all necessary action prior to the date hereof to amend the Company Rights Plan so as to (i) render the Rights (as defined in the Company Rights Plan) inapplicable to this Agreement and the transactions contemplated hereby, (ii) render the Rights inapplicable to the execution and delivery of this Agreement and consummation of the transactions contemplated hereby, and (iii) ensure that none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will result in (A) the Rights becoming exercisable, (B) cause Newco or any of its Affiliates or Associates (each as defined in the Company Rights Plan) to become an Acquiring Person (as defined in the Company Rights Plan), or (C) give rise to a Distribution Date (as defined in the Company Rights Plan). The Company has made available to Newco a complete and accurate copy of the Rights Plan Amendment.

3.28 State Anti-Takeover Statutes.   Assuming that the representations of Newco and Merger Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby.

3.29 Proxy Statement and Other Required Filings.

(a) The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholder Meeting (collectively, as amended or supplemented, the “Proxy Statement”), as well as any other document that is required to be filed by the Company with the SEC in connection with the transactions contemplated by this Agreement (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”) will, at the date of its initial filing with the SEC and at the date of any amendment or supplement thereto, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first sent to the Company Stockholders, at the date of any amendment or supplement thereto, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Newco or Merger Sub or any of their partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in the Proxy Statement. None of the Other Required Company Filings will, when filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied in writing by Newco or Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in any of the Other Required Company Filings.

(b) The information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in any of the Other Required Newco Filings will not, at the time the applicable Other Required Newco Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
NEWCO AND MERGER SUB

Newco and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization.   Each of Newco and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Each of Newco and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement. Newco has delivered or made available to the Company complete and accurate copies of the certificates of incorporation and bylaws or other constituent documents, as amended to date, of Newco and Merger Sub.

4.2 Authorization.   Each of Newco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Newco and Merger Sub and the consummation by Newco and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Newco and Merger Sub, and no other corporate or other proceeding on the part of Newco or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Newco and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Newco and Merger Sub, enforceable against each in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally, and (b) is subject to general principles of equity.

4.3 Non-Contravention and Required Consents.   The execution, delivery or performance by Newco and Merger Sub of this Agreement, the consummation by Newco and Merger Sub of the transactions contemplated hereby and the compliance by Newco and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the certificates of incorporation or bylaws of Newco or Merger Sub, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Newco or Merger Sub is a party or by which Newco, Merger Sub or any of their properties or assets may be bound, (iii) assuming the Consents set forth in Section 4.4 are obtained, violate or conflict with any Law or Order applicable to Newco or Merger Sub or by which any of their properties or assets are bound or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Newco or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to perform their respective covenants and obligations under this Agreement.

4.4 Required Governmental Approvals.   No Consent of any Governmental Authority is required on the part of Newco, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Newco and Merger Sub of this Agreement and the consummation by Newco and Merger Sub of the transactions contemplated hereby, except (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) filings required under, and compliance with any other applicable requirements of, the HSR Act and any applicable foreign Antitrust Laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

4.5 Litigation.   There are no Legal Proceedings pending or, to the Knowledge of Newco, threatened against Newco or Merger Sub that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to perform their respective covenants and obligations under this Agreement. Neither Newco nor Merger Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to perform their respective covenants and obligations under this Agreement.

4.6 Proxy Statement and Other Required Filings.

(a) Any document that is required to be filed by Newco, Merger Sub or any of their respective Affiliates with the SEC in connection with the transactions contemplated by this Agreement (each, a “Other Required Newco Filing” and collectively, the “Other Required Newco Filings”) will, at the date of its filing with the SEC and at the date of any amendment or supplement thereto, comply as to form in all material respects with the applicable requirements of the Exchange Act. None of the Other Required Newco Filings will, when filed with the SEC or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Newco or Merger Sub with respect to information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in any of the Other Required Newco Filings.

(b) The information supplied by Newco, Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC or at the time of any amendment or supplement thereto, at the time the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Newco, Merger Sub or any of their respective partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives that is included or incorporated by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the SEC or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.7 Ownership of Company Capital Stock.   As of the date hereof, none of Newco, Merger Sub or, to the Knowledge of Newco, any of their Affiliates is an “affiliate” of the Company within the meaning of Rule 13e-3(a)(i) under the Securities Exchange Act of 1934, nor at any time during the last three years has been an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

4.8 Brokers.   Except for Citigroup Global Markets Inc., UBS Securities LLC and Bain Capital Partners, LLC, (a) no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or reimbursement of expense, and (b) Newco or Merger Sub shall not be subject to any Liability to any such Person, in each case in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco or Merger Sub.

4.9 Operations of Newco and Merger Sub.   Each of Newco and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Newco nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

4.10 Financing.

(a) Newco and Merger Sub have delivered to the Company a true and complete copy of (i) an executed commitment letter, dated September 28, 2007, and the related executed fee letter (which includes the “market flex” provisions, but redacts certain fee information), each dated September 28, 2007, from Citibank N.A., Hong Kong Branch Citigroup Global Markets Asia Limited, UBS AG Singapore Branch, The Hong Kong and Shanghai Banking Corporation Limited, ABN AMRO Bank N.V. and Bank of China (Hong Kong) Limited, and (ii) an executed commitment letter, dated September 28, 2007, and the related executed fee letter (which redacts certain fee information), each dated September 28, 2007, from UBS AG, Singapore Branch, Citibank, N.A. Citigroup Global Markets Inc. and The Hong Kong and Shanghai Banking Corporation Limited

(collectively, the “Debt Commitment Letters”), pursuant to which the lender parties thereto (collectively, the “Financing Sources”) have committed, subject to the terms and conditions set forth therein, to provide debt financing in an aggregate amount set forth therein for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”). Newco and Merger Sub have delivered to the Company true and complete copies of an executed commitment letter (the “Equity Commitment Letter” and together with the Debt Commitment Letters, the “Financing Commitment Letters”) from the Guarantors pursuant to which the Guarantors have committed, subject to the terms and conditions set forth therein, to provide equity financing in aggregate amounts set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b) As of the date hereof, (i) none of the Financing Commitment Letters has been amended or modified, and (ii) the respective commitments contained in the Financing Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, each of the Debt Commitment Letters, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco or Merger Sub, as applicable and, to the Knowledge of Newco, the other parties thereto. The Equity Commitment Letter, in the form so delivered to the Company, is in full force and effect and is a legal, valid and binding obligation of Newco and, to the Knowledge of Newco, the other parties thereto. The Financing Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Newco or Merger Sub, as applicable, on the terms set forth therein. Subject to the terms and conditions set forth in the Financing Commitment Letters, and subject to the terms and conditions set forth in this Agreement, and assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company of its obligations under Section 5.1, the net proceeds contemplated by the Financing Commitment Letters, together with the available cash on hand of the Company, will be sufficient for Newco and Merger Sub to consummate the transactions contemplated hereby upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including the payment of all amounts payable pursuant to Article II. As of the date of this Agreement, and assuming the accuracy of the representations and warranties set forth in Article III, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Newco or Merger Sub under any term or condition of the Financing Commitment Letters. As of the date of this Agreement, and assuming the accuracy of the representations and warranties set forth in Article III, neither Newco nor Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Financing Commitment Letters. As of the date hereof, Merger Sub has fully paid any and all commitment fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Financing Commitment Letters, and Merger Sub will pay when due all other commitment fees arising under the Commitment Letters as and when they become payable.

(c) As of the date hereof, other than as set forth on Section 4.10(c) of the Newco Disclosure Schedule, none of Newco, Merger Sub or, to the Knowledge of Newco, any of their respective Affiliates have (i) any Contracts or other arrangements with any Person who is a director, officer or stockholder of the Company or who is or may be an Affiliate of the Company concerning the contributions to be made to Newco or Merger Sub in connection with the transactions contemplated by this Agreement other than as set forth in the Financing Commitment Letters, or (ii) any Contracts or other arrangements with any Person who is a director, officer or stockholder of the Company or who is or may be an Affiliate of the Company concerning the ownership and operation of Newco, Merger Sub or the Surviving Corporation.

(d) As of the date hereof, none of Newco, Merger Sub or any of their respective Affiliates are a party to or have any Contracts or arrangements or understandings with any Person pursuant to which such Person has agreed (i) to provide or otherwise make available debt financing (or to assist with the arrangement of debt financing) for the transactions contemplated by this Agreement to or for the benefit of Newco, Merger Sub, or any of their respective Affiliates on an exclusive basis, or (ii) to refrain from providing or making available debt financing (or to assist with the arrangement of debt financing) for the transactions contemplated by this Agreement to or for the benefit of any other Person.

4.11 Solvency.   As of the Effective Time and immediately after giving effect to all of the transactions contemplated by this Agreement, including the Financing, the Merger and the payment of the aggregate Share

Consideration, Option Consideration and ESPP Payment pursuant hereto, and payment of all related fees and expenses of Newco, Merger Sub, the Company and their respective Subsidiaries in connection therewith, and assuming (x) the accuracy of the Representations and Warranties set forth in Article III hereof (for such purposes the Representations and Warranties will be read without giving effect to any “Company Material Adverse Effect” qualifiers therein), except for any inaccuracies that are not material to the Company and its Subsidiaries, taken as a whole, and (y) satisfaction or waiver of the conditions to Newco and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement, and (z) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon reasonable assumptions, (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries taken as a whole will exceed (A) the value of all liabilities of the Surviving Corporation and such Subsidiaries taken as a whole, including contingent and other liabilities as of such date, and (B) without duplication of liability in clause (A), the amount that will be required to pay the probable liabilities of the Surviving Corporation and such Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, terms shall be generally defined in accordance with the applicable federal Laws governing determinations of the solvency of debtors.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Interim Conduct of Business.

(a) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Company Disclosure Letter, or (iii) with the prior written approval of Newco, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course of business and in compliance in all material respects with all applicable Laws and use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries and to preserve the current relationships of the Company and each of its Subsidiaries with each of the customers, suppliers and other Persons with whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b) Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Company Disclosure Letter, or (iii) with the prior written approval of Newco, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not do any of the following and shall cause its Subsidiaries not to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its certificate of incorporation or bylaws or comparable organizational documents, except in connection with the dissolution or reorganization of a domestic wholly owned Subsidiary of the Company in the ordinary course of business, which Subsidiary is not necessary to the operation of the business, or elect or approve any new executive officers or directors of the Company or any Significant Subsidiary, except in order to replace a previous executive officer or director;

(ii) issue, sell, deliver, pledge, dispose of, grant, encumber or otherwise subject to any Lien (other than a Permitted Lien), or agree, authorize or commit to any of the foregoing (whether through the issuance or granting of securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, or the issuance or grant of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Equity Interests of the Company or any Subsidiary except as set forth on Section 5.1(a)(ii) of the Company Disclosure Letter or issuances of shares of Company Common Stock to participants in the Company ESPP pursuant to the terms thereof;

(iii) directly or indirectly acquire, repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Subsidiary, except in connection with (A) Company Stock-Based Awards in the ordinary course of business or (B) dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business;

(iv) (A) split, combine, subdivide or reclassify any shares of capital stock, or issue or authorize any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or Equity Interests, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or (C) make any other actual, constructive or deemed distribution in respect of the shares of capital stock or Equity Interests, except for cash dividends made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its wholly owned Subsidiaries;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except for (A) the transactions contemplated by this Agreement or (B) the dissolution or reorganization of a wholly owned Subsidiary of the Company in the ordinary course of business;

(vi) (A) incur or assume any Indebtedness in excess of $1,000,000 individually or $5,000,000 in the aggregate, provided that any debt so incurred must be voluntarily prepayable without material premium, penalties or any other material costs, except for (1) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities in effect on the date hereof or issuances or repayment of commercial paper in the ordinary course of business or (2) loans or advances to direct or indirect wholly-owned Subsidiaries, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person in excess of $1,000,000 individually or $5,000,000 in the aggregate, except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (C) make any loans, advances or capital contributions to or investments in any other Person, except for travel advances in the ordinary course of business to employees of the Company or any of its Subsidiaries, or (D) mortgage or pledge any of its or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(vii) (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner, except in any such case (1) in connection with the hiring of new employees who are not directors or executive officers in the ordinary course of business, (2) in connection with the promotion of employees who are not directors or executive officers (and who will not be directors or executive officers after such promotion) in the ordinary course of business, and (3) in connection with any amendment of an Employee Plan that is required by Law, or (B) increase the compensation payable or to become payable of any director, officer or employee, pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date hereof, except in the ordinary course of business with respect to any employee who is not a director or executive officer;

(viii) pay, discharge, satisfy or settle any pending or threatened Legal Proceeding, or any other disputed material claim, liability or obligation, except for the payment, discharge, satisfaction or settlement of any pending or threatened Legal Proceeding or any disputed claim, liability or obligation that does not include any material obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time and (A) is fully reserved against in the Company Financial Statements, or (B) involves the payment of no more than $250,000 individually or

$1,500,000 in the aggregate or (C) results in a payment to the Company or a Subsidiary thereof of no more than $1,000,000 individually or $5,000,000 in the aggregate;

(ix) except as required as a result of a change in applicable Law or GAAP, make any change in any of the accounting methods, principles or practices used by it or affecting its assets, liabilities or business;

(x) (A) make any change in any method of Tax accounting, methods, periods, principles, elections or practices; (B) make, rescind or change any material Tax election, (C) settle or compromise any material Tax liability, (D) surrender any right to claim a material refund of Taxes, (E) file any material amended Tax Return (except as required by Law), or (F) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(xi) other than in the ordinary course of business, (A) acquire (by merger, consolidation, acquisition, license or otherwise) any other Person or any material equity interest therein or assets thereof in excess of $1,000,000 individually or $5,000,000 in the aggregate or (B) dispose of any material properties or assets of the Company or its Subsidiaries;

(xii) make any capital expenditures in excess of $1,000,000 individually or $5,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole, except as budgeted on the Company’s current plan set forth on Section 5.1(xii) of the Company Disclosure Letter;

(xiii) other than in the ordinary course of business, as otherwise expressly permitted pursuant to this Agreement, amend or modify in any material respect, or terminate any Material Contract; or

(xiv) announce an intention, enter into a formal or informal agreement, or otherwise make a commitment to take any of the actions prohibited by this Section 5.1(b).

(c) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to make any filing, pay any fee, or take any other action reasonably necessary to maintain the existence, validity, and effectiveness of material Company Intellectual Property and material Company Intellectual Property Rights.

(d) Notwithstanding the foregoing, nothing in this Agreement is intended to give the Guarantors, Newco or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

(e) If the Company shall desire to take an action which would be prohibited pursuant to this Section 5.1(b) without the written consent of Newco, prior to taking such action the Company may request such written consent by sending an e mail or facsimile to each of the following individuals, and may not take such action until such consent in writing has been received from any of the following individuals:

Jonathan Zhu
c/o Bain Capital Partners, LLC
Email: jzhu@baincapital.com
Fax: + 852 3656 6801

Craig Boyce
c/o Bain Capital Partners, LLC
Email: cboyce@baincapital.com
Fax: + (617) 516-2010 (f)

In each case, with a copy (which shall not constitute notice) to:
Howard Glazer
C/O Ropes & Gray
Email: Howard.Glazer@ropesgray.com
Fax: + (617) 951-7050

In any event, if Newco does not reply to such request either affirmatively or negatively in writing to the Person at the Company making such request within three (3) Business Days after Newco’s receipt of such request, then Newco shall be irrevocably deemed to consent to such request for all purposes hereunder.

5.2 No Solicitation.

(a) Subject to the terms of Section 5.2(b), during the period commencing on the date hereof and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or permit their respective Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Newco, Merger Sub or any designees of Newco or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Newco, Merger Sub or any designees of Newco or Merger Sub), in any such case (A) with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal or (B) outside the ordinary course of business, (iii) participate, engage in or continue discussions or negotiations with any Person with respect to any Acquisition Proposal or furnish any party (other than Newco, Merger Sub or any designees of Newco or Merger Sub) information about such discussions or negotiations other than in public statements or other disclosures, (iv) approve, endorse or recommend an Acquisition Proposal, or (v) enter into, or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, memorandum of understanding or other Contract or agreement in principle contemplating or otherwise relating to an Acquisition Transaction (a “Company Acquisition Agreement”).

(b) Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, but subject to the limitations set forth in this Section 5.2(b), Section 5.2(c) and Section 5.3, at all times during the period commencing on the date hereof and continuing until the Company’s receipt of the Requisite Stockholder Approval, the Company Board may, directly or indirectly through one or more Representatives, (i) participate or engage in discussions or negotiations with, and/or (ii) furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, to any Person that has made a bona fide unsolicited written Acquisition Proposal after the date hereof, which did not result from a breach of this Section 5.2, provided that (1) the Company Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) (it being understood and agreed that the “independence” of the Company Board’s financial advisor will be determined by the Company Board) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, (2) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Newco to the extent such information has not been previously furnished to Newco, and (3) upon receipt of such Acquisition Proposal, the Company promptly (and in any event within 48 hours) provides Newco (x) a copy of any such Acquisition Proposal or Superior Proposal made in writing, or (y) a written summary of the material terms of any such Acquisition Proposal or Superior Proposal not made in writing.

(c) From and after the date hereof, the Company shall keep Newco reasonably informed of any material developments regarding any Acquisition Proposal and, upon the reasonable request of Newco, shall apprise Newco of the status of such Acquisition Proposal. The Company agrees that it and its Subsidiaries shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from complying with its obligations under this Section 5.2.

5.3 Company Board Recommendation; Superior Proposals.

(a) The Company Board shall not (i) withhold, withdraw, amend, change, qualify or modify in a manner adverse to Newco, or publicly propose to withhold, withdraw, amend, change, qualify or modify in a manner adverse to Newco, the Company Board Recommendation, or (ii) approve, adopt or recommend to the stockholders of a Company any Acquisition Proposal, or publicly propose to approve, adopt or recommend to the stockholders of the Company any Acquisition Proposal, or (iii) make any public statement (other than a “stop, look and listen” communication by the Company Board pursuant to Rule 14d9-f of the Exchange Act that is followed by a public statement reaffirming the Company Board’s recommendation in favor of adoption of this Agreement issued no later than the fifth Business Day after the public announcement of such Acquisition Proposal) in connection with a tender offer or exchange offer unless such statement includes a reaffirmation of the Company Board’s recommendation in favor of the adoption of this Agreement (a “Recommendation Change”). Notwithstanding the foregoing or anything else to the contrary provided herein, at any time prior to the receipt of the Requisite Stockholder Approval, the Company Board may effect a Recommendation Change if the Company Board has received an Acquisition Proposal that it determines in good faith (after consultation with its independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independence financial advisor will be determined by the Company Board) constitutes a Superior Proposal and the failure to take such action would reasonably be expected to be a breach of its fiduciary duties, provided that (A) the Company has not violated the terms of Section 5.2 or this Section 5.3 in any material respect in connection with such Acquisition Proposal, (B) the Company concurrently terminates this Agreement pursuant to Section 8.1(i), (C) the Company shall have given Newco at least five (5) Business Days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal) and, no later than the time of such notice, provided Newco a copy of the relevant proposed transaction agreement and other material documents with the party making such Superior Proposal, (D) if requested by Newco, the Company shall have negotiated in good faith with Newco during such notice period to enable Newco to propose changes to the terms of this Agreement, the Financing Commitment Letters and/or the Limited Guarantees that would cause such Superior Proposal to no longer constitute a Superior Proposal, (E) the Company Board shall have considered in good faith (after consultation with independent financial advisors and outside legal counsel, it being understood and agreed that the “independence” of the Company Board’s independence financial advisor will be determined by the Company Board) any changes to this Agreement, the Financing Commitment Letters and the Limited Guarantees proposed in writing by Newco and determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (F) in the event of any material change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Newco, an additional notice and copies of the relevant proposed transaction agreement and other material documents and the notice period shall have recommenced (it being understood that any purported termination of this Agreement pursuant to this Section 5.3(a) and Section 8.1(i) shall be null and void and of no force or effect unless the Company shall have paid the Company Termination Fee in accordance with the terms of Section 8.3(b) in connection with such termination).

(b) Nothing set forth in Section 5.2 or this Section 5.3 or elsewhere in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, or (ii) making any disclosure to the Company Stockholders that the Company Board determines to make in good faith (after consultation with its outside legal counsel) in order to fulfill its fiduciary duties or satisfy applicable state or federal securities laws; provided, that, any such disclosure shall be deemed to be a Recommendation Change to the extent provided herein.

5.4 Company Stockholder Meeting.   The Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the date hereof, and in any event within thirty (30) days of the mailing of the Proxy Statement, for the purpose of voting upon the adoption of this Agreement in accordance with the DGCL; provided, however, nothing herein shall prevent the Company from postponing or adjourning the Company Stockholder Meeting if (a) there are insufficient shares of the Company Common Stock present or represented by a proxy at the Company Stockholder Meeting to conduct business at the Company Stockholder Meeting, and (b) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or Order.. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with Delaware Law and take all other action necessary or advisable to secure the Requisite Stockholder Vote at the Company Stockholder Meeting. The Company shall provide Newco with such information with respect to the solicitation of the Requisite Stockholder Vote as is reasonably requested by Newco.

5.5 Access.   At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford Newco and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, officers, agents and personnel of the Company and its Subsidiaries and the Company shall and shall cause its Subsidiaries to furnish to Newco promptly such information concerning the Company and its Subsidiaries business, personnel, assets, liabilities and properties as Newco may reasonably request; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information, (b) access to such documents or information would, in the Company’s good faith opinion after consultation with outside legal counsel, result in the loss of attorney-client privilege, work product doctrine or other applicable legal privilege applicable to such documents or information, (c) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a third party the right terminate or accelerate the rights under, such Contract (provided that such contract is listed on Section 3.12 of the Company Disclosure Letter), or (d) subject to the terms of Section 5.2(b) and Section 5.2(c), such documents or information relate directly or indirectly to any Acquisition Proposals that the Company or any of its Representatives may have received from any Person or any discussions or negotiations that the Company or any of its Representatives is having with respect to any Acquisition Proposal or any other proposals that could lead to an Acquisition Proposal; and provided further, that no information or knowledge obtained by Newco in any investigation conducted pursuant to the access contemplated by this Section 5.5 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Newco and Merger Sub hereunder. In the event that any of the Company or its Subsidiaries does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Newco in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 5.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries, or create an unreasonable risk of material damage or destruction to any material property or assets of the Company or any of its Subsidiaries. Any access to the Company’s or its Subsidiaries’ properties shall be subject to the Company’s reasonable security measures and insurance requirements. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall comply with the obligations set forth in Section 5.5 of the Company Disclosure Schedule. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Newco or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 5.5. All requests for data and access under this Agreement shall be made only to and through one or more of the individuals designated in writing by an Executive Vice President of the Company.

5.6 Certain Litigation.   The Company shall promptly advise Newco of any litigation commenced after the date hereof against the Company or any of its Subsidiaries or directors (in their capacity as such) relating to this Agreement or the transactions contemplated hereby, and shall keep Newco reasonably informed regarding any such litigation. The Company shall give Newco the opportunity to consult with the Company regarding the defense and strategy of any such litigation and shall consider Newco’s views with respect to such litigation.

5.7 Section 16(b) Exemption.   The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Reasonable Best Efforts to Complete.   Upon the terms and subject to the conditions set forth in this Agreement, each of Newco, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to using reasonable best efforts to: (a) cause the conditions to the Merger set forth in Article VII to be satisfied; (b) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations, submissions of information, applications and other documents and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby; (c) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement; (d) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and consummate the transactions contemplated hereby; (e) defend against any lawsuit or other legal proceeding challenging this Agreement, the Limited Guarantees or the transaction contemplated hereby or thereby in order to enable the parties hereto to consummate the transactions contemplated hereby; and (f) contest, appeal and remove any Order that is being proposed by any Governmental Authority or other Person, or any Order that has been issued, granted or entered, in either case which has or may have the effect of prohibiting or otherwise preventing the Merger in order to enable the parties hereto to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent fee, “profit sharing” payment or other consideration (including increased rent payments), or to provide any additional security (including a guaranty), to obtain the consent of any lessor or licensor under any Lease.

6.2 Regulatory Filings.

(a) Each of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act within ten (10) Business Days following the execution and delivery of this Agreement, and (ii) file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that is required by any other Antitrust Laws as promptly as practicable following the execution and delivery of this Agreement. Each of Newco, Merger Sub and the Company shall cooperate with one another in good faith to (A) promptly determine whether any filings not contemplated by this Section 6.2(a) are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 6.2(a) are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (B) promptly make any filings, furnish information required in connection therewith and use their reasonable best efforts to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(b) Each of Newco and the Company shall (i) cooperate and coordinate with the other in the making any filings or submissions that are required to be made under any applicable Regulatory Laws (as defined below) or requested to be made by any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Authority in connection with such filings or submissions (including all information required or requested by any Governmental Authority regarding the Contractual and other arrangements between or among Newco, the Guarantors and their respective Affiliates in respect of the business and operation of Newco and the Surviving Corporation following the Closing), (iii) supply any additional information that may be required or requested by the FTC, the DOJ or other Governmental Authorities in which any such filings or submissions are made under any applicable Regulatory Laws as promptly as practicable, (iv) use their reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Regulatory Laws as soon as reasonably practicable, and (v) use their respective reasonable best efforts to offer to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the transactions contemplated hereby to be consummated as soon as expeditiously possible. The parties hereto agree that the use of “reasonable best efforts” shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (A) the sale, divestiture or disposition of such assets or businesses of the Company or any of its Subsidiaries or Affiliates (including Tipping Point) and (B) restrictions, or actions that after the Closing Date would limit the freedom of the Surviving Corporation or any of its Subsidiaries action with respect to, or their ability to retain, one or more of its or its Subsidiaries’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Regulatory Law” means all Antitrust Laws and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to protect the national security or the national economy of any nation, including the Exon-Florio amendment to the Defense Production Act (“Exon-Florio”).

(c) Each of Newco and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall keep the other party promptly informed of any communication regarding any of the transactions contemplated by this Agreement in connection with any filings, investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party, provide the other party an opportunity to review any communication given by it to and consult with the other party in advance of any meeting with any Governmental Authority and, to the extent permitted by such Governmental Authority, allow the other party to participate in such meeting. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR or any other Antitrust Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

6.3 Proxy Statement and Other Required Company Filings.   As soon as practicable following the date hereof, but in any event no later than October 22, 2007, the Company shall prepare and file with the SEC the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders for use at the Company Stockholder Meeting. If the Company determines that it is required to file with the SEC any Other Required Company Filing under applicable Law, the Company shall promptly prepare and file with the SEC such Other Required Company Filing. If Newco, Merger Sub or any of their respective Affiliates determine that they are required to file any Other Required Newco Company Filing under applicable Law, then Newco, Merger Sub and their respective Affiliates, if applicable, shall promptly prepare and file with the SEC such Other Required Newco Filing. The Company, Newco and Merger Sub, as the case may be, shall furnish all information concerning the Company, on the one hand, and Newco and Merger Sub (and their respective Affiliates, if applicable), on the other hand, as is required to be included in the Proxy Statement or such other filings, or that is customarily included in such Proxy Statement or such other filings in connection with the preparation and filing with the SEC of the Proxy Statement, any Other Required Company Filing and any Other Required Newco Filing. The Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement, any Other Required Company Filing and any Other Required Newco Filing. In any event, the Company shall disseminate the Proxy Statement to the Company Stockholders within five (5) Business Days after such confirmation or clearance. Unless this Agreement is earlier terminated pursuant to Article VIII, none of the Company, Newco, Merger Sub or any of their respective Affiliates shall file with the SEC the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or any amendment or supplement thereto, and none of the Company, Newco, Merger Sub or any of their respective Affiliates, if applicable, shall correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, in any such case without providing the other parties hereto a reasonable opportunity to review and comment thereon or participate therein, as the case may be and shall include in such Proxy or Other Filing comments reasonably proposed by the other party. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company, on the one hand, and Newco and Merger Sub, on the other hand, shall advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, any receipt of comments from the SEC or its staff on the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, or any receipt of a request by the SEC or its staff for additional information in connection therewith, and (ii) shall provide the other party with copies of all correspondence with its representatives, on the one hand, and the SEC or its staff, on the other hand with respect to the Proxy or Other Filings. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Newco or Merger Sub, or any of their respective partners, members, stockholders, directors, officers or Affiliates, should be discovered by the Company, Newco or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, any Other Required Company Filing or any Other Required Newco Filing, as the case may be, so that the Proxy Statement, any Other Required Company Filing or Other Required Newco Filing, as the case may be, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement or the applicable Other Required Company Filing or Other Required Newco Filing describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law or the SEC or its staff, disseminated to the Company Stockholders. The Company shall cause the Proxy Statement and any Other Required Company Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Newco and Merger Sub shall cause any Other Required Newco Filing to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Unless this Agreement is earlier terminated pursuant to Article VIII, the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any Other Required Company Filings.

6.4 Financing.

(a) Prior to the Closing Date, the Company shall provide to Newco and Merger Sub, and shall cause its Subsidiaries to provide, and shall use reasonable best efforts to cause its Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Newco or Merger Sub in connection with the arrangement of the Debt Financing (including finalizing for execution by Merger Sub of the Senior Secured Credit Agreement (as defined below), the Bridge Agreement (as defined below)) or any replacement, amended, modified or alternative debt financing permitted by Section 6.4(b) (collectively with the Financing, the “Available Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including, to the extent reasonably requested: (i) furnishing the financial information that would be sufficient to satisfy the conditions set forth in paragraphs (c) and (d) of Exhibit C of each of the Debt Commitment Letters (in each case, as in effect on the date hereof, whether or not such Debt Commitment Letters are in effect) the information required to be delivered pursuant to this clause (i) being referred to as the “Required Information”); (ii) using reasonable best efforts to furnish Newco and Merger Sub and their Financing Sources as promptly as practicable with such other financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested in writing by Newco, including all financial statements and other financial data of the type and within the periods prior to the Closing Date as reasonably required for purposes of syndication or to otherwise consummate the Available Financing; (iii) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Available Financing; (iv) assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents and marketing materials required in connection with the syndication of or otherwise to consummate the Available Financing; (v) using reasonable best efforts to obtain accountant’s comfort letters, accountant’s consents for use of their reports in any material relating to the Available Financing, legal opinions, surveys and title insurance; (vi) taking all corporate actions reasonably requested by Newco to permit the consummation of the Available Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time; (vii) executing and delivering any pledge and security documents, other definitive financing documents or other certificates, legal opinions or documents as may be requested by Newco (including certificates of the Company or any of its Subsidiaries with respect to solvency matters); (viii) using reasonable best efforts to facilitate the consummation and syndication of the Available Financing and the direct borrowing or incurrence of all proceeds of the Available Financing by the Surviving Corporation or any of its Subsidiaries immediately following the Effective Time; provided, however, that no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument shall be effective until the Effective Time and, none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time. Unless otherwise agreed by the parties, the Tipping Point Financial Statements provided hereunder shall be prepared in accordance with GAAP based on a fiscal year ending on May 31 (based on the Company’s 52-53 week fiscal year end convention). Merger Sub shall use reasonable best efforts to finalize and execute the Senior Secured Credit Agreement on or before December 31, 2007. Newco shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with the foregoing cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries or Representatives), except to the extent that such losses, damages, claims, costs or expenses resulted from or arose out of the willful misconduct of the Company or any of its Subsidiaries or Representatives.

(b) Newco shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters (or terms no less favorable to Newco and no more conditional than the terms described therein as determined in the reasonable judgment of Newco), including by (i) maintaining in effect the Debt Commitment Letters until execution and delivery of the definitive documentation contemplated by such Debt Commitment Letters (such documentation, as contemplated by the current versions of the Debt Commitment Letters, the “Senior Secured Credit Agreement” and the “Bridge Agreement” and the date such facilities are executed and delivered, the “Credit Agreement Effective Date” and the “Bridge Agreement Effective Date”, as applicable), (ii) negotiating and entering into the Senior Credit Agreement and Bridge Agreement with respect to the Debt Financing on the terms and conditions reflected in the Debt Commitment Letters or on other terms no less favorable, in the aggregate, to Newco at or prior to the earlier of the expiration of the Debt Commitment Letters or the Effective Time;

(iii) satisfying on a timely basis all conditions applicable to Newco and Merger Sub in the Debt Commitment Letters and the Senior Credit Agreement and Bridge Agreement that are within their control and (iv) enforcing its rights under the Debt Commitment Letters, the Senior Credit Agreement and the Bridge Agreement; provided, that, one or more Debt Commitment Letters, the Senior Secured Credit Agreement and/or the Bridge Agreement may be amended, restated, supplemented or otherwise modified or superseded to add one or more lenders, lead arrangers, bookrunners, agents or similar entities which had not executed the Debt Commitment Letters as of the date hereof, to increase the amount of indebtedness, to replace or modify one or more facilities with one or more new facilities or otherwise amend, supplement or modify the Debt Commitment Letters, Senior Secured Credit Agreement and/or the Bridge Agreement or otherwise (the “New Debt Financing Commitments”), provided that the New Debt Financing Commitments shall not: (A) expand or adversely amend the conditions to the Debt Financing set forth in the Debt Commitment Letters, in any material respect; (B) reasonably be expected to delay or prevent the Closing; or (C) reduce the aggregate amount of available Debt Financing (unless, in the case of this clause (C), replaced with an amount of new equity financing), if from new equity financing sources, only to the extent compliant with Section 6.4(c).   Upon and from and after each such event, the term “Debt Financing” as used in this Section 6.4 shall be deemed to mean the Debt Financing contemplated by the Debt Commitment Letters and Senior Secured Credit Agreement and Bridge Facility that are not so superseded at the time in question (including any such New Debt Financing Commitments) and, for purposes of this Section 6.4, references to “Debt Commitment Letters” and ‘‘Secured Credit Agreement” and “Bridge Agreement” shall include such documents amended, supplemented, modified or replaced in compliance with the terms of foregoing sentence and references to “Financing” shall include the Financing contemplated by the Financing Commitment Letters and the Senior Secured Credit Agreement and Bridge Agreement as permitted to be amended, modified or replaced by this Section 6.4(b) and references to “Debt Commitment Letters” shall include such documents as permitted to be amended, modified or replaced by this Section 6.4(b).   Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, the provisions of this Section 6.4(b) permitting amendment or replacement of the Debt Commitment Letters and the Senior Secured Credit Agreement or Bridge Agreement, as applicable, in the event the Credit Agreement Effective Date or Bridge Agreement Effective Date occurs prior to the Effective Time, Newco shall use its reasonable best efforts to maintain in effect the Senior Secured Credit Agreement from the Credit Agreement Effective Date through the Effective Time and the Bridge Agreement from the Bridge Agreement Effective Date through the Effective Time. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters or the Senior Secured Credit Agreement or Bridge Agreement for any reason, as promptly as practicable following the occurrence of such event Newco shall use its reasonable best efforts to obtain alternative financing from alternative sources (“Alternative Financing”) on terms that are not less favorable, in the aggregate, to Newco (as determined in the reasonable judgment of Newco) than the Debt Financing contemplated by the Debt Commitment Letters as promptly as practicable following the occurrence of such event. Newco shall keep the Company reasonably apprised as to the status of, and any material developments relating to, the Debt Financing. To the extent any solvency opinion is delivered to any of the Financing Sources under the Debt Commitment Letter, the Secured Credit Agreement or the Bridge Agreement, or to other lenders pursuant to an Alternative Financing, then a copy of such solvency opinion shall have been delivered to the Company and the Company Board, with such solvency letter either being expressly addressed to the Company and the Company Board or being in such form and manner as may be required in order that the members of the Company Board shall be entitled to rely upon such solvency letter as if such solvency letter were expressly addressed to the members of the Company Board.

(c) Newco shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Equity Financing, including by (i) maintaining in effect the Equity Commitment Letter and (ii) satisfying on a timely basis all conditions applicable to Newco in such Equity Commitment Letter that are within its control, if any. Newco shall keep the Company reasonably apprised as to the status of, and any material developments relating to, the Equity Financing. In furtherance of the provisions of Section 6.4(c), Newco and Merger Sub may enter into arrangements and agreements relating to the equity financing for the transactions contemplated by this Agreement to add other equity financing sources, provided that: (A) any new sources of equity financing are limited partners of the Guarantors or their Affiliates or are not stockholders of the Company; (B) the aggregate amount of the Equity Financing is not reduced; (C) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing (as determined in the reasonable judgment of Newco); (D) the arrangements and agreements would not diminish or release the obligations of the Guarantors to Newco or Merger Sub under the Equity Commitment Letters, adversely affect the rights of Newco or Merger Sub to enforce their rights against the Guarantors under the Equity Commitment Letters, or otherwise constitute a waiver or reduction of the rights of Newco or Merger Sub under the Equity Commitment Letters. Prior to the Effective Time, none of Newco, Merger Sub or any of their respective Affiliates shall enter into or make any binding Contracts or arrangements with any Person who is a stockholder of the Company concerning (i) contributions to be made to Newco or Merger Sub in connection with the transactions contemplated by this Agreement (including “rollover” contributions of Company Capital Stock to Newco or Merger Sub), (ii) the equity financing for the transactions contemplated by this Agreement, or (iii) the ownership of Newco, Merger Sub or the Surviving Corporation, except (A) with the prior written consent of the Company, which consent will not be unreasonably withheld or delayed, (B) any Person who is an Affiliate of, or limited partner of, Bain Capital or any of its Affiliates as of the date hereof, or (C) as set forth in the Financing Commitment Letters. Newco shall keep the Company reasonably informed regarding any discussions and negotiations with members of management of the Company regarding any contributions to be made by such Persons to Newco or Merger Sub in connection with the transactions contemplated by this Agreement (including “rollover” contributions of Company capital stock).

(d) Prior to the Effective Time, none of Newco, Merger Sub or any of their respective Affiliates shall enter into or make any Contracts, arrangements or understandings with any Person pursuant to which such Person agrees (i) to provide or otherwise make available debt financing (or to assist with the arrangement of debt financing) for the transactions contemplated by this Agreement to or for the benefit of Newco, Merger Sub, or any of their respective Affiliates on an exclusive basis, or (ii) to refrain from providing or making available debt financing (or to assist with the arrangement of debt financing) for the transactions contemplated by this Agreement to or for the benefit of any other Person.

6.5 Anti-Takeover Laws.   The Company, Newco and Merger Sub shall use their respective reasonable best efforts to take all actions necessary so that no state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement and, if any, anti-takeover statute is or becomes applicable, to use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

6.6 Notification of Certain Matters.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall give prompt notice to Newco and Merger Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such notice to include a reasonably detailed description of the fact, or the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which resulted in such untruth, inaccuracy or failure; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Newco and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Newco pursuant to this Section 6.6(a).

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Newco shall give prompt notice to the Company upon becoming aware that any representation or warranty made by it or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Newco or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such notice to include a reasonably detailed description of the fact, or the occurrence or non-occurrence of any event or circumstance the occurrence or non-occurrence of which resulted in such untruth, inaccuracy or failure; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Newco and Merger Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further, that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.6(b).

6.7 Public Statements and Disclosure.   The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed by each of Newco and the Company. None of the Company, on the one hand, or Newco and Merger Sub, on the other hand, hereby shall issue any public release or make any public announcement or disclosure concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release, announcement or disclosure may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.7 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company pursuant to Section 5.3(b).

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) Newco shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification Contracts between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”). In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of directors and officers (and any other employees or agents who otherwise would be entitled to similar benefits thereunder pursuant to the terms thereof in effect on the date hereof), in each case in their respective capacities as such, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b) Without limiting the generality of the provisions of Section 6.8(a), the Surviving Corporation and its Subsidiaries shall (and Newco shall cause the Surviving Corporation and its Subsidiaries to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates occurring at or prior to the Effective Time, or (ii) any of the transactions contemplated by this Agreement, in each case regardless of whether such claim, proceeding, investigation or inquiry is made, occurs or arises prior to, at or after the Effective Time. In the event of any such claim, proceeding, investigation or inquiry, (A) the Surviving Corporation and Newco shall have the right (but not the obligation) to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, Newco will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Person shall be entitled to retain his or her own counsel, which counsel shall be reasonably satisfactory to Newco and the Surviving Corporation, whether or not Newco shall elect to control the defense of any such claim, proceeding, investigation or inquiry, (C) the Surviving Corporation shall (and Newco shall cause the Surviving Corporation to) pay all reasonable fees and expenses of any counsel retained by an Indemnified Person, promptly after statements therefor are received, whether or not Newco shall elect to control the defense of any such claim, proceeding, investigation or inquiry, and (D) neither Newco or the Surviving Corporation on the one hand nor any Indemnified Person on the other hand shall be liable for any settlement effected without his or her prior express written consent. Notwithstanding anything to the contrary set forth in this Section 6.8(b) or elsewhere in this Agreement, the Surviving Corporation and Newco shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties for any Indemnified Parties in any jurisdiction with respect to any single action) except to the extent that two or more of such Indemnified Parties shall have actual material conflict of interest in such action.

(c) Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Newco and the Surviving Corporation shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Newco and the Surviving Corporation under the first sentence of this Section 6.8(c) for so long as such “tail” policy shall be maintained in full force and effect. In the event that the Company does not so purchase a “tail” policy prior to the Effective Time, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Newco and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.8(c), Newco and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.8(c) of the Company Disclosure Letter), provided that that if the annual premiums of such insurance coverage exceed such amount, Newco and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium.

(d) If Newco or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Newco and the Surviving Corporation set forth in this Section 6.8.

(e) The obligations set forth in this Section 6.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.8(c) (and their heirs and representatives)) under this Section 6.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(f) The obligations and liability of Newco, the Surviving Corporation and their respective Subsidiaries under this Section 6.8 shall be joint and several.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9 Confidentiality.   Newco, Merger Sub and the Company hereby acknowledge that Newco and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of Newco, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Closing Date, of each of the following conditions:

(a) Requisite Stockholder Approval.   The Requisite Stockholder Approval shall have been obtained.

(b) Requisite Regulatory Approvals.   (i) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated, (ii) any waiting periods (and extensions thereof) applicable to the transactions contemplated by this Agreement under the Antitrust Laws set forth in Schedule 7.1(b) shall have expired or been terminated, and (iii) the clearances, consents, approvals, orders and authorizations of Governmental Authorities set forth in Schedule 7.1(b) shall have been obtained.

(c) No Legal Prohibition.   No court of competent jurisdiction or other Governmental Authority shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

7.2 Conditions to the Obligations of Newco and Merger Sub.   The obligations of Newco and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by Newco:

(a) Representations and Warranties.   The representations and warranties of the Company set forth in this Agreement set forth in (i) Section 3.1, Section 3.2, Section 3.5, Section 3.25, Section 3.27 and Section 3.28 shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties set forth in such Sections that address matters only as of a particular date, which shall have been true and correct in all material respects only as of such particular date), (ii) Section 3.7 and Section 3.9(f) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties set forth in such Sections that address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in the case of this clause (ii) (including the parenthetical herein) for such inaccuracies as do not, individually or in the aggregate, exceed $15,000,000, and (iii) the representations and warranties in all Sections of this Agreement other than those Sections specifically referred to above shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except for those representations and warranties set forth in such Sections that address matters only as of a particular date, which shall have been true and correct only as of such particular date), except in the case of clause (iii) (including the parenthetical herein) for any failure to be so true and correct which has not had and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Agreement for purposes of clause (iii) of this Section 7.2(a), all “Company Material Adverse Effect” qualifications and all qualifications and exceptions with respect to materiality (but not dollar thresholds) set forth in such representations and warranties shall be disregarded.

(b) Performance of Obligations of the Company.   The Company shall have performed in all material respects the obligations that are to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate.   Newco and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Material Adverse Effect.   No Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing and that shall have had or be reasonably expected to have a Company Material Adverse Effect.

7.3 Conditions to the Company’s Obligations to Effect the Merger.   The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties.   The representations and warranties of Newco and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement, and (ii) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Newco and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b) Performance of Obligations of Newco and Merger Sub.   Each of Newco and Merger Sub shall have performed in all material respects the obligations that are to be performed by them under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate.   The Company shall have received a certificate of Newco and Merger Sub, validly executed for and on behalf of Newco and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination.   Notwithstanding the prior adoption of this Agreement by the Company Stockholders in accordance with the DGCL, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Newco and the Company; or

(b) by either Newco or the Company, if the Merger shall have not been consummated by April 28, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this

Section 8.1(b) shall not be available to any party hereto whose actions in breach of this Agreement or failure to take action in breach of this Agreement has been the principal cause of or resulted in any of the conditions to the Merger set forth in Article VII having failed to be satisfied prior to the Termination Date; or

(c) by either Newco or the Company if any court of competent jurisdiction or other Governmental Authority shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making Merger illegal or which has the effect of prohibiting or otherwise preventing the Merger, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto unless such party shall have used its reasonable best efforts to contest, appeal and remove such Order; and provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a party whose actions in breach of this Agreement or failure to take action in breach of this Agreement was the principal cause of, or resulted in, the passage of such Law or the issuance of such Order; or

(d) by either Newco or the Company, if the Company shall have failed to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any postponement or adjournment thereof); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if it or its Subsidiaries or Representatives has materially violated Section 5.2, Section 5.3, Section 5.4 or Section 6.3 hereof; or

(e) by the Company, in the event that Newco and/or Merger Sub shall have breached or otherwise violated any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Newco and Merger Sub set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.3(a) or Section 7.3(b) are not capable of being satisfied (with or without cure of such breach or violation) by the Termination Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied; or

(f) by the Company, in the event that (i) all of the conditions to the obligations of Newco and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived (to the extent permitted hereunder) and (ii) Newco and Merger Sub shall have breached their obligation to cause the Merger to be consummated pursuant to Section 2.2; or

(g) by the Company, in the event that (i) all of the conditions to the obligations of Newco and Merger Sub to consummate the Merger set forth in Section 7.1 and Section 7.2 have been satisfied or waived (to the extent permitted hereunder), (ii) the Debt Financing contemplated by the Debt Commitment Letters, Senior Secured Credit Agreement and/or Bridge Agreement (or any replacement, amended, modified or alternative Debt Commitment Letters, Senior Secured Credit Agreement and/or Bridge Agreement permitted by Section 6.4(b)) has funded or would be funded pursuant to the terms and conditions set forth in such Debt Commitment Letters, Senior Secured Credit Agreement and/or Bridge Agreement upon funding of the Equity Financing contemplated by the Equity Commitment Letters; (iii) Newco and Merger Sub shall have breached their obligation to cause the Merger to be consummated pursuant to Section 2.2 and (iv) a U.S. Federal regulatory agency (that is not an antitrust regulatory agency) has not informed Newco, Merger Sub or the Company that it is considering taking action to prevent the Merger unless the parties or any of their Affiliates agree to satisfy specified conditions (which may but need not include divestiture of a material portion of the Company’s business) other than as contemplated by Section 5.5 of the Company Disclosure Schedule, or such regulatory agency has informed the parties that it is no longer considering such action; or

(h) by Newco, in the event that the Company shall have breached or otherwise violated any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Merger set forth in Section 7.2(a) or Section 7.2(b) are not capable of being satisfied (with or without cure) by the Termination Date; provided, however, that Newco shall not have the right to terminate this Agreement pursuant to this Section 8.1(h) if it is then in breach of any representations, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied; or

(i) by the Company pursuant to Section 5.3(a); or

(j) by Newco, in the event that (i) the Company Board or any committee of the Company Board shall have for any reason effected a Recommendation Change; (ii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (iii) a tender offer or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced and, within five (5) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have issued a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, or (iv) the Company fails to hold a stockholder vote with respect to the adoption of this Agreement in accordance with the DGCL at the Company Stockholder Meeting within thirty (30) days of the mailing of the Proxy Statement; or (v) the Company Board shall have failed to publicly reconfirm the Company Board Recommendation prior to receipt of the Requisite Stockholder Approval, within two (2) Business Days of a written request from Newco to do so; provided that Newco shall not be entitled to terminate this Agreement pursuant to this clause (v) within the five-Business Day period contemplated by clause (iii) above.

8.2 Notice of Termination; Effect of Termination.   Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 6.8, this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement, and (b) subject to the terms of Section 8.3(f) and Section 8.3(g), nothing herein shall relieve any party or parties hereto, as applicable, from liability for any willful breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms and the terms of Section 6.9.

8.3 Fees and Expenses.

(a) General.   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses, whether or not the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Newco or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, within two Business Days after demand by Newco, in the event that (A) Newco or the Company terminate this Agreement pursuant to Section 8.1(b); (B) the failure of the Merger to be consummated by the Termination Date is not the result of actions taken by Newco or Merger Sub in breach of this Agreement or any failure to take action by Newco or Merger Sub in breach of this Agreement, which breach has resulted in a failure to satisfy the conditions set forth in Section 7.1(b), Section 7.1(c), Section 7.3(a) or Section 7.3(b)); (C) at the time of such termination, the closing conditions set forth in Section 7.1(b) and Section 7.1(c) are capable of being satisfied or would be capable of being satisfied but for actions taken by the Company in breach of this Agreement or any failure to take action by the Company in breach of this Agreement; and (D) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b), (1) a Competing Acquisition Transaction shall have been publicly announced, disclosed or communicated and not withdrawn, (2) a Person or group shall have publicly disclosed an intention to make, propose or communicate a proposal for a Competing

Acquisition Transaction and not withdrawn such intention, or (3) a proposal for a Competing Acquisition Transaction shall have become publicly known and not withdrawn, and (D) within twelve months following the termination of this Agreement pursuant to Section 8.1(b), the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated.

(ii) The Company shall pay to Newco or its designee the Company Termination Fee (less any Transaction Expenses, if any, previously paid to Newco or its designees by the Company pursuant to Section 8.3(b)(v)), by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, within two Business Days after demand by Newco, in the event that (A) Newco or the Company terminate this Agreement pursuant to Section 8.1(d), (B) following the execution and delivery of this Agreement and prior to the Company Stockholder Meeting (or any postponement or adjournment thereof), (1) an Acquisition Transaction shall have been publicly announced, disclosed or communicated and not withdrawn, (2) a Person or group shall have disclosed an intention to make, propose or communicate a proposal for an Acquisition Transaction and not withdrawn such proposal or intention or (3) a proposal for an Acquisition Proposal shall have become publicly known and not withdrawn, and (C) within twelve months following the termination of this Agreement pursuant to Section 8.1(d), the Company enters into a definitive agreement providing for a Competing Acquisition Transaction and such Competing Acquisition Transaction is subsequently consummated.

(iii) The Company shall pay to Newco or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, prior to and as a condition to the effectiveness of any termination, in the event that the Company terminates this Agreement pursuant to Section 5.3(a) or Section 8.1(i).

(iv) The Company shall pay to Newco or its designee the Company Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Newco, within two Business Days after demand by Newco, in the event that Newco terminates this Agreement pursuant to Section 8.1(j).

(v) In the event that Newco or the Company terminates this Agreement pursuant to Section 8.1(d), then in any such event, the Company shall pay Newco or its designee within two (2) Business Days following delivery by Newco of an invoice therefor, all out-of-pocket fees and expenses incurred by Newco or Merger Sub in connection with the transaction contemplated by this Agreement, including the Financing (the “Transaction Expenses”); provided that the Company shall not be required to pay more than an aggregate of $20,000,000 in Transaction Expenses pursuant to this Section 8.1(b)(v).

(c) Newco Payments.

(i) Newco shall pay to the Company the Newco Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two Business Days after demand by the Company, in the event that the Company terminates this Agreement pursuant to Section 8.1(f).

(ii) Newco shall pay to the Company the Newco Default Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two Business Days after demand by the Company, in the event that the Company terminates this Agreement pursuant to Section 8.1(g).

(iii) Newco shall pay to the Company the Newco Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by the Company, within two Business Days after demand by the Company, in the event that (i) the Company terminates this Agreement pursuant to Section 8.1(b), (ii) all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied on such date (except with respect to the conditions set forth in Section 7.1(c) as specifically set forth in clause (iii)) and (iii) a U.S. Federal regulatory agency (that is not an antitrust regulatory agency) has informed Newco, Merger Sub or the Company (or their Representatives) that it intends to take action to prevent the Merger.

(d) Single Payment Only.   The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Default Fee or the Company Termination Fee on more than one occasion (for the avoidance of doubt, the Newco Termination Fee and the Newco Default Fee shall be viewed as one fee for purposes of this provision, such that if Newco is required to pay one such fee, in no event shall it be obligated to pay the other fee) and in no event shall Newco be required to pay the Newco Termination Fee on more than one occasion.

(e) Enforcement.   The parties hereto acknowledge and hereby agree that the covenants and agreements set forth in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties hereto would not have entered into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. If the Company fails to pay as directed in writing by Newco any amounts due to Newco pursuant to this Section 8.3, or Newco fails to pay the Company any amounts due to the Company pursuant to this Section 8.3, in either case within the time periods specified in this Section 8.3, then the Company or Newco, as applicable, shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Newco or the Company, as applicable, in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(f) Liquidated Damages.

(i) In the event that Newco shall receive the Company Termination Fee pursuant to Section 8.3(b), such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Newco, Merger Sub or any other Person in connection with the matter forming the basis for such termination, and none of Newco, Merger Sub or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company arising out of such matters.

(ii) In the event that the Company receives the Newco Termination Fee or the Newco Default Fee pursuant to Section 8.3(c), such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, its Subsidiaries, or any other Person in connection with the matter forming the basis for such termination, and none of the Company, its Subsidiaries or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company arising out of such matters.

(g) Remedies.

(i) Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, the Company’s right to receive the Newco Termination Fee or the Newco Default Fee from Newco or the Guarantors pursuant to the Limited Guarantees in respect thereof (plus amounts due under Section 8.3(e), if any) shall be the sole and exclusive remedy of the Company and its Subsidiaries against Newco, Merger Sub, the Guarantors or any of their respective former, current or future general or limited partners, directors, officers, employees, agents, managers, members, Affiliates, stockholders, assignees or representatives of any of the foregoing (each a “Specified Person”) for any loss or damage suffered by the Company as a result of the failure of the Merger to be consummated, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount none of Parent, Merger Sub, the Guarantors or any of their former or future general or limited partners, stockholders, managers, members, directors, officers, Affiliates or other Specified Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereunder.

(ii) Notwithstanding anything to the contrary herein (except as set forth in Section 9.7), except in the case of fraud, Newco’s right to receive the Company Termination Fee pursuant to Section 8.3 (plus amounts due under Section 8.3(e), if any) in circumstances in which the Company Termination Fee is payable, or to recover damages from the Company in circumstances in which a Company Termination Fee is not payable, shall be the sole and exclusive remedies of Newco, Merger Sub and their respective Affiliates against the Company and its Subsidiaries and any of their respective current, former or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, the “Company Related Parties”) for the loss suffered as a result of the failure of the Merger to be consummated, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions arising hereunder.

8.4 Amendment.  Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Newco, Merger Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders without such approval.

8.5 Extension; Waiver.   At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival.   The representations and warranties of the Company, Newco and Merger Sub contained in this Agreement shall terminate at the Effective Time. The covenants of the Company, Newco and Merger Sub that by their terms survive the Effective Time shall so survive the Effective Time and the provisions of Section 8.3, Section 9.9 and Section 9.10 shall survive the Effective Time. If this Agreement is terminated pursuant to Article VIII, the provisions of Article VIII and Article IX shall survive such termination.

9.2 Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Newco or Merger Sub, to:

Diamond II Holdings, Inc.
c/o Bain Capital Partners, LLC
111 Huntington Avenue
Boston, MA 02199
Attention: General Counsel
Telecopy No.: (617) 516-2010

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Howard S. Glazer, Esq.
Telecopy No.: (617) 951-7050

(b) if to the Company, to:

350 Campus Drive
Marlborough, MA 01752
Attention: Executive Vice President and Chief Legal and Administrative
Officer and Secretary
Telecopy No.: (508) 323-1044

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050

Attention:	Larry W. Sonsini, Esq.
Katharine Martin, Esq.
Telecopy No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market Street
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Michael S. Ringler
Telecopy No.: (415) 947-2099

9.3 Assignment.   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Newco and Merger Sub may assign this Agreement to any of their Affiliates (provided that such assignment shall not (a) affect the obligations of any Affiliate who has committed to provide Equity Financing under the applicable Equity Financing Letter or the Guarantors under the Limited Guarantees or (b) impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement). No assignment by any party shall relieve such party of any of its obligations hereunder.

9.4 Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Limited Guarantees, the Company Disclosure Letter and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties and their Affiliates with respect to the subject matter hereof; provided, however, the Confidentiality Agreement, the Limited Guarantees and the Financing Commitment Letters shall not be superseded. Without limiting the generality of the foregoing, (a) Newco and Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except for the Company’s representations and warranties in Article III, and that they are not relying and have not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article III, and (b) the Company acknowledges that Newco and Merger Sub have not made and are not making any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or any other matter, except as provided in Article IV, and that it is not relying and has not relied on any representations or warranties, express or implied, of any Person regarding the subject matter of this Agreement or any other matter, except as provided in Article IV.

9.5 Third Party Beneficiaries.   Except as set forth in or contemplated by the terms and provisions of the final sentence of Section 6.4(a) and Section 6.8, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

9.6 Severability.   In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Specific Performance..   The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company in accordance with its specific terms or were otherwise breached and that, prior to termination pursuant to Section 8.1, Newco and Merger Sub shall be entitled to specific performance of the terms hereof. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, of any of its covenants or obligations set forth in this Agreement Newco and Merger Sub shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the Company and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company under this Agreement, in addition to any other remedy that may be available at law or in equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Newco or Merger Sub and that the Company’s sole and exclusive remedy with respect to such breach shall be the remedy set forth in Section 8.3(c), in accordance with Section 8.3(f)(ii) and Section 8.3(g)(i).

9.8 Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

9.9 Consent to Jurisdiction.   Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within New Castle County, State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

9.10 WAIVER OF JURY TRIAL.   EACH OF NEWCO, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF NEWCO, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.11 Company Disclosure Letter References.   The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.12 Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

DIAMOND II HOLDINGS, INC.

By:	/s/ Craig Boyce
Name:     Craig Boyce

Title:	Vice President & Treasurer

DIAMOND II ACQUISITION CORP.

By:	/s/ Craig Boyce
Name:     Craig Boyce

Title:	Vice President & Treasurer

3COM CORPORATION

By:	/s/ Neal D. Goldman
Name:     Neal D. Goldman

Title:	Executive Vice President, Chief Administrative and Legal Officer and Secretary

Signature Page to Agreement and Plan of Merger

ANNEX B

PERSONAL AND CONFIDENTIAL

September 28, 2007

Board of Directors
3Com Corporation
350 Campus Drive
Marlborough, MA 01752-3064

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of 3Com Corporation (the “Company”) of the $5.30 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of September 28, 2007 (the “Agreement”), by and among Diamond II Holdings, Inc. (“Diamond”), Diamond II Acquisition Corp., a wholly owned subsidiary of Diamond, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, portfolio companies of Bain Capital, LLC (“Bain”), an affiliate of Diamond, and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided and currently are providing certain investment banking and other financial services to the Company and its affiliates, including having acted as financial advisor to the Company in connection with its acquisition of TippingPoint Technologies Inc. in December 2004 and a minority interest in Huawei-3Com Co. Ltd. in November 2006; and as lead arranger with respect to secured term loan facilities provided to H3C Holdings Limited, an affiliate of the Company (aggregate principal amount $430,000,000), in May 2007. We have also provided and currently are providing certain investment banking services to Bain and its affiliates and portfolio companies, including having acted as joint lead arranger in connection with the provision of a committed financing package consisting of senior secured facilities, a mezzanine facility and a PIK loan facility (aggregate principal amount €799,500,000) in connection with the acquisition by Bain of FCl SA in December 2005; as lead arranger in connection with the leveraged recapitalization of Brenntag AG, a former portfolio company of Bain (“Brenntag”), in January 2006; as co-financial advisor to Brenntag in connection with its sale in September 2006; as financial advisor to Bain in connection with its sale of Houghton Mifflin Holding

B-1

Company, Inc. to HM Rivergroup PLC in December 2006; and as financial advisor to Bain in connection with its sale of Front Line Management to IAC/InteractiveCorp in June 2007. We also may provide investment banking and other financial services to the Company, Bain and its portfolio companies, and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation. In addition, affiliates of Goldman, Sachs & Co. have co-invested with Bain and its affiliates from time to time and may do so in the future, and such affiliates of Goldman, Sachs & Co. also have invested and may invest in the future in limited partnership interests of affiliates of Bain, including those that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended May 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by the management of the Company (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their views of the risks and uncertainties associated with achieving the Forecasts. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the communications technology industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Diamond or the ability of the Company or Diamond to pay its obligations when they come due. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $5.30 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the

Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF STOCKHOLDERS The stockholder(s) hereby appoint(s) Edgar Masri and Neal D. Goldman, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock that the stockholder(s) is/are entitled to vote at the special meeting to be held at , at a.m. local time, at the Company’s headquarters, 350 Campus Drive, Marlborough, Massachusetts 01752-3064, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE MERGER AGREEMENT, AND FOR THE PROPOSAL TO ADJOURN OR POSTPONE THE MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Comments: (If you noted any comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or special meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.c/o American Stock Transfer & Trust Co. 59 Maiden Lane New York, NY 10038ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by 3Com Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.Broadridge Financial Solutions, Inc. Attention:Test Print 51 Mercedes Way Edgewood, NY 11717VOTE BY TELEPHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or special meeting date. Have your proxy card in hand when you and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to 3Com Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. 3COM CORPORATION Vote on ProposalsForAgainstAbstain1. Adoption of Merger Agreement. To adopt the Agreement and Plan of Merger, dated as of September 28, 2007, by and among 3Com Corporation, Diamond II Holdings, Inc., and Diamond II Acquisition Corp. an independent wholly-owned subsidiary of Diamond II Holdings, Inc.2. Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. Mark box at right if comments have been noted on the reverse side of this card.Please indicate if you plan to attend this meeting.Yes No HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household. Signature [PLEASE SIGN WITHIN BOX]DateSignature (Joint Owners) [PLEASE SIGN WITHIN BOX]Date